         As filed with the Securities and Exchange Commission on  August 4, 1998
                                                     Registration No. 333- 57623


--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------
                                IBL Bancorp, Inc.
--------------------------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)



     Louisiana                               6711                       72- 1421499
------------------------------     ----------------------------     -------------------
(State or Jurisdiction of          (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)      Identification No.)



                              23910 Railroad Avenue
                           Plaquemine, Louisiana 70764

                                 (504) 687-6337
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                            G. Lloyd Bouchereau, Jr.
                      President and Chief Executive Officer
                                IBL Bancorp, Inc.
                              23910 Railroad Avenue
                           Plaquemine, Louisiana 70764
                                 (504) 687-6337
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

     Gerald F. Heupel, Jr., Esq.                      John F. Breyer, Jr., Esq.
       Raymond A. Tiernan, Esq.                       Victor L. Cangelosi, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.                    Breyer & Aguggia LLP
  734 15th Street, N.W., 12th Floor                      1300 I Street, N.W.
        Washington, D.C. 20005                              Suite 470 East
            (202) 347-0300                              Washington, D.C. 20005
                                                            (202) 737-7900

                              ---------------------

        Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


Title of Each Class of                                     Proposed Maximum           Proposed Maximum            Amount of
   Securities to be             Dollar Amount               Offering Price               Aggregate              Registration
      Registered               to be Registered               Per Share              Offering Price(1)               Fee
----------------------         -----------------           -----------------         ------------------         ------------
Common Stock, par              317,400 shares(2)                $10.00                   $3,174,000                $936.33
value $.01 per share
----------------------         -----------------                ------                   ----------                -------


     (1)  Estimated solely for the purpose of calculating the registration fee.
     (2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Disclosure alternative used (check one):  Alternative 1      Alternative 2  X
                                                        ----               ---
--------------------------------------------------------------------------------

PROSPECTUS

                                IBL BANCORP, INC.


   (Proposed Holding Company for The Iberville Building and Loan Association)
        Minimum of 204,000 and Maximum of 276,000 Shares of Common Stock
                  (Subject to Increase to Up to 317,400 Shares)
                                $10.00 per Share


      IBL Bancorp, Inc. (the "Company"), a Louisiana corporation, is offering a minimum of 204,000 shares and a maximum of 276,000 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of The Iberville Building and Loan Association ("Iberville" or the "Association") from a Louisiana-chartered mutual association to a Louisiana-chartered stock association pursuant to the Association's plan of conversion (the "Plan" or "Plan of Conversion"). Under certain circumstances, the Company may increase the amount of Common Stock offered hereby to up to 317,400 shares. The simultaneous conversion of the Association to stock form, the issuance of the Association's stock to the Company and the offer and sale of the Common Stock by the Company are referred to herein as the "Conversion."

      Nontransferable rights to subscribe for the Common Stock have been granted, in order of priority, to certain depositors of the Association, to the Company's Employee Stock Ownership Plan ("ESOP"), to certain other depositors and borrowers of the Association, and to directors, officers and employees of the Association, subject to the limitations described herein (the "Subscription Offering"). Subject to the exercise of such priority subscription rights, the Company may elect to offer the shares of Common Stock not subscribed for in the Subscription Offering, if any, for sale in a community offering (the "Community Offering") commencing prior to or upon completion of the Subscription Offering (collectively, the "Offerings"). The purchase price in the Offerings is $10.00 per share (the "Purchase Price").


      It is unlikely that an active and liquid trading market for the Common Stock will develop. See "Risk Factors Absence of Market for the Common Stock." FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 16.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY OTHER
         FEDERAL AGENCY OR STATE SECURITIES COMMISSION, NOR HAS ANY SUCH
            COMMISSION, OFFICE OR AGENCY PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                 Estimated
                                                                Underwriting            Estimated
                                        Subscription           Fees and Other              Net
                                          Price(1)              Expenses(2)            Proceeds(3)
-----------------------------            ----------               --------              ----------
Minimum Per Share                          $10.00                  $1.84                  $8.16
-----------------------------            ----------               --------              ----------
Midpoint Per Share                         $10.00                   $1.56                 $8.44
-----------------------------            ----------               --------              ----------
Maximum Per Share                          $10.00                  $1.36                  $8.64
-----------------------------            ----------               --------              ----------
Maximum Per Share, as adjusted             $10.00                  $1.18                  $8.82
-----------------------------            ----------               --------              ----------
Total Minimum(1)                         $2,040,000               $375,000              $1,665,000
-----------------------------            ----------               --------              ----------
 Total Midpoint(1)                       $2,400,000               $375,000              $2,025,000
-----------------------------            ----------               --------              ----------
Total Maximum(1)                         $2,760,000               $375,000              $2,385,000
-----------------------------            ----------               --------              ----------
Total Maximum, as adjusted(4)            $3,174,000               $375,000              $2,799,000
-----------------------------            ----------               --------              ----------
-----------------------------            ----------               --------              ----------



                                                        (Footnotes on next page)

                            TRIDENT SECURITIES, INC.

                 The date of this Prospectus is August __, 1998.

----------

(Footnotes from page 1)

(1) Determined in accordance with an independent appraisal prepared by Ferguson & Company ("Ferguson") dated June 5, 1998, which states that the estimated pro forma market value of the Common Stock ranged from $2,040,000 to $2,760,000 (the "Estimated Valuation Range"), or between 204,000 and 276,000 shares of Common Stock at the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Company and the Association arising from the Conversion, including a marketing fee of $75,000 and expenses of up to $37,500 to be paid to Trident Securities, Inc. ("Trident") in connection with the Offerings. The fee and expenses to be paid to Trident may be deemed to be underwriting fees and expenses. See "The Conversion - Marketing Arrangements." The actual fees and expenses may vary from the estimates. See "Pro Forma Data."

(3) Actual net proceeds may vary substantially from estimated amounts. Includes the purchase of shares of Common Stock by the ESOP, which initially will be deducted from the Company's stockholders' equity. For the effects of such purchase, see "Capitalization" and "Pro Forma Data."

(4) Reflects a 15% increase in the Estimated Valuation Range, which may occur without a resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.


     The Subscription Offering will close at 12:00 noon, Central Time, on September __, 1998 (the "Expiration Date"), unless extended by the Company and the Association, with regulatory approval if necessary, as will the Community Offering unless extended. Any Community Offering must be completed within 45 days after the close of the Subscription Offering, or November __, 1998, unless extended by the Company and the Association, with regulatory approval if necessary. No single extension can exceed 90 days, and the extensions may not go beyond September __, 2000. Orders submitted are irrevocable until the completion or termination of the Conversion; provided that, if the Conversion is not completed within the 45-day period referred to above, unless such period has been extended, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Any extension of the Offerings will be conducted in accordance with the terms described herein. See "The Conversion--Subscription Offering and Subscription Rights."


     Purchase Limitations. With the exception of the ESOP, the maximum amount that any person (including all persons on a joint account) may purchase in any particular priority category in the Offerings is generally limited to $60,000 or 6,000 shares of Common Stock (subject to adjustment). No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $100,000 or 10,000 shares of Common Stock in the Conversion (subject to adjustment). The minimum purchase is 25 shares. See "The Conversion -Limitations on Common Stock Purchases."

     Required Approvals. The consummation of the Conversion is subject to the receipt of various regulatory approvals and the approval of the members of the Association.

          [Map to be inserted which shows the State of Louisiana, with an enlargement of Iberville and West Baton Rouge Parishes
                       showing Baton Rouge and Plaquemine]

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                     SUMMARY

     This summary is qualified in its entirety by the more detailed information regarding the Association and the Financial Statements of the Association and notes thereto appearing elsewhere in this Prospectus.

IBL Bancorp, Inc.

     IBL Bancorp, Inc. is a Louisiana corporation organized in June 1998 by the Association for the purpose of becoming a unitary savings and loan holding company of the Association. The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Association, the Company's loan to the ESOP, and the remainder of the net Conversion proceeds retained by the Company. The business and management of the Company will initially primarily consist of the business and management of the Association. See "Business" and "Regulation--The Company."

     The Company's executive office is located at the home office of the Association at 23910 Railroad Avenue, Plaquemine, Louisiana 70764, and its telephone number is (504) 687-6337.

The Iberville Building and Loan Association

     Iberville is a Louisiana-chartered mutual building and loan association that was originally formed in 1915. Iberville conducts business from its office in Plaquemine, Louisiana. At March 31, 1998, Iberville had $22.8 million of total assets, $21.1 million of total liabilities, including $20.5 million of deposits, and $1.7 million of retained earnings (representing 7.3% of total assets).


     Iberville is primarily engaged in attracting deposits from the general public and using those funds to originate loans secured primarily by single-family residences (one-to-four units) located in its primary market area of Iberville and West Baton Rouge Parishes in Louisiana. The Association's single-family residential loans amounted to $11.5 million or 67.2% of the Association's total loan portfolio and 50.6% of total assets at March 31, 1998. To a lesser extent, the Association originates consumer loans, which amounted to $4.0 million or 23.3% of the total loan portfolio at such date, and purchases mortgage-backed securities, which amounted to $4.0 million at March 31, 1998. Iberville also originates single-family construction loans, commercial real estate loans and land loans to a limited extent, which loans amounted to 2.5%, 5.4% and 1.7%, respectively, of the total loan portfolio at March 31, 1998.




     Iberville is a community-oriented savings institution which emphasizes retail lending and deposit products, customer service and convenience. The Association generally has sought to achieve long-term financial strength and stability by (i) increasing the amount and stability of its net interest income,
(ii) managing its assets and liabilities to reduce its vulnerability to changes in interest rates, and (iii) maintaining a low level of non-performing assets. Highlights of Iberville's business strategy include the following:


     Emphasis on Traditional Lending and Investment Activities. Iberville's primary lending emphasis is the origination of loans secured by first liens on single-family residences and, to a lesser extent, consumer loans, such as home equity and improvement loans and automobile loans. The Association intends to continue to emphasize the origination of single-family residential loans and consumer loans. At March 31, 1998, the Association's net loans amounted to $16.4 million or 72.1% of the Association's total assets. In addition, $4.0 million or 17.6% of Iberville's total assets at March 31, 1998 consisted of mortgage-backed securities, which are backed by single-family residential loans.


     Interest Rate Risk Management. The primary elements of Iberville's strategy to manage its interest rate risk include (i) emphasizing the origination of adjustable-rate mortgages ("ARMs"), (ii) purchasing adjustable-rate mortgage-backed securities, (iii) since mid-1996, originating 15-year, fixed-rate single-family residential loans to meet customer demand, and (iv) maintaining lower-costing passbook and negotiable order of withdrawal ("NOW") accounts. Based upon certain repricing assumptions, the Association's interest-earning assets repricing or maturing within one year exceeded its interest-bearing liabilities with similar characteristics by $3.3 million or 14.4% of total assets at March 31, 1998.



     Emphasis on Retail Deposits. The Association's liability strategy emphasizes retail deposits primarily obtained from persons in its market area. The Association's lower-costing passbook savings and NOW accounts aggregated $5.5 million or 27.0% of the Association's total deposits at March 31, 1998. For the three months ended March 31, 1998, the average rate paid on the Association's passbook savings and NOW accounts amounted to 2.74%, as compared to the average rate paid on the Association's certificates of deposits of 4.99% during such period.


     Asset Quality. Total non-performing assets were 0.72% of total assets at March 31, 1998 compared to 1.48% and 1.24% of total assets at December 31, 1997 and 1996, respectively. Non-accruing single-family residential loans and consumer loans represented 100% of the total non-performing assets at March 31, 1998 and December 31, 1997 and 1996. At March 31, 1998, the Association's allowance for loan losses equalled $403,000, representing 2.4% of total loans outstanding and 246% of total non-accruing loans.


     Maintain Sufficient Levels of Regulatory Capital. At March 31, 1998, Iberville's tangible, core and risk-based capital ratios amounted to 7.34%, 7.34% and 15.47%, respectively, which exceeded the minimum requirements of 1.5%, 3.0% and 8.0% by $1.3 million, $1.0 million and $886,000, respectively. The Conversion will further increase Iberville's regulatory capital, as the Association's pro forma tangible capital ratio will increase to 10.20% if shares are sold at the midpoint of the Estimated Valuation Range. The pro forma capital levels may initially result in the Company's return on equity being below the industry average. See "Risk Factors--Low Return on Equity Following the Conversion; Uncertainty as to Future Growth Opportunities." To manage its capital levels, the Company intends to consider stock repurchases and/or returns of capital as soon as permissible following the Conversion. See "Use of Proceeds."



     For selected summary information as of June 30, 1998, see "Summary of Recent Developments."


     The Association is subject to examination and comprehensive regulation by the Louisiana Office of Financial Institutions ("OFI"), which is the Association's chartering authority, and by the Office of Thrift Supervision ("OTS"), which is the Association's primary federal regulator. The Association is also regulated by the Federal Deposit Insurance Corporation ("FDIC"), which insures its deposits up to applicable limits. Such regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of depositors and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The Association is also a member of the Federal Home Loan Bank ("FHLB") of Dallas, which is one of the 12 banks which comprise the FHLB System. The Association is further subject to regulations of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") governing reserves required to be maintained against deposits and certain other matters.

     Iberville's executive office is located at 23910 Railroad Avenue, Plaquemine, Louisiana 70764, and its telephone number is (504) 687-6337.

The Conversion

     On April 7, 1998, the Board of Directors of the Association adopted the Plan of Conversion pursuant to which the Association is converting from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association, all the common stock of which will be acquired by the Company in exchange for 50% of the net Conversion proceeds. The other 50% of the net Conversion proceeds will be retained by the Company. The Plan of Conversion was subsequently amended by the Board of Directors on June 16, 1998. The Conversion is subject to OTS and OFI approval, which have been conditionally received, and is subject to approval of the Association's members at a special meeting to be held for this purpose on September __, 1998. In addition, the Company has received the conditional approval of the OTS and the OFI to become a savings and loan holding company and as such will be subject to regulation by the OTS. See "Use of Proceeds" and "The Conversion."



     Upon completion of the Conversion, depositors and mortgage loan borrowers will no longer be entitled to vote as members of the Association. Instead, all voting rights in the Association will be held by the Company as the sole stockholder of the Association, and all voting rights with respect to the Company will be held by the holders of the Common Stock.


The Offerings


     Pursuant to the Plan and in connection with the Conversion, the Company is offering up to 276,000 shares of Common Stock in the Offerings, which may be increased to up to 317,400 shares if the Estimated Valuation Range is increased by up to 15%. The Common Stock is first being offered in the Subscription Offering with nontransferable subscription rights being granted, in the following order of priority, to (i) depositors of the Association with account balances of $50.00 or more as of the close of business on December 31, 1996 ("Eligible Account Holders"), (ii) the ESOP, (iii) depositors of the Association with account balances of $50.00 or more as of the close of business on June 30, 1998 ("Supplemental Eligible Account Holders"), (iv) depositors of the Association as of the close of business on August __, 1998 (other than Eligible Account Holders and Supplemental Eligible Account Holders), and borrowers of the Association whose loans are secured by real estate as of the close of business on August __, 1998 ("Other Members"), and (v) directors, officers and employees of the Association (primarily for the benefit of any such persons who do not qualify in one of the above categories). All holders of a joint deposit account are deemed to be a single person for purposes of the subscription rights created by such joint account. Subscription rights will expire if not exercised by noon, Central Time, on September __, 1998, unless extended.


     Subject to the prior rights of holders of subscription rights, the Company may elect to offer any shares of Common Stock not subscribed for in the Subscription Offering in a Community Offering commencing prior to or upon completion of the Subscription Offering, with preference given to natural persons residing in Iberville Parish, Louisiana. Any Community Offering will commence at such time as the Company delivers a copy of this Prospectus to members of the general public who do not hold subscription rights. The Company and the Association reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date or any extension thereof.

     Payments for subscriptions made by cash, check or money order will be placed in a segregated account at the Association and will earn interest at the Association's passbook rate (3.0% as of the date of this Prospectus) from the date of receipt until the Conversion is completed or terminated. Payments authorized by withdrawal from deposit accounts at the Association will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. If a withdrawal is authorized to fund the purchase of Common Stock, the funds will be withdrawn upon consummation of the Conversion without penalty. Wire transfers into any account and payments from other private third parties will not be accepted for the purchase of Common Stock.

     The Company and the Association have retained Trident as consultant and advisor in connection with the Offerings and to assist in soliciting subscriptions in the Offerings. Trident is not obligated to take or purchase any shares of Common Stock in the Offerings. See "The Conversion--Subscription Offering and Subscription Rights," "- Community Offering" and "- Marketing Arrangements."

Restrictions on Transfer of Subscription Rights

     Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that the purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion--Restrictions on Transfer of Subscription Rights and Shares." Subscription rights are nontransferable and persons found to be attempting to transfer subscription rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the OTS. The Company and the Association intend to pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Purchase Limitations


     With the exception of the ESOP, which intends to purchase up to an aggregate of 8% of the number of shares of Common Stock issued in the Conversion (16,320 shares, 22,080 shares and 25,392 shares at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, respectively), the maximum amount that any person (including all persons on a joint account) may purchase in any priority category in the Subscription Offering, as well as in any Community Offering, is generally limited to $60,000 or 6,000 shares of Common Stock. No person, together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $100,000 or 10,000 shares of Common Stock sold in the Conversion as a whole, or 3.6% at the maximum of the Estimated Valuation Range. At any time during the Offerings, and without further approval by the members of the Association, the Company and the Association may in their sole discretion increase the individual purchase limitations up to 5% of the shares offered ($138,000 at the maximum of the Estimated Valuation Range). If a purchase limitation is increased, persons who submitted an order for 6,000 shares of Common Stock will be given the opportunity to increase their order. The purchase limitations may also be decreased to as low as 1% of the shares offered ($20,400 at the minimum of the Estimated Valuation Range). In the event of a decrease in the purchase limitation, any orders in excess of the revised purchase limitation will be reduced to the extent necessary. The minimum purchase is 25 shares. See "The Conversion--Limitations on Common Stock Purchases." In the event of an oversubscription, shares will be allocated in accordance with the Plan as described in "The Conversion Subscription Offering and Subscription Rights" and "- Community Offering."


     The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses and the fact that such persons have filed joint Schedule 13Ds with the Securities and Exchange Commission ("SEC") with respect to other companies. The term "associate" of a person is defined in the Plan of Conversion to mean (i) any corporation or organization (other than the Company, the Association or a majority-owned subsidiary of the Association or the Company) of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee benefit plans of the Company or the Association); and
(iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Company or the Association or any of their subsidiaries.

Stock Pricing and Number of Shares to be Issued in the Conversion

     Federal regulations require the aggregate purchase price of the Common Stock to be consistent with an independent appraisal of the estimated pro forma market value of the Common Stock. Ferguson, an independent appraiser, has advised the Association that in its opinion, dated June 5, 1998, the Estimated Valuation Range ranged from $2,040,000 to $2,760,000, with a midpoint of $2,400,000. The full text of the appraisal report of Ferguson describes the procedures followed, the assumptions made, limitations on the review undertaken and matters considered. The appraisal report has been filed as an exhibit to the Registration Statement and Application for Conversion of which this Prospectus is a part, and is available in the manner set forth under "Additional Information." This appraisal of the Common Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing such stock, nor can any assurance be given that purchasers of the Common Stock will be able to sell such shares after the Conversion at or above the Purchase Price.

     All shares of Common Stock issued in the Conversion will be sold at the Purchase Price of $10.00 per share, which was established by the Boards of Directors of the Company and the Association. The actual number of shares to be issued in the Conversion will be determined by the Company and the Association based upon the final updated valuation of the estimated pro forma market value of the Common Stock at the completion of the Offerings. The number of shares of Common Stock to be issued is expected to range from a minimum of 204,000 shares to a maximum of 276,000 shares. Subject to approval of the OTS and the OFI, the Estimated Valuation Range may be increased or decreased to reflect market and economic conditions prior to the completion of the Conversion or to fill the order of the ESOP, and under such circumstances the Company and the Association may increase or decrease the number of shares of Common Stock to be issued in the Conversion. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock are less than the minimum or more than 15% above the maximum of the current Estimated Valuation Range. An affirmative response to any resolicitation must be received by the Association in order to confirm subscriptions. In connection with a resolicitation, to the extent that subscriptions are cancelled, rescinded or reduced, all funds delivered to the Company or the Association will be promptly returned with interest earned from the date of receipt, and withdrawal authorizations will be reduced or cancelled. See "Pro Forma Data," "Risk Factors--Dilutive Effect of Possible Issuance of Additional Shares" and "The Conversion--Stock Pricing and Number of Shares to be Issued."

Benefits of Conversion to Officers and Directors


     General. In connection with the Conversion, the Company's directors and executive officers as a group (six persons) and their associates have proposed to purchase 38,000 shares of Common Stock, or 18.6% , 13.8% and 12.0% of the Common Stock at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.



     The ESOP. The Company has adopted the ESOP, a tax-qualified benefit plan for officers and employees of the Company and the Association, which intends to purchase 8% of the shares of Common Stock offered in the Conversion, or 16,320 shares ($163,200) , 22,080 shares ($220,800) and 25,392 shares ($253,920) at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase such shares. In the event that the total number of shares of Common Stock sold in the Offerings is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range, the ESOP will have a priority right to purchase such increased number up to an aggregate of 8% of the Common Stock. See "Management--New Stock Benefit Plans--Employee Stock
Ownership Plan."



     Stock Option Plan. Following consummation of the Conversion, the Company intends to adopt a stock option plan for the benefit of the directors, officers and employees of the Company and the Association (the "Stock Option Plan"), pursuant to which the Company intends to reserve a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (27,600 shares and 31,740 shares at the maximum and 15% above the maximum of the Estimated Valuation Range, respectively) for issuance pursuant to stock options and stock appreciation rights. The Stock Option Plan will not be implemented prior to the receipt of stockholder approval of the plan. It is currently expected that stock options will be granted to each of the four non-employee directors and to Messrs. Bouchereau and Strickland, although no determination has been made at this time as to the amount of such stock options. All of the stock options will be granted at no cost to the recipients, although the recipients will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. The Company currently anticipates that it will not implement the Stock Option Plan until after one year following the Conversion, although it reserves the right to do so as early as the first meeting of stockholders following the Conversion, which is expected to be held in April 1999, if such meeting is at least six months after the Conversion and the necessary revisions are made to the plan to comply with OTS regulations applicable to plans implemented within one year of the Conversion. See "Management--New Stock Benefit Plans -Stock Option Plan."


     Recognition and Retention Plan. Following consummation of the Conversion, the Company intends to adopt a recognition and retention plan for the benefit of the directors, officers and employees of the Company and the Association (the "Recognition Plan" or "RRP"). The Recognition Plan will not be implemented prior to the receipt of stockholder approval of the plan. It is expected that the Recognition Plan will be submitted to stockholders for approval at the same time as the Stock Option Plan. Upon the receipt of such approval, the Recognition Plan is expected to purchase a number of shares of Common Stock either from the Company or in the open market equal to an aggregate of 4% of the Common Stock issued in the Conversion (11,040 shares or $110,400 at the maximum of the Estimated Valuation Range and 12,696 shares or $126,960 at 15% above the maximum of such range) , and to award such shares to certain directors, officers and employees at no cost to the recipients. It is currently expected that shares available under the Recognition Plan will be granted to each of the four non-employee directors and to Messrs. Bouchereau and Strickland, although no determination has been made at this time as to the amount of such awards. See "Management--New Stock Benefit Plans--Recognition Plan."



     In the event that the Recognition Plan purchases shares of Common Stock in the open market with funds contributed by the Company, the cost of such shares initially will be deducted from the Company's stockholders' equity, but the number of outstanding shares of Common Stock will not increase and stockholders accordingly will not experience dilution of their ownership interest. In the event that the Recognition Plan purchases shares of Common Stock from the Company with funds contributed by the Company, total stockholders' equity would neither increase nor decrease, but under such circumstances stockholders would experience an approximate 3.8% dilution of their ownership interests and per share stockholders' equity and per share net earnings would decrease as a result of an increase in the number of outstanding shares of Common Stock. In either case, the Company will incur operating expense and increases in stockholders' equity as the shares held by the Recognition Plan are granted and issued in accordance with the terms thereof. For a presentation of the effects of anticipated purchases of Common Stock by the Recognition Plan, see "Risk Factors
- Dilutive Effect of Possible Issuance of Additional Shares," "Risk Factors - Increased Compensation Expense After the Conversion" and "Pro Forma Data."



Employment Agreements. Upon consummation of the Conversion, the Company and the Association intend to enter into three-year employment agreements with Messrs. Bouchereau and Strickland, and each of the officers are presently expected to have an initial annual salary of less than $100,000. If the employment of such officers is terminated as a result of a change in control of the Company, Messrs. Bouchereau and Strickland would each be entitled to a cash severance amount equal to three times his average annual compensation over his most recent five taxable years. If a change in control was to occur in 1998 subsequent to consummation of the Conversion, then Messrs. Bouchereau and Strickland would be entitled to severance of approximately $218,000 and $108,000, respectively. At least 30 days prior to each annual anniversary date of the employment agreement, the Boards of Directors of the Company and the Association shall determine whether or not to extend the term of the agreements for an additional one year. See "Management--Employment Agreements."



Prospectus Delivery and Procedure for Purchasing Shares

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery of the Prospectus in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Company and the Association will accept for processing only orders submitted on original order forms. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers into any account will not be accepted for the purchase of Common Stock. Payment by check, money order, cash or debit authorization to an existing account at Iberville must accompany the order form.


     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the close of business on the Eligibility Record Date (December 31, 1996) or the Supplemental Eligibility Record Date (June 30, 1998), and/or depositors and certain borrowers as of the close of business on the Voting Record Date, August __, 1998, must list all accounts on the stock order form giving all names on each account and the account numbers. See "The Conversion--Procedure for Purchasing Shares in the Subscription and Community Offerings."


Use of Proceeds


     The net proceeds from the sale of Common Stock in the Conversion are estimated to be between $1.7 million and $2.4 million ($2.8 million assuming a 15% increase in the Estimated Valuation Range), depending on the number of shares sold and the expenses of the Conversion. See "Pro Forma Data." The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds and will retain the remaining 50% of the net proceeds as its initial capitalization. The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. The amount of the loan is expected to be $163,200 , $220,800 and $253,920 at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management--New Stock Benefit Plans--Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, U.S. Government and federal agency securities of various maturities, deposits in either the Association or other financial institutions, or a combination thereof. Ultimately, the portion of net proceeds retained by the Company may be used to support the Association's lending activities, to support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the Company's Common Stock or tax-free returns of capital. See "Dividend Policy." Funds contributed to the Association from the Company will be used for general business purposes. The proceeds will be used to support the Association's lending and investment activities and thereby enhance the Association's capabilities to serve the borrowing and other financial needs of the communities it serves. See "Use of Proceeds."


Dividends

     The Board of Directors of the Company intends to pay quarterly cash dividends on the Common Stock at an initial rate of $.15 per share per annum (representing 1.5% of the Purchase Price), commencing with the first full calendar quarter following consummation of the Conversion. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, the Company's and the Association's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. There can be no assurances that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. For a more detailed discussion of the factors that may affect the payment of dividends, see "Dividend Policy."

Risk Factors

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors.

                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                             (Dollars in Thousands)

     The following selected financial and other data of Iberville does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein.


                                             March 31,         December 31,
                                                           ---------------------
                                             1998(1)         1997         1996
                                             -------       -------       -------
Selected Financial
Condition and Other Data:
Total assets                                 $22,764       $22,395       $21,804
Cash and cash equivalents(2)                   1,697         1,110         1,809
Securities available for sale                  1,811         1,948         1,427
Securities held to maturity                    2,212         2,401         2,750
 Loans receivable, net                        16,418        16,318        15,194
Real estate owned                               --            --            --
 Deposits                                     20,534        20,026        20,278
FHLB advances                                    452           610          --
Total equity                                   1,671         1,622         1,454
Full service offices                               1             1             1



                                                 Three Months Ended
                                                       March 31,       Year Ended December 31,
                                                 -------------------   -----------------------
                                                 1998(1)     1997(1)       1997      1996
                                                 -------     -------     -------    -------
Selected Operating Data:
Total interest income                            $   455     $   417     $ 1,691    $ 1,645
Total interest expense                               230         226         917        908
                                                 -------     -------     -------    -------
  Net interest income                                225         191         774        737
Provision for loan losses                             12          12          42         39
                                                 -------     -------     -------    -------
Net interest income after
provision for losses                                 213         179         732        698
Noninterest income                                    24          21          98        131
Noninterest expenses                                 158         147         568        703
                                                 -------     -------     -------    -------
Income before provision for income taxes              79          53         262        126
 Provision for federal income taxes                   26          20          98         70
                                                 -------     -------     -------    -------
Net income                                            53          33         164         56
Other comprehensive income (loss),
  net of tax effects                                  (4)         (6)          4         (3)
                                                 -------     -------     -------    -------
Comprehensive income                             $    49     $    27     $   168    $    53
                                                 -------     -------     -------    -------
                                                 -------     -------     -------    -------



                                                  (Table continued on next page)


                                                   At or For the
                                                 Three Months Ended    At or For the Year Ended
                                                      March 31,             December 31,
                                                 -------------------   ------------------------
                                                 1998(1)     1997(1)      1997       1996
                                                 -------     -------     -------    -------
Selected Ratios (3):
Return on average assets                           0.94%       0.60%       0.74%      0.26%
 Return on average equity                         12.79        8.95       10.30       3.83
Average equity to average assets                   7.32        6.73        7.22       6.77
Equity to assets at end of period                  7.34        6.74        7.24       6.67
Interest rate spread(4)                            3.40        3.26        3.24       3.17
Net interest margin(4)                             3.72        3.53        3.55       3.46
Non-performing loans to total
  loans at end of period(5)                        0.96        2.19        1.93       1.70
Non-performing assets to total
  assets at end of period(5)                       0.72        1.60        1.48       1.24
Allowance for loan losses to total
  non-accruing loans                             245.73      106.55      121.69     134.07
Average interest-earning assets to
  average interest-bearing liabilities           107.69      106.65      107.42     106.65
Net interest income after
provision for loan losses to total
  noninterest expenses                           134.81      121.77      128.87      99.29
Noninterest expenses to average
  total assets                                     2.79        2.68        2.58       3.25

----------

(1) In the opinion of management, financial information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three months ended March 31, 1998 may not be indicative of the operations of Iberville on an annualized basis.

(2) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances. The ratios for the three month periods have been annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans, and non-performing assets consist of non-performing loans and, where applicable, real estate acquired by foreclosure.

                         SUMMARY OF RECENT DEVELOPMENTS

         The selected financial and other data of Iberville set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Financial Statements and related Notes, appearing elsewhere herein.



                                              At          At
                                           June 30,   December 31,
                                           1998(1)       1997
                                         -----------  -----------
                                         (Dollars in Thousands)
Selected Financial Condition
  and Other Data:
Total assets                               $22,882      $22,395
Cash and cash equivalents(2)                 1,661        1,110
Securities available for sale                1,744        1,948
 Securities held to maturity                 2,052        2,401
Loans receivable, net                       16,921       16,318
Real estate owned                             --           --
Deposits                                    21,010       20,026
FHLB advances                                 --            610
 Total equity                                1,718        1,622
Full service offices                             1            1






                                           Three Months Ended  Six Months Ended
                                                 June 30,           June 30,
                                           ------------------  -----------------
                                            1998(1)  1997(1)   1998(1)   1997(1)
                                            -------  -------   -------   -------
                                                   (Dollars in Thousands)
Selected Operating Data:
Total interest income                        $ 436    $ 432     $ 891     $ 849
Total interest expense                         231      227       461       453
                                             -----    -----     -----     -----
  Net interest income                          205      205       430       396
 Provision for loan losses                       3       11        15        23
                                             -----    -----     -----     -----
Net interest income after provision
  for loan losses                              202      194       415       373
Noninterest income                              24       30        48        51
Noninterest expenses                           145      148       303       295
                                             -----    -----     -----     -----
 Income before provision for income taxes       81       76       160       129
Provision for federal income taxes              35       29        61        49
                                             -----    -----     -----     -----
Net income                                      46       47        99        80
Other comprehensive income (loss),
  net of tax effects                             1        5        (3)       (1)
                                             -----    -----     -----     -----
Comprehensive income                         $  47    $  52     $  96     $  79
                                             -----    -----     -----     -----
                                             -----    -----     -----     -----





                                                  (Table continued on next page)


                                                       At or For the          At or For the
                                                    Three Months Ended       Six Months Ended
                                                          June 30,                June 30,
                                                    -------------------     -------------------
                                                    1998(1)     1997(1)     1998(1)     1997(1)
                                                    -------     -------     -------     -------
Selected Ratios (3):
Return on average assets                              0.81%       0.86%       0.87%       0.73%
Return on average equity                             11.32       12.39       12.07       10.70
Average equity to average assets                      7.14        6.93        7.23        6.83
 Equity to assets at end of period                    7.51        6.97        7.09        6.61
Interest rate spread(4)                               3.06        3.48        3.37        3.36
Net interest margin(4)                                3.35        3.79        3.84        3.66
 Non-performing loans to total
   loans at end of period(5)                          1.18        1.19        1.18        1.19
Non-performing assets to total
   assets at end of period(5)                         0.91        0.88        0.91        0.88
Allowance for loan losses to total
   non-accruing loans                               195.19      197.94      195.19      197.94
Average interest-earning assets to
   average interest-bearing liabilities             107.18      107.27      107.67      106.95
Net interest income after provision for
   loan losses to total noninterest expenses        139.31      131.08      136.96      126.44
Noninterest expenses to average total assets          2.55        2.71        2.67        2.69





----------

(1) In the opinion of management, financial information at June 30, 1998 and for the three and six months ended June 30, 1998 and 1997 reflect all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the information as of such date and for such periods. The operating and other data for the three and six months ended June 30, 1998 may not be indicative of the operations of Iberville on an annualized basis.

(2) Includes cash and due from banks as well as interest-earning deposits in other institutions.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Non-performing loans consist of non-accruing loans, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure where applicable.

     The Association's total assets increased by $487,000 or 2.2% from December 31, 1997 to June 30, 1998. This increase was primarily due to increases of $603,000 in net loans receivable and $551,000 in cash and cash equivalents, and these increases were partially offset by an aggregate decrease of $553,000 in securities. The Association continues to emphasize the origination of higher yielding loans over the purchase of lower yielding mortgage-backed securities.



     The Association's total classified assets at June 30, 1998 (excluding loss assets specifically reserved for) amounted to $506,000, all of which was classified as substandard. See "Business--Asset Quality--Classified Assets." The largest classified asset at June 30, 1998 consisted of a $114,000 adjustable-rate residential loan. The remaining $392,000 of substandard assets at June 30, 1998 consisted of 12 residential mortgage loans totalling $326,000 and 10 consumer loans totalling $66,000.



     Deposits increased by $984,000 or 4.9% in the first half of 1998. As a result of the increase in deposits, the Association repaid all of its FHLB advances, which amounted to $610,000 at December 31, 1997. Total equity increased by $96,000 or 5.9% in the first half of 1998.



     Net income decreased by $1,000 or 2.1% in the quarter ended June 30, 1998 and increased by $19,000 or 23.8% in the six months ended June 30, 1998 compared to the respective 1997 periods. The decrease in the June 30, 1998 quarter was due to a decrease in noninterest income and an increase in the effective tax rate. The increased net income for the first half of 1998 was primarily due to an increase in net interest income and, to a lesser extent, a decline in the provision for loan losses.



     Total interest income and interest expense increased slightly in the three and six months ended June 30, 1998 over the respective 1997 periods. Net interest income was the same for the three months ended June 30, 1998 and 1997, and net interest income increased by $34,000 or 8.6% in the first half of 1998 over the comparable 1997 period.



     The provision for loan losses decreased by $8,000 in each of the three and six months ended June 30, 1998 over the comparable 1997 periods. At June 30, 1998, the Association's total non-accruing loans amounted to $207,000. The allowance for loan losses amounted to $405,000 at June 30, 1998, representing 2.4% of the total loan portfolio and 195.7% of total non-accruing loans at such date.



     Noninterest income decreased by $6,000 or 20.0% in the three months ended June 30, 1998 and by $3,000 or 5.9% in the six months ended June 30, 1998 from the comparable 1997 periods. The declines were primarily due to lower commissions from the sale of annuities and credit life insurance.



     Noninterest expenses nominally declined in the quarter ended June 30, 1998 and increased by $8,000 or 2.7% in the first half of 1998 compared to the respective 1997 periods. The increase in the first half of 1998 was primarily due to increases of $5,000 related to becoming Year 2000 computer compliant and $3,000 for office supplies.



     The provision for federal income taxes increased by $6,000 or 20.7% in the three months ended June 30, 1998 and by $12,000 or 24.5% in the six months ended June 30, 1998 over the respective 1997 periods. The increases were primarily due to increases in pre-tax income and, in the quarter ended June 30, 1998, an increase in the effective tax rate to 43.2% from 38.2% in the comparable 1997 quarter.



     At June 30, 1998, the Association's tangible and core capital both amounted to $1.7 million or 7.51% of adjusted total assets of $22.9 million, and the Association's risk-based capital amounted to $1.9 million or 15.47% of adjusted risk-weighted assets of $12.1 million.

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to purchase the Common Stock offered hereby.

Low Return on Equity Following the Conversion; Uncertainty as to Future Growth
 Opportunities


     At March 31, 1998, the Association's ratio of equity to assets was 7.3%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of March 31, 1998, assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range, the Company's ratio of equity to assets would be 10.20%. The Association's returns on average equity for the three and six months ended June 30, 1998 were 11.32% and 12.07%, respectively, on an annualized basis, which returns were higher than the national average for all savings institutions of approximately 8.80% for the 12 months ended March 31, 1998 based on a recent industry publication. However, the Company's equity upon completion of the Conversion will possibly be more than double the Association's equity prior to the Conversion, without a proportionate increase in net income. See "Pro Forma Data."




     Because the Company's ability to leverage this increased capital will be significantly affected by industry competition for loans and deposits and because it will take time to prudently deploy such capital, the Company's return on equity initially is expected to be below the industry average after the Conversion. In light of OTS restrictions on stock repurchases and returns of capital following the Conversion, and the time it may take to prudently deploy the new capital, the Company's return on equity is likely to be lower than the industry average for at least the first two years following the Conversion. The Company's return on equity following the Conversion will be dependent upon numerous factors, including loan demand, the interest rate environment and how quickly the new capital can be prudently deployed. In an effort to fully deploy post-Conversion capital, in addition to attempting to increase its loan and deposit growth, the Company may seek to expand its banking franchise by opening branch offices. Neither the Company nor the Association has any specific plans, arrangements or understandings regarding any such expansions or acquisitions at this time.


Absence of Market for the Common Stock

     The Company and the Association have never issued capital stock, other than 100 shares issued in connection with the incorporation of the Company, which shares will be cancelled upon completion of the Conversion. Consequently, there is no existing market for the Common Stock. Following the completion of the Offerings, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident has indicated its intention to make a market in the Common Stock. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board, it is expected that transactions in the Common Stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. It is unlikely that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of stockholders expected following the Conversion. Accordingly, purchasers should consider the illiquid, long-term nature of an investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Potential Effects of Changes in Interest Rates and the Current Interest Rate
 Environment

     The operations of the Association are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Association's earnings are affected by changes in market interest rates and other economic factors beyond its control. While the Association's average interest rate spread increased to 3.40% in the first quarter of 1998 from 3.26% for the comparable 1997 quarter, no assurance can be given that the Association's average interest rate spread will not decrease in future periods. Any future decrease in the Association's average interest rate spread could adversely affect the Association's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk Analysis."


     If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Association attempts to reduce the vulnerability of its operations to changes in interest rates by maintaining significant amounts of assets with relatively short terms and/or adjustable rates of interest. Based upon certain repricing assumptions, the Association's interest-earning assets repricing or maturing within one year exceeded its interest-bearing liabilities with similar characteristics by $3.3 million or 14.4% of total assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Market Risk Analysis."


     In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Association's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At March 31, 1998, the Association had $1.8 million of investment and mortgage-backed securities available for sale ($209,000 of which had fixed-rates of interest). The Association had $1,500 of net unrealized losses with respect to such securities at March 31, 1998, which were included as a separate component in the Association's total net worth, net of tax benefit, as of such date.

     The OTS has implemented an interest rate risk component into its risk-based capital rules, which is designed to calculate on a quarterly basis the extent to which the value of an institution's assets and liabilities would change if interest rates increase or decrease. If the net portfolio value of an institution would decline by more than 2% of the estimated market value of the institution's assets in the event of a 200 basis point increase or decrease in interest rates, then the institution is deemed to be subject to a greater than "normal" interest rate risk and must deduct from its capital 50% of the amount by which the decline in net portfolio value exceeds 2% of the estimated market value of the institution's assets, as of an effective date to be determined. As of March 31, 1998, if interest rates decreased by 200 basis points, the Association's net portfolio value would decrease by $114,000 or .5% of the estimated portfolio value of the Association's assets, while the net portfolio value would increase by $91,000 or .4% if interest rates increased by 200 basis points, in each case as calculated by the OTS. These results are primarily due to the Association's significant holdings of adjustable-rate loans and mortgage-backed securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Market Risk Analysis."

     Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Association is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Business--Lending Activities."

     In addition, at March 31, 1998, the Association had $20.5 million of deposits, of which $9.7 million or 47.1% consisted of certificates of deposit maturing in one year or less. An increase in interest rates could result in a decline in deposits, a higher average cost of deposits, or both.

Investment in Mortgage-Backed Securities

     At March 31, 1998, the Association had $4.0 million of mortgage-backed securities, representing 17.6% of its total assets. Mortgage-backed securities generally yield less than the loans which underlie such securities. In the first quarter of 1998, the average yield on the Association's mortgage-backed securities was 6.08%, compared to an average yield of 8.71% on its loan portfolio. The investment in mortgage-backed securities adversely affects the average yield on the Association's total interest-earning assets.

     Despite the lower yields, the Association intends to maintain its mortgage-backed securities portfolio, which consists of securities issued by U.S. Government agencies and government-sponsored enterprises. These securities offer nominal credit risk due to payment guarantees or credit enhancements, are an integral part of the Association's strategy of reducing its risk exposure to increases in interest rates, are more liquid than individual loans and may be used to collateralize the Association's FHLB advances.

Risks Related to Consumer Loans


     At March 31, 1998, the Association had $4.0 million or 23.3% of its total loan portfolio in consumer loans. These loans generally involve more risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. The consumer loan portfolio includes $908,000 of unsecured loans at March 31, 1998. For a further discussion of the risks associated with consumer loans, see "Business--Lending Activities--Consumer Loans." A total of $432,000 of consumer loans were delinquent 30 or more days at March 31, 1998. See "Business--Asset Quality--Delinquent Loans."


Risks Related to Commercial Real Estate, Construction and Land Loans

     Commercial real estate, construction and land lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful operation of the project for repayment, loan terms which often do not require full amortization of the loan over its term, and the need to successfully develop and/or sell the property. In addition, risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a project, when completed, having a value which is insufficient to assure full repayment. Commercial real estate loans may involve large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operations and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending. See "Business - Lending Activities Commercial Real Estate Loans." As of March 31, 1998, the Association had $931,000 of commercial real estate loans, $420,000 of construction loans, and $287,000 of land loans, none of which were non-performing at March 31, 1998. These loans aggregated $1.6 million or 9.6% of the Association's total loan portfolio at March 31, 1998. See "Business--Asset Quality--Non-Performing Assets." For information on the Association's five largest loans or groups of loans to one borrower, all of which were performing in accordance with their terms at March 31, 1998, see "Business--Lending Activities--General."

Strong Competition Within Iberville's Market Area

     Competition in the banking and financial services industry is intense. In its market area, the Association competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Association and may offer certain services that the Association does not or cannot provide. The profitability of the Association depends upon its continued ability to successfully compete in its market area.

Geographic Concentration of Loans


     Iberville's market area consists primarily of Iberville and West Baton Rouge Parishes in Louisiana. The Association's real estate loans are primarily secured by properties located in its market area, and all of the Association's loans are primarily made to residents of its market area. Accordingly, the asset quality of the Association's loan portfolio is highly dependent upon the economy and the unemployment rate in its market area. As shown in Ferguson's conversion valuation report, the unemployment rate for Iberville and West Baton Rouge Parishes was 10.84% and 9.51%, respectively, in 1990, compared to 9.48% for Louisiana and 6.24% for the United States. In addition, the per capita income for Iberville and West Baton Rouge Parishes in such year was $11,857 and $11,400, respectively, compared to $12,345 for Louisiana and $16,738 for the United States. No assurance can be given that downturns in the economy in the Association's market area may not adversely affect the Association's operations in the future.


Reliance on Key Officers

     The Association's executive officers consist of G. Lloyd Bouchereau, Jr., President and Chief Executive Officer, and Danny M. Strickland, Loan Officer. These officers have 32 and three years, respectively, of experience with the Association. The loss of one or both of the executive officers could have an adverse effect on the Association, particularly the loss of the President and Chief Executive Officer. While the Company and the Association intend to enter into three-year employment agreements with Messrs. Bouchereau and Strickland upon consummation of the Conversion, the Company and the Association do not have and currently do not intend to obtain key-man life insurance policies on these officers.

Certain Anti-Takeover Provisions

     Provisions in the Company's Governing Instruments and Louisiana Law. Certain provisions of the Company's Articles of Incorporation and Bylaws, as well as certain provisions in Louisiana law, will assist the Company in maintaining its status as an independent publicly owned corporation. Provisions in the Company's Articles of Incorporation and Bylaws provide, among other things, (i) that the Board of Directors of the Company shall be divided into three classes; (ii) that special meetings of stockholders may only be called by the Board of Directors or the President of the Company or by holders of at least 50% of the outstanding Common Stock; (iii) that stockholders generally must provide the Company advance notice of stockholder proposals and nominations for director and provide certain specified related information; (iv) for noncumulative voting for the election of directors; (v) for a period of five years following the Conversion, that no person may acquire more than 10% of the issued and outstanding shares of any class of equity security of the Company except under certain circumstances; (vi) the authority to issue shares of authorized but unissued Common Stock and preferred stock and to establish the terms of any one or more series of Preferred Stock, including voting rights; and
(vii) for supermajority voting requirements to remove directors without cause or to amend various provisions in the Articles of Incorporation or Bylaws. Provisions under Louisiana law applicable to the Company, among other things, establish certain uniform price provisions for certain business combinations and provide that persons who acquire more than 20% of the outstanding voting stock may not vote such shares unless the disinterested stockholders approve such shares having voting rights. The above provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus generally may serve to perpetuate current management. Based on the proposed purchases of directors and executive officers in the Conversion, the shares to be acquired by the ESOP, and the proposed purchase of shares by the Recognition Plan assuming stockholder approval is received, the directors and officers may be in a position to block certain transactions requiring a supermajority vote, even if a majority of the stockholders believe such transactions are in their best interest. See "Proposed Management Purchases" and "Restrictions on Acquisition of the Company and the Association."


     Voting Control of Officers and Directors. Directors and executive officers of the Company (and their associates) expect to purchase approximately 18.6% , 13.8% or 12.0% of the shares of Common Stock outstanding based upon the minimum, the maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Proposed Management Purchases." The directors who act as trustees of the ESOP are also expected to immediately control the voting of 8% of the shares of Common Stock issued in the Conversion through the ESOP, at least until an allocation has been made under the ESOP. Under the terms of the ESOP, after an allocation has been made, the unallocated shares will generally be voted by the trustees in the same proportion as the allocated shares are voted by the ESOP participants.


     No earlier than the first meeting of stockholders following the Conversion, which is expected to be held in April 1999, the Company intends to seek stockholder approval of the Company's proposed Recognition Plan, which is a non-tax-qualified restricted stock plan for the benefit of directors, officers and employees of the Company and the Association. Assuming the receipt of stockholder approval, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock issued in the Conversion, or 8,160 shares , 11,040 shares and 12,696 shares at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. These shares will be acquired either through open market purchases, if permissible, or from authorized but unissued Common Stock. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If the shares are purchased in the open market, directors and executive officers would have effective control over 22.6% , 17.8% or 16.0% of the Common Stock outstanding at such time based upon the minimum, the maximum and 15% above the maximum of the Estimated Valuation Range, respectively, before giving effect to the potential exercise of additional stock options by directors and officers of the Company and the Association and shares held by the ESOP. If approved by stockholders at no earlier than the first meeting of stockholders following the Conversion, the Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (27,600 shares based on the maximum and 31,740 shares based on 15% above the maximum of the Estimated Valuation Range). See "Management--New Stock Benefit Plans." Management's potential voting control could, together with additional stockholder support, preclude or make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.


     Provisions of Stock Benefit Plans and Employment Agreements. If the Stock Option Plan and the Recognition Plan are not implemented until more than one year following completion of the Conversion, such plans will provide for accelerated vesting in the event of a change in control of the Company. These plans will be implemented only if approved by stockholders. The ESOP also provides for accelerated vesting in the event of a change in control. In addition, upon consummation of the Conversion, the Company and the Association will enter into employment agreements with their two executive officers, which agreements will provide for severance pay in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Association. See "Restrictions on Acquisition of the Company and the Association --Restrictions in the Company's Articles of Incorporation and Bylaws," "Management--Employment Agreements" and "Management New Stock Benefit Plans."

Legislation Limiting Deduction of Bad Debt Reserves

     Under Section 593 of the Internal Revenue Code of 1986, as amended (the "Code"), until the first tax year beginning on or after January 1, 1996, savings institutions such as the Association generally were permitted to establish a tax reserve for bad debts and to make annual additions thereto, which additions, within specified limitations, could be deducted in arriving at their taxable income. The Association's deduction with respect to "qualifying loans" was computed using an amount based on the Association's actual loss experience (the "Experience Method") or a percentage equal to 8% of the Association's taxable income (the "PTI Method"). Under recently enacted legislation, the PTI Method was repealed. As a result, the Association is permitted to deduct only actual bad debts as they occur and cannot utilize the percentage of taxable income method to make additions to its bad debt reserves in the future to reduce its effective tax rate. In addition, the Association is required to recapture for tax purposes (i.e., take into income) over a six-year period commencing January 1, 1996, the excess of the balance of its bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. The

Association's excess amounted to $85,000 (for which deferred taxes have been provided). See "Taxation--Federal Taxation."

Regulatory Oversight and Legislation

     The Association is subject to extensive regulation, supervision and examination by the OFI, as its chartering authority, by the OTS as its primary federal regulator, and by the FDIC as insurer of its deposits up to applicable limits. The Association is a member of the FHLB System and is subject to certain limited regulations promulgated by the Federal Reserve Board. As the holding company of the Association, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OFI, the OTS, the FDIC or Congress, could have a material impact on the Company, the Association and their respective operations. See "Regulation."

     On September 30, 1996, the Deposit Insurance Funds ("DIF") Act of 1996 was enacted into law. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings institutions. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Association. See "Regulation--The Association."

     Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings institutions to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies, and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Association.


     In May 1998, the U.S. House of Representatives passed H.R. 10, which among things would (1) prohibit new unitary thrift holding companies applied for after March 31, 1998, such as the Company, from engaging in activities other than those permissible for bank holding companies, (2) prohibit savings institutions from affiliating with insurance companies and securities firms unless they are grandfathered unitary thrift holding companies, which the Company is not, (3) make membership in the FHLB system voluntary as of January 1, 1999, and (4) allow banks, insurance companies and securities firms to own one another through financial holding companies regulated by the Federal Reserve Board. The Company is unable to predict whether this legislation will be enacted or what the impact of the legislation would be on the Company.


Possible Increase in Number of Shares Issued in the Conversion

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP. In the event that the Estimated Valuation Range is so increased, it is expected that the Company will issue up to 317,400 shares of Common Stock at the Purchase Price for an aggregate price of up to $3,174,000. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

     The ESOP currently intends to purchase 8% of the Common Stock, which purchase may be increased to up to 10% of the Common Stock. In the event that the number of shares to be sold in the Conversion are increased as a result of an increase in the Estimated Valuation Range, the ESOP shall have a first priority to purchase all of such shares sold in the Conversion in excess of 276,000 shares, up to a maximum of 10% of the total number of shares issued in the Conversion. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued."

Dilutive Effect of Possible Issuance of Additional Shares

     If the Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion. If such shares are acquired at a per share price equal to the Purchase Price, the cost of such shares would be $110,400, assuming the Common Stock sold in the Conversion is equal to the maximum of the Estimated Valuation Range. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that the Recognition Plan acquires authorized but unissued shares of Common Stock from the Company, the interests of existing stockholders will be diluted. The issuance of authorized but unissued shares of Common Stock to such plan in an amount equal to 4% of the Common Stock issued in the Conversion would dilute the voting interests of existing stockholders by approximately 3.8%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management--New Stock Benefit Plans--Recognition Plan."


     If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to an aggregate of 10% of the Common Stock issued in the Conversion (27,600 shares and 31,740 shares based on the maximum and 15% above the maximum of the Estimated Valuation Range, respectively). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Company in the open market or from private sources. If only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of existing stockholders by approximately 9.1%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management--New Stock Benefit Plans."


     The Company currently intends to submit the Recognition Plan and the Stock Option Plan to stockholders for approval following the one-year anniversary of the Conversion. However, the Company reserves the right to submit such plans to stockholders at the first meeting following the Conversion, which is expected to be held in April 1999, provided that such meeting is at least six months following the Conversion. In such event, the proposed benefit plans would need to be revised to include a mandatory five-year vesting schedule for stock options and restricted stock awards, a prohibition on accelerated vesting in the event of retirement or a change in control, and limitations on the amount of stock options and restricted stock awards that could be granted to individuals or to non-employee directors as a group, which provisions are required by current OTS regulations for plans implemented within one year following the Conversion.

Increased Compensation Expense After the Conversion

     In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan instead of an amount equal to the cost basis of such shares. If the shares of Common Stock appreciate in value over time, SOP 93-6 will result in increased compensation expense with respect to the ESOP as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Data." In addition, after consummation of the Conversion, the Company intends to implement, subject to stockholder approval (which approval cannot be obtained earlier than six months subsequent to the Conversion), the Recognition Plan. Upon implementation, the release of shares of Common Stock from the Recognition Plan will result in additional compensation expense. See "Pro Forma Data" and "Management--New Stock Benefit Plans Recognition Plan."

Possible Adverse Income Tax Consequences of the
  Distribution of Subscription Rights

     The Company and the Association have received an opinion of Ferguson that subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, this opinion is not binding on the Internal Revenue Service ("IRS"). If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights (either as capital gain or ordinary income) in an amount equal to such value. Based upon the opinion from Ferguson, the Company does not believe that the receipt of subscription rights should be a taxable event. However, whether subscription rights are considered to have an ascertainable value is an inherently factual determination. See "The Conversion--Effects of Conversion" and "--Tax Aspects."

Irrevocability of Orders; Potential Delay in Completion of Offerings

     Orders submitted in the Subscription Offering and/or any Community Offering are irrevocable. Funds submitted in connection with any purchase of Common Stock in the Offerings will be held by the Company until the completion or termination of the Conversion, including any extension of the Expiration Date. Because, among other factors, completion of the Conversion will be subject to an update of the independent appraisal prepared by Ferguson, there may be one or more delays in the completion of the Conversion. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Conversion is completed or terminated.

                          PROPOSED MANAGEMENT PURCHASES

     The following table sets forth, for each of the Company's directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.




                                        Number of
      Name                               Shares      Amount         Percent(1)
--------------------                    --------    --------        -------
G. Lloyd Bouchereau, Jr.(2)              10,000     $100,000        4.2%
John L. Delahaye(2)                       7,500       75,000        3.1
Gary K. Pruitt(2)                         7,000       70,000        2.9
Bobby E. Stanley(2)                      10,000      100,000        4.2
Edward J. Steinmetz                       1,000       10,000         .4
Danny M. Strickland                       2,500       25,000        1.0
                                       --------     --------       ----

All directors and executive
 officers as a group (six persons)       38,000     $380,000       15.8%
                                       --------     --------       ----
                                       --------     --------       ----



----------

(1)  Based upon the midpoint of the Estimated Valuation Range.

(2) Includes shares expected to be purchased by associates. Messrs. Bouchereau and Stanley intend to purchase the maximum number of shares in conjunction with their associates.


     In addition, the ESOP currently intends to purchase 8% of the Common Stock issued in the Conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of the Company's proposed stock benefit plans. See "Management--New Stock Benefit Plans" for a description of these plans.

                                 USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $1.7 million and $2.4 million ($2.8 million assuming an increase in the Estimated Valuation Range by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         The Company will purchase all of the capital stock of the Association to be issued in the Conversion in exchange for 50% of the net Conversion proceeds, and the Company will retain the remaining 50% of the net proceeds. The Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. Based upon the issuance of 204,000 shares or 276,000 shares at the minimum and maximum of the Estimated Valuation Range, respectively, the loan to the ESOP would be $163,200 and $220,800, respectively. See "Management--New Stock Benefit Plans-- Employee Stock Ownership Plan." The remaining net proceeds retained by the Company initially may be used to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, U.S. Government and federal agency securities of various maturities, deposits in either the Association or other financial institutions, or a combination thereof. The portion of the net proceeds retained by the Company may ultimately be used to support the Association's lending activities, to support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses (although no such transactions are specifically being considered at this time), and for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the Common Stock or returns of capital. Neither the Association nor the Company has any specific plans, arrangements, or understandings regarding any branch acquisitions or diversification of activities at this time.


     Applicable OTS conversion regulations require the Company to sell Common Stock in the Conversion in an amount equal to its estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - Stock Pricing and Number of Shares to be Issued." As a result, the Company may be required to sell more shares in the Conversion than it may otherwise desire. To the extent the Company has excess capital upon completion of the Conversion, the Company intends to consider stock repurchases, dividends and returns of capital to the extent permitted by the OTS and deemed appropriate by the Board of Directors. The Company and the Association have committed to the OTS that they will not take any action toward paying a tax-free return of capital during the one-year period following consummation of the Conversion.



     Stock repurchases will be considered by the Company's Board of Directors following the completion of the Conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Any stock repurchases will be subject to the determination of the Company's Board of Directors that the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases. The payment of dividends or repurchase of stock, however, would be prohibited if the Association's net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of the date of this Prospectus, the initial balance of the liquidation account would be approximately $1.7 million. See "Dividend Policy," "The Conversion--Liquidation Rights" and "--Certain Restrictions on Purchase or Transfer of Shares After the Conversion."



     The Company will be a unitary savings and loan holding company which, under existing laws, would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation--The Company" for a description of certain regulations applicable to the Company. However, the types of businesses in which the Company may engage may be restricted if pending legislation is adopted. See "Risk Factors--Regulatory Oversight and Legislation."

     The portion of the net proceeds used by the Company to purchase the capital stock of the Association will be added to the Association's general funds to be used for general corporate purposes, including increased lending activities and purchases of investment and mortgage-backed securities. While the amount of net proceeds received by the Association will further strengthen the Association's capital position, which already exceeds all regulatory requirements, it should be noted that the Association is not converting primarily to raise capital. After the Conversion, the Association's tangible capital ratio will be 10.20% (based upon the midpoint of the Estimated Valuation Range). As a result, the Association will be a well-capitalized institution.

     The net proceeds may vary because total expenses of the Conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in the estimated pro forma market value of the Association. Payments for shares made through withdrawals from existing deposit accounts at the Association will not result in the receipt of new funds for investment by the Association but will result in a reduction of the Association's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY


     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors intends to pay quarterly cash dividends on the Common Stock at an initial rate of $.15 per share per annum (representing 1.5% of the Purchase Price), commencing with the first full calendar quarter following consummation of the Conversion. Notwithstanding the foregoing, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, the Company's and the Association's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends (however, the Company and the Association have committed to the OTS that they will not take any action toward paying a tax-free return of capital during the one-year period following consummation of the Conversion).


     Dividends from the Company may eventually depend, in part, upon receipt of dividends from the Association, because the Company initially will have no source of income other than dividends from the Association, earnings from the investment of proceeds from the sale of Common Stock retained by the Company, and interest payments with respect to the Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions, including cash dividends, payments by a savings institution to repurchase or otherwise acquire its stock, payments to stockholders of another savings institution in a cash-out merger and other distributions charged against capital. As of March 31, 1998, the Association was a Tier 1 savings institution and is expected to continue to so qualify immediately following the consummation of the Conversion. Based on the Association's regulatory capital and its net income for the quarter ended March 31, 1998, the Association would have been permitted to make a capital distribution to the Company of up to approximately $475,000 as of April 1, 1998. See "Regulation--The Association--Capital Distributions."


     Any payment of dividends by the Association to the Company which would be deemed to be drawn out of the Association's bad debt reserves would require a payment of taxes at the then-current tax rate by the Association on the amount of earnings deemed to be removed from the reserves for such distribution. The Association does not intend to make any distribution to the Company that would create such a federal tax liability. See "Taxation."

     Unlike the Association, the Company is not subject to the aforementioned regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends may eventually be dependent, in part, upon dividends from the Association in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Louisiana law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the articles of incorporation. If there is no surplus available for dividends, a Louisiana corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

                             MARKET FOR COMMON STOCK

     The Company and the Association have never issued capital stock, other than 100 shares issued in connection with the incorporation of the Company, which shares will be cancelled upon completion of the Conversion. Consequently, there is no established market for the Common Stock at this time. Following the completion of the Offerings, it is anticipated that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident has indicated its intention to make a market in the Common Stock. If the Common Stock cannot be quoted and traded on the OTC Bulletin Board, it is expected that transactions in the Common Stock will be reported in the pink sheets published by the National Quotation Bureau, Inc. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Association or any market maker. It is unlikely that an active and liquid trading market for the Common Stock will develop due to the relatively small size of the Offerings and the small number of stockholders expected following the Conversion. Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Accordingly, purchasers should consider the illiquid, long-term nature of an investment in the Common Stock. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Risk Factors--Absence of Market for the Common Stock."

                               REGULATORY CAPITAL

     At March 31, 1998, the Association exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the Association's historical capital under generally accepted accounting principles ("GAAP") and regulatory capital at March 31, 1998 and the pro forma GAAP and regulatory capital of the Association after giving effect to the Conversion, based upon the sale of the number of shares shown in the table. The pro forma GAAP and regulatory capital amounts reflect the receipt by the Association of 50% of the net Conversion proceeds, minus the amounts to be loaned to the ESOP and contributed to the RRP. The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Association in assets which have a risk-weight of 50% under applicable regulations, as if such net proceeds had been received and so applied at March 31, 1998.



                                                                       Pro Forma at March 31, 1998 Based on
                                               -------------------------------------------------------------------------------------
                                                    204,000               240,000               276,000               317,400
                                                  Shares Sold           Shares Sold           Shares Sold           Shares Sold
                             Historical at         at $10.00             at $10.00             at $10.00             at $10.00
                             March 31, 1998        Per Share             Per Share             Per Share             Per Share
                           ------------------  -------------------  --------------------  --------------------  --------------------
                                   Percent of           Percent of            Percent of            Percent of            Percent of
                           Amount   Assets(1)  Amount    Assets(1)   Amount    Assets(1)   Amount    Assets(1)   Amount    Assets(1)
                           ------  ----------  ------   ----------  --------  ----------  --------  ----------  --------  ----------
                                                                   (Dollars in Thousands)
GAAP capital               $1,671     7.34%    $2,259     9.67%      $2,396      10.20%    $2,533      10.72%    $2,690     11.31%
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
 Tangible capital:
  Actual                   $1,672     7.34%    $2,260     9.68%      $2,397      10.20%    $2,534      10.73%    $2,691     11.31%
  Requirement                 341     1.50        350     1.50          352       1.50        354       1.50        357      1.50
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
  Excess                   $1,331     5.84%    $1,910     8.18%      $2,045       8.70%    $2,180       9.23%    $2,334      9.81%
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
Core capital(2):
  Actual                   $1,672     7.34%    $2,260     9.68%      $2,397      10.20%    $2,534      10.73%    $2,691     11.31%
  Requirement                 683     3.00        701     3.00          705       3.00        709       3.00        714      3.00
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
  Excess                   $  989     4.34%    $1,559     6.68%      $1,692       7.20%    $1,825       7.73%    $1,977      8.31%
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
Risk-based capital(2):

  Actual                   $1,821    15.47%    $2,409    19.82%      $2,546      20.80%    $2,683      21.77%    $2,840     22.87%
  Requirement                 942     8.00        972     8.00          979       8.00        986       8.00        993      8.00
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
  Excess                   $  879     7.47%    $1,437    11.82%      $1,567      12.80%    $1,697      13.77%    $1,847     14.87%
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----
                           ------     ----     ------     ----       ------      -----     ------      -----     ------     -----

----------

(1)  Adjusted total or adjusted risk-weighted assets, as appropriate.

(2) Does not reflect the interest rate risk component to be added to the risk-based capital requirements or, in the case of the core capital requirement, the 4.0% requirement to be met in order for an institution to be "adequately capitalized" under applicable laws and regulations. See "Regulation--The Association--Prompt Corrective Action."

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Association at March 31, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                                                     The Company--Pro Forma
                                                                Based Upon Sale at $10.00 Per Share
                                                   ---------------------------------------------------------------
                                                     204,000         240,000         276,000          317,400
                                                     Shares          Shares          Shares           Shares(1)
                                                   (Minimum of    (Midpoint of     (Maximum of       (15% above
                                  The Association   Estimated       Estimated       Estimated        Maximum of
                                   --Historical     Valuation       Valuation       Valuation        Estimated
                                  Capitalization      Range)          Range)          Range)      Valuation Range)
                                  --------------   -----------    ------------     -----------    ----------------
                                                                 (In Thousands)

Deposits(2)                          $ 20,534        $ 20,534        $ 20,534        $ 20,534        $ 20,534
Borrowings                                452             452             452             452             452
                                     --------        --------        --------        --------        --------
Total deposits and
 borrowings                          $ 20,986        $ 20,986        $ 20,986        $ 20,986        $ 20,986
                                     --------        --------        --------        --------        --------
                                     --------        --------        --------        --------        --------
Stockholders' equity:
 Preferred Stock, $.01 par
  value, 2,000,000 shares
  authorized; none to be
  issued                             $   --          $   --          $   --          $   --          $   --
Common Stock, $.01
  par value, 5,000,000
  shares authorized;
  shares to be issued as
  reflected(3)                           --                 2               2               3               3
Additional paid-in
 capital(3)                              --             1,663           2,023           2,382           2,796
Retained earnings(4)                    1,672           1,672           1,672           1,672           1,672
Net unrealized loss on
 securities available for sale             (1)             (1)             (1)             (1)             (1)

Less:
  Common Stock acquired
    by the ESOP(5)                       --              (163)           (192)           (221)           (254)
  Common Stock to be
    acquired by the
    RRP(6)                               --               (82)            (96)           (110)           (127)
                                     --------        --------        --------        --------        --------
Total stockholders' equity
  (retained earnings,
  substantially
  restricted,
  at March 31, 1998)                 $  1,671        $  3,091        $  3,408        $  3,725        $  4,089
                                     --------        --------        --------        --------        --------
                                     --------        --------        --------        --------        --------



                                                   (Footnotes on following page)

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to the completion of the Conversion or to fill the order of the ESOP.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net Conversion proceeds. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's proposed Stock Option Plan. The Company intends to adopt a Stock Option Plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the Conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock will be reserved for issuance under such plan. See "Pro Forma Data" and "Management--New Stock Benefit Plans--Stock Option Plan."

(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."

(5) Assumes that 8% of the Common Stock will be purchased by the ESOP. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire the ESOP shares will be borrowed from the Company. See Note 1 to the table set forth under "Pro Forma Data" and "Management--New Stock Benefit Plans--Employee Stock Ownership Plan."

(6) Gives effect to the Recognition Plan which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held at least six months following completion of the Conversion. No shares will be purchased by the Recognition Plan in the Conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the Recognition Plan is approved by stockholders, the plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, or 8,160, 9,600, 11,040 and 12,696 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at the Purchase Price. The Common Stock so acquired by the Recognition Plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the Purchase Price, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the Recognition Plan purchases authorized but unissued shares from the Company, such issuance would dilute the voting interests of existing stockholders by approximately 3.8%. See "Pro Forma Data" and "Management--New Stock Benefit Plans--Recognition Plan."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $1.7 million and $2.4 million (or $2.8 million in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) all shares of Common Stock will be sold in the Subscription Offering; and (ii) total expenses, including the marketing fees to be paid to Trident, will be $375,000. Actual expenses may vary from those estimated.

     Pro forma net income and stockholders' equity have been calculated for the three months ended March 31, 1998 and the year ended December 31, 1997 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the periods. The tables assume that the net proceeds had been invested at 6.27% for the three months ended March 31, 1998 and 6.14% for the year ended December 31, 1997, which represent the arithmetic average of the average yield on total interest-earning assets and the average rate paid on deposits in each of the periods. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective federal and state income tax rate of 38% has been assumed, resulting in after-tax yields of 3.89% and 3.81% for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company intends to retain 50% of the net Conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the Conversion at the date on which the Conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with GAAP. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the table to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to the bad debt reserve. See "Management--New Stock Benefit Plans" and "The Conversion -Liquidation Rights." The table below gives effect to the Recognition Plan, which is expected to be adopted by the Company following the Conversion and presented (together with the Stock Option Plan) to stockholders for approval no earlier than the first meeting of stockholders, which is expected to be held in April 1999. If the Recognition Plan is approved by stockholders, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock. The tables below assume that stockholder approval has been obtained and that the shares acquired by the Recognition Plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the Recognition Plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

     The tables on the following pages summarize historical consolidated data of the Association and pro forma data of the Company at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projections of the market value of the Common Stock following the Conversion.


                                                        At or For the Three Months Ended March 31, 1998
                                              ------------------------------------------------------------------
                                                204,000           240,000          276,000           317,400
                                              Shares Sold       Shares Sold      Shares Sold       Shares Sold
                                               at $10.00         at $10.00        at $10.00         at $10.00
                                               Per Share         Per Share        Per Share       Per Share (15%
                                               (Minimum          (Midpoint         (Maximum        above Maximum
                                               of Range)         of Range)         of Range)        of Range)(8)
                                              -----------      -------------     -------------    --------------
                                                          (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                 $   2,040         $   2,400         $   2,760         $   3,174
Less offering expenses                              (375)             (375)             (375)             (375)
                                               ---------         ---------         ---------         ---------
Estimated net Conversion proceeds                  1,665             2,025             2,385             2,799
Less:  Common Stock acquired by
          the ESOP                                  (163)             (192)             (221)             (254)
        Common Stock to be acquired by
           the RRP                                   (82)              (96)             (110)             (127)
                                               ---------         ---------         ---------         ---------
Estimated adjusted net proceeds(1)             $   1,420         $   1,737         $   2,054         $   2,418
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Net income:
  Historical                                   $      53         $      53         $      53         $      53
  Pro forma adjustments:
   Income on adjusted net proceeds(1)                 14                17                20                24
   ESOP(2)                                            (3)               (3)               (3)               (4)
   RRP(3)                                             (3)               (3)               (3                (4)
                                               ---------         ---------         ---------         ---------
    Pro forma                                  $      61         $      64         $      67         $      69
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Net income per share(4):
  Historical                                   $     .28         $     .24         $     .21         $     .18
  Pro forma adjustments:
    Income on adjusted net proceeds(1)               .07               .07               .07               .08
    ESOP(2)                                         (.02)             (.01)             (.01)             (.01)
    RRP(3)                                          (.01)             (.01)             (.01)             (.01)
                                               ---------         ---------         ---------         ---------
     Pro forma                                 $     .32         $     .29         $     .26         $     .24
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Pro forma price to earnings ("P/E")
   ratio(4)                                        7.81x             8.62x             9.62x            10.42x
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Number of shares used in net income
  per share calculations(4)                      188,088           221,280           254,472           292,643
Stockholders' equity:
  Historical                                   $   1,671         $   1,671         $   1,671         $   1,671
  Estimated net Conversion proceeds                1,665             2,025             2,385             2,799
  Less:  Common Stock acquired
            by the ESOP(2)                          (163)             (192)             (221)             (254)
         Common Stock to be acquired
            by the RRP(3)                            (82)              (96)             (110)             (127)
                                               ---------         ---------         ---------         ---------
    Pro forma stockholders' equity(5)(6)       $   3,091         $   3,408         $   3,725         $   4,089
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Stockholders' equity per share(7):
  Historical                                   $    8.19         $    6.96         $    6.05         $    5.26
  Estimated net Conversion proceeds                 8.16              8.44              8.64              8.82
  Less:  Common Stock acquired
            by the ESOP(2)                          (.80)             (.80)             (.80)             (.80)
         Common Stock to be acquired
            by the RRP(3)                           (.40)             (.40)             (.40)             (.40)
                                               ---------         ---------         ---------         ---------
    Pro forma stockholders' equity
      per share(3)(5)(6)                       $   15.15         $   14.20         $   13.49         $   12.88
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
  Pro forma price to book ratio(7)                  66.0%             70.4%             74.1%             77.6%
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------
Number of shares used in book value
  per share calculations(7)                      204,000           240,000           276,000           317,400
                                               ---------         ---------         ---------         ---------
                                               ---------         ---------         ---------         ---------


                                            (Footnotes on second following page)

                                                         At or For the Year Ended December 31, 1997
                                              ------------------------------------------------------------------
                                                204,000           240,000          276,000           317,400
                                              Shares Sold       Shares Sold      Shares Sold       Shares Sold
                                               at $10.00         at $10.00        at $10.00         at $10.00
                                               Per Share         Per Share        Per Share       Per Share (15%
                                               (Minimum          (Midpoint         (Maximum        above Maximum
                                               of Range)         of Range)         of Range)        of Range)(8)
                                              -----------      -------------     -------------    --------------
                                                        (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                 $  2,040          $  2,400         $  2,760           $  3,174
Less offering expenses                             (375)             (375)            (375)              (375)
                                               --------          --------         --------           --------
Estimated net Conversion proceeds                 1,665             2,025            2,385              2,799
Less:  Common Stock acquired by
          the ESOP                                 (163)             (192)            (221)              (254)
        Common Stock to be acquired by
           the RRP                                  (82)              (96)            (110)              (127)
                                               --------          --------         --------           --------
Estimated adjusted net proceeds(1)             $  1,420          $  1,737         $  2,054          $  2,418
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
Net income:
  Historical                                  $     164          $    164         $    164          $    164
  Pro forma adjustments:
   Income on adjusted net proceeds(1)                54                66               78                 92
   ESOP(2)                                          (10)              (12)             (14)               (16)
   RRP(3)                                           (10)              (12)             (14)               (16)
                                               --------          --------         --------           --------
    Pro forma                                 $     198         $     206        $     214          $     224
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
 Net income per share(4):
  Historical                                  $     .87         $     .73        $     .64          $     .55
  Pro forma adjustments:
    Income on adjusted net proceeds(1)              .28               .29              .30                .31
    ESOP(2)                                        (.05)             (.05)            (.05)              (.05)
    RRP(3)                                         (.05)             (.05)            (.05)              (.05)
                                               --------          --------         --------           --------
     Pro forma                                $    1.05          $    .92        $     .84          $    .76

Pro forma P/E ratio(4)                             9.52x            10.87x           11.90x             13.16x
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
Number of shares used in net income
  per share calculations(4)                     189,312           222,720          256,128            294,547
Stockholders' equity:
  Historical                                     $1,622            $1,622           $1,622             $1,622
  Estimated net Conversion proceeds               1,665             2,025            2,385              2,799
  Less:  Common Stock acquired
            by the ESOP(2)                         (163)             (192)            (221)              (254)
         Common Stock to be acquired
            by the RRP(3)                           (82)              (96)            (110)              (127)
                                               --------          --------         --------           --------
    Pro forma stockholders' equity(5)(6)       $  3,042          $  3,359         $  3,676           $  4,040
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
Stockholders' equity per share(7):
  Historical                                   $   7.95          $   6.76         $   5.88            $  5.11
  Estimated net Conversion proceeds                8.16              8.44             8.64               8.82
  Less:  Common Stock acquired
            by the ESOP(2)                         (.80)             (.80)            (.80)              (.80)
         Common Stock to be acquired
            by the RRP(3)                          (.40)             (.40)            (.40)              (.40)
                                               --------          --------         --------           --------
    Pro forma stockholders' equity
      per share(3)(5)(6)                       $  14.91          $  14.00         $  13.32           $  12.73
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
  Pro forma price to book ratio(7)                 67.1%             71.4%            75.1%              78.6%
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------
Number of shares used in book value
  per share calculations(7)                     204,000           240,000          276,000            317,400
                                               --------          --------         --------           --------
                                               --------          --------         --------           --------

                                                   (Footnotes on following page)

----------

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the Recognition Plan after the Conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The Company and the Association intend to make quarterly contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (i) that the loan to the ESOP is payable over 10 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (ii) that the loan to the ESOP bears a fixed interest rate of 8.5%, (iii) that the ESOP expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (iv) that 408, 480, 552 and 635 shares were committed to be released with respect to the three months ended March 31, 1998 and 1,632, 1,920, 2,208 and 2,539 shares were committed to be released with respect to the year ended December 31, 1997, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively; (v) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only the ESOP shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (vi) the effective tax rate was 38% for the period. See "Risk Factors--Increased Compensation Expense After the Conversion" and "Management--New Stock Benefit Plans--Employee Stock Ownership Plan."

(3) The adjustment is based upon the assumed purchases by the Recognition Plan of 8,160, 9,600, 11,040 and 12,696 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, assuming that:
     (i) stockholder approval of the Recognition Plan has been received; (ii) the shares were acquired by the Recognition Plan at the beginning of the periods presented in open market purchases at the Purchase Price; (iii) the amortized expense for the three months ended March 31, 1998 and for the year ended December 31, 1997 was 5% and 20%, respectively, of the amount contributed; and (iv) the effective tax rate applicable to such employee compensation expense was 38%. If the Recognition Plan purchases authorized but unissued shares instead of making open market purchases, then (i) the voting interests of existing stockholders would be diluted by approximately 3.8%, (ii) the pro forma net income per share for the three months ended March 31, 1998 would be $.32, $.28, $.25 and $.23, and pro forma stockholders' equity per share at March 31, 1998 would be $14.95, $14.04, $13.36 and $12.77, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and (iii) pro forma net income per share for the year ended December 31, 1997 would be $1.02, $.90, $.82 and $.75, and pro forma stockholders' equity per share at December 31, 1997 would be $14.72, $13.84, $13.19 and $12.62, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. See "Management--New Stock Benefit Plans--Recognition Plan."


(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above. The P/E ratios for the three months ended March 31, 1998 are annualized.


(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders to be held at least six months following completion of the Conversion. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 20,400, 24,000, 27,600 and 31,740 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the Recognition Plan are acquired through open market purchases at the Purchase Price, (i) pro forma net income per share for the three months ended March 31, 1998 would be $.31, $.27, $.24 and $.22 and pro forma stockholders' equity per share at March 31, 1998 would be $14.68, $13.82, $13.18, and $12.62, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, and (ii) pro forma net income per share for the year ended December 31, 1997 would be $.98, $.87, $.79 and $.73, and pro forma stockholders' equity per share at December 31, 1997 would be $14.47, $13.63, $13.02 and $12.48, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) The retained earnings of the Association will be substantially restricted after the Conversion. See "Dividend Policy" and "The
     Conversion--Liquidation Rights."

(7)  Based on the number of shares sold in the Conversion.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Conversion or to fill the order of the ESOP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The profitability of Iberville depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and FHLB advances. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Iberville's profitability also is dependent, to a lesser extent, on the level of its noninterest income, provision for loan losses, noninterest expense and income taxes. During the first quarter of 1998 and during 1997, net interest income after provision for loan losses exceeded total noninterest expense. In 1996, total noninterest expense was slightly greater than the Association's net interest income after provision for loan losses, due to the one-time special SAIF assessment paid in 1996. Total noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expenses, deposit insurance premiums, and miscellaneous other expenses.

     The Association had net income of $53,000 in the first quarter of 1998, $164,000 in 1997 and $56,000 in 1996. Net income was adversely affected in 1996 by the special SAIF assessment paid in 1996, which amounted to $75,000 after taxes. Excluding the impact of the special SAIF assessment, the increases in net income have been primarily due to increases in net interest income.

     The Association's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond the Association's control.

Market Risk Analysis

         Qualitative Analysis

     Consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during periods of fluctuating market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets repricing or maturing within a specified period exceeds the amount of interest-rate sensitive liabilities repricing or maturing within such period, and is considered negative when the amount of interest-rate sensitive liabilities repricing or maturing within a specified period exceeds the amount of interest-rate sensitive assets repricing or maturing within such period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are impacted, to a large extent, by consumer demand and by discretionary pricing by the Association's management.


     At March 31, 1998, the Association had a positive one-year gap of $3.3 million or 14.4% of total assets, based upon certain repricing assumptions. The interest rate sensitivity of Iberville's assets and liabilities in the table set forth below could vary substantially if different assumptions are used or if actual experience differs from the historical experience on which the assumptions are based. Certain shortcomings are inherent in the repricing assumptions table used to calculate the Association's gap, as shown in the table below, as well as the method of calculating the effect of changes in interest rates on the Association's net portfolio value, as discussed further below. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. In addition, adjustable-rate assets have features which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

     The Association attempts to manage its interest rate risk by maintaining a high percentage of its assets in ARMs and adjustable-rate mortgage-backed securities. From 1984 until mid-1996, the only residential mortgages originated by the Association were ARMs. The Association continues to emphasize the origination of single-family, residential ARMs, but it has also been originating since mid-1996 15-year, fixed-rate mortgages for retention in its portfolio. At March 31, 1998, the Association's residential ARMs amounted to $9.8 million or 57.3% of the total loan portfolio and 43.1% of total assets. Commercial real estate ARMs were $931,000 or 4.1% of total assets at March 31, 1998, and adjustable-rate mortgage-backed securities amounted to $3.0 million or 13.2% of total assets at such date. The interest rate on ARMs and a portion of the adjustable-rate mortgage-backed securities, however, adjusts no more frequently than once a year, with the amount of the change subject to annual limitations, whereas the interest rates on deposits can change more frequently and are not subject to annual limitations. A portion of the Association's adjustable-rate mortgage-backed securities have interest rates which adjust monthly or semi-annually, with limitations on the amount of the increase.

     The Association also emphasizes the origination of consumer loans as most of these loans have shorter terms and higher yields than residential mortgages. At March 31, 1998, $1.6 million or 40.7% of the consumer loans either mature or are deemed to be subject to repricing within one year.

     Interest-earning deposits in other institutions, all of which are subject to repricing within three months, amounted to $1.6 million or 6.8% of total assets at March 31, 1998.

     The Association has increased its transaction accounts to $5.8 million or 28.3% of total deposits at March 31, 1998 from $5.0 million or 24.9% of total deposits at December 31, 1996. This increase was primarily due to a $608,000 increase in passbook accounts, which the Association considers to be core deposits. In addition, the Association has increased its noninterest-bearing checking accounts, which amounted to $432,000 at March 31, 1998.

     Of the $14.7 million of certificates of deposit at March 31, 1998, $9.7 million or 65.7% mature within one year. While the Association attempts to lengthen the maturity of these deposits by offering higher rates on longer-term certificates, the longer-term certificates are not widely accepted in the current interest rate environment.

     Quantitative Analysis. The following table presents the difference between Iberville's interest-earning assets and interest-bearing liabilities within specified maturities at March 31, 1998. This table does not necessarily indicate the impact of general interest rate movements on Iberville's net interest income, because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


                                                                             March 31, 1998
                                            ----------------------------------------------------------------------------------
                                            0 Months     Over      Over One      Over          Over
                                            Through      Three      Through      Three         Five          Over
                                            Three       Through      Three      Through       Through        Ten
                                            Months     12 Months     Years     Five Years    Ten Years      Years       Total
                                            -------     -------     -------      -------      -------      -------     -------
                                                                        (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)(2):
    Single-family residential:
      Adjustable-rate                       $ 2,983     $ 6,728     $  --        $  --        $  --        $  --       $ 9,711
      Fixed-rate                                  5          10          87          119          703          873       1,797
    Construction                               --           420        --           --           --           --           420
    Commercial real estate                      381         445         105         --           --           --           931
    Land                                         21          82        --             19          130           35         287
    Consumer                                    433       1,191       1,461          530           64          310       3,989
  Mortgage-backed securities                      3        --           522          320           18        3,145       4,008
  Investment securities                        --            15        --           --           --           --            15
  FHLB stock                                    205        --          --           --           --            163         368
  Interest-earning deposits                   1,556        --          --           --           --           --         1,556
                                            -------     -------     -------      -------      -------      -------     -------
    Total interest-earning assets             5,587       8,891       2,175          988          915        4,526      23,082
                                            -------     -------     -------      -------      -------      -------     -------
Interest-bearing liabilities:
  Passbook, money market and NOW
    accounts (3)                                269         804       2,144        2,144         --           --         5,361
  Certificates of deposit (4)                 3,009       6,658       4,419          623         --           --        14,709
  FHLB Advances                                 452        --          --           --           --           --           452
                                            -------     -------     -------      -------      -------      -------     -------
    Total interest-bearing liabilities        3,730       7,462       6,563        2,767         --           --        20,522
                                            -------     -------     -------      -------      -------      -------     -------
 Interest rate sensitivity gap              $ 1,857     $ 1,429     $(4,388)     $(1,779)     $   915      $ 4,526     $ 2,560
                                            -------     -------     -------      -------      -------      -------     -------
                                            -------     -------     -------      -------      -------      -------     -------
Cumulative interest rate sensitivity gap    $ 1,857     $ 3,286     $(1,102)     $(2,881)     $(1,966)     $ 2,560
                                            -------     -------     -------      -------      -------      -------
                                            -------     -------     -------      -------      -------      -------
Percentage of cumulative gap
  to total assets                               8.2%       14.4%        (4.8)%      (12.7)%       (8.6)%      11.2%
                                            -------     -------     -------      -------      -------      -------
                                            -------     -------     -------      -------      -------      -------
Cumulative ratio of interest-
  earning assets to interest-
  bearing liabilities                        149.79%     129.36%       93.79%       85.96%       90.42%     112.47%
                                            -------     -------     -------      -------      -------      -------
                                            -------     -------     -------      -------      -------      -------


                                               (Footnotes are on following page)

----------

(1) Loans receivable are gross of loans in process, deferred fees, unearned discounts, and allowance for loan losses.

(2) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to mature, without reflecting scheduled amortization or any estimated prepayments.

(3) Although Iberville's passbook, money market and NOW accounts are generally subject to immediate withdrawal, management considers a substantial amount of these accounts to be core deposits having significantly longer effective maturities based on Iberville's retention of such deposits in changing interest rate environments. The decay rate used on these accounts was 20% per year over the first five years, even though Iberville's total transaction accounts have actually increased since December 31, 1996. If all of Iberville's passbook, money market and NOW accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $1.0 million or 4.4% of total assets. Excludes $432,000 of noninterest-bearing checking accounts.

(4) It is assumed that certificates of deposit will not be withdrawn prior to maturity. Excludes $32,000 of accrued interest payable.

     Management also presently monitors and evaluates the potential impact of interest rate changes upon the market value of Iberville's portfolio equity on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. As discussed under "Regulation--The Association--Regulatory Capital Requirements," the OTS adopted a final rule in August 1993 incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement, although the OTS has indicated that no institution will be required to deduct capital for interest rate risk until further notice. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. Because a 200 basis point increase in interest rates would have actually increased the Association's NPV and a 200 basis point decrease would have resulted in the Association's NPV declining by less than 2% of the estimated market value of the Association's assets as of March 31, 1998, the Association would not have been subject to any capital deduction as of March 31, 1998 if the regulation had been effective as of such date. The following table presents the Association's NPV as of March 31, 1998, as calculated by the OTS, based on information provided to the OTS by the Association.


   Change in                                                                   Change in
 Interest Rates             Net Portfolio Value             NPV as % of       NPV as % of
in Basis Points           ------------------------        Portfolio Value   Portfolio Value
  (Rate Shock)            Amount   $ Change   % Change       of Assets       of Assets(1)
 --------------           ------   --------   --------    --------------     -------------
                   (Dollars in Thousands)
   400                    $2,384      $(99)      (4.0)%       10.4%              (.4)%
   300                     2,509         26        1.0         10.9                .1
   200                     2,574         91        3.7         11.1                .4
   100                     2,562         79        3.2         11.0                .3
Static                     2,483         --         --         10.6                --
 (100)                     2,402       (81)      (3.3)         10.2              (.3)
 (200)                     2,369      (114)      (4.6)         10.0              (.5)
 (300)                     2,382      (101)      (4.1)         10.0              (.4)
 (400)                     2,428       (55)      (2.2)         10.1              (.2)


----------

(1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

     As shown by the table above, decreases in interest rates will result in declines in the Association's net portfolio value based on OTS calculations as of March 31, 1998, primarily due to the Association's significant holdings of adjustable-rate loans and mortgage-backed securities. See "Risk Factors - Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."

Changes in Financial Condition

     Assets. The Association's total assets increased by $960,000 or 4.4% to $22.8 million at March 31, 1998 from $21.8 million at December 31, 1996. The increase was primarily due to a $1.2 million or 8.1% increase in the net loan portfolio, as commercial real estate loans, single-family residential loans and automobile loans each increased. The net loan portfolio amounted to $16.4 million or 72.1% of total assets at March 31, 1998.

     Mortgage-backed securities amounted to $4.0 million or 17.6% of total assets at March 31, 1998. All of the Association's mortgage-backed securities are either insured or guaranteed by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA") or the Government National Mortgage Association ("GNMA"). Mortgage-backed securities increase the quality of the Association's assets by virtue of the guarantees that support them, require fewer personnel and overhead costs than individual residential mortgage loans, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Iberville. However, mortgage-backed securities typically yield less than individual residential mortgage loans.

     Non-accruing loans totalled $164,000, $332,000 and $270,000 at March 31, 1998 and December 31, 1997 and 1996, respectively, or .96%, 1.93% and 1.70% of the total loan portfolio at such dates. The Association had no real estate owned or troubled debt restructurings at any of such dates. At March 31, 1998, Iberville's allowance for loan losses amounted to $403,000 or 2.4% of the total loan portfolio and 246% of total non-accruing loans. See "Business--Asset Quality."

     Cash and cash equivalents, which include interest-earning deposits in other institutions, amounted to $1.7 million or 7.5% of total assets at March 31, 1998, compared to $1.1 million and $1.8 million at December 31, 1997 and 1996, respectively. The decline as of December 31, 1997 was due to the Association using cash and cash equivalents to fund deposit outflows. The Association's regulatory liquidity ratio amounted to 8.9% at March 31, 1998. The Association expects that the net Conversion proceeds to be received by the Association will initially increase the Association's regulatory liquidity ratio.

     Deposits. The Association's deposits increased by $508,000 or 2.5% in the first quarter of 1998 to $20.5 million at March 31, 1998, after decreasing by $252,000 or 1.2% in 1997. The increase in the first quarter of 1998 was primarily due to increases in passbook and NOW accounts, which also increased in 1997. Total transaction accounts were $5.8 million or 28.3% of total deposits at March 31, 1998, compared to $5.0 million or 24.9% of total deposits at December 31, 1996. Certificates of deposit increased slightly in the first quarter of 1998, after decreasing by $555,000 or 3.7% in 1997. At March 31, 1998, $9.7
million or 65.7% of the total certificates of deposit mature in one year or less, and $2.1 million or 14.3% of the total certificates of deposit had balances of $100,000 or more. The Association believes that it can adjust the interest rates offered on certificates of deposit to retain such funds to the extent desired and that it has adequate resources to fund withdrawals.


     Retained Earnings. The Association's retained earnings increased by $49,000 or 3.0% in the first quarter of 1998 to $1.7 million at March 31, 1998. The increase was due to $53,000 of net income, which was partially offset by a small unrealized loss on securities available for sale, net of applicable deferred income tax. The unrealized loss is deducted from retained earnings in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Retained earnings amounted to $1.7 million or 7.3% of total assets at March 31, 1998. The Company's total stockholders' equity will be significantly higher upon consummation of the Conversion than the Association's current retained earnings. See "Pro Forma Data."


Results of Operations


     Net Income. The Association's net income increased by $20,000 or 60.6% in the first quarter of 1998 and by $108,000 or 193.3% in 1997 over the respective prior periods. The increase in 1997 was primarily due to a $156,000 decline in deposit insurance premiums, which resulted from the one-time, special SAIF assessment paid by the Association on September 30, 1996 in the amount of $123,000 ($75,000 after taxes). A special SAIF assessment equal to $.657 per $100 of insured deposits was paid by all savings institutions in order to recapitalize the SAIF, and the regular premium rate was reduced from 23 basis points to 6.4 basis points effective January 1, 1997. See "Regulation--The Association--Insurance of Accounts."


     The Association's net interest income is determined by its average interest rate spread (i.e., the difference between the average yields earned on its interest-earning assets and the average rates paid on its deposits), the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The Association's net interest income increased by $34,000 or 17.8% in the first quarter of 1998 and by $37,000 or 5.0% in 1997 over the respective prior periods. The increases were due to increases in both the average interest rate spread and net interest-earning assets. In addition, the increase in the first quarter of 1998 was partly due to the recognition of $16,000 of income received on a non-accruing loan that was brought current.

     The increase in net interest income in the first quarter of 1998 was mostly offset by increases of $11,000 in total noninterest expense and $7,000 in federal income tax expenses.

     Because the Company currently anticipates that it will take time to prudently deploy the new capital raised in the Conversion, the Company's return on equity initially is expected to be below the industry average after the Conversion. See "Risk Factors--Low Return on Equity Following the Conversion; Uncertainty as to Future Growth Opportunities." The increase in net income shown under "Pro Forma Data" as a result of the investment of the net Conversion proceeds is not necessarily indicative of future results of operations.

     Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from Iberville's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. Iberville does not believe that the monthly averages differ significantly from what the daily averages would be.



                                                  Three Months Ended                 Three Months Ended
                                                    March 31, 1998                     March 31, 1997
                                          -------------------------------        ----------------------------
                                          Average                 Yield/     Average                 Yield/
                                          Balance      Interest   Rate(1)    Balance    Interest      Rate
                                          --------     --------   -------    --------   --------     -------
                                                              (Dollars In Thousands)
Interest-earning assets:
   Loans receivable(2)                    $16,408       $ 374      8.71%     $ 15,168   $ 329        8.68%
   Mortgage-backed securities               4,143          63       6.08       4,155       62        5.97
   Investment securities(3)                   380           6       6.32         359        4        4.46
   Interest-earning deposits                1,449          12       3.31       1,964       22        4.48
                                           ------       -----      -----     -------    -----        ----
     Total interest-earning assets         22,380         455       7.83      21,646      417        7.71
                                                        -----      -----                -----        ----
Noninterest-earning assets                    253                                278
                                           ------                             ------
     Total assets                         $22,633                            $21,924
                                           ------                             ------
                                           ------                             ------
Interest-bearing liabilities:
   Deposits(4)                            $20,240         223       4.41     $20,297      226        4.45
   FHLB advances                              542           7       5.17          --       --          --
                                           ------        ----      -----     -------     ----        ----
     Total interest-bearing liabilities     20,782        230       4.43      20,297      226        4.45
                                                         ----      -----                 ----       -----
Noninterest-bearing liabilities               194                                152
                                           ------                             ------
     Total liabilities                     20,976                             20,449
Stockholders' equity                        1,657                              1,475
                                           ------                             ------
     Total liabilities and
stockholders' equity                      $22,633                            $21,924
                                           ------                             ------
Net interest income; average
interest rate spread                                    $ 225      3.40%                $ 191       3.26%
                                                         ----     -----                 -----      -----
                                                         ----     -----                 -----      -----
Net interest margin(5)                                             3.72%                            3.53%
                                                                  -----                             ----
                                                                  -----                             ----
Average interest-earning assets
to average interest-bearing
liabilities                                   107.69%                        106.65%
                                              ------                         ------
                                              ------                         ------


                                                               1997                               1996
                                                 ------------------------------     ----------------------------------
                                                 Average                 Yield/      Average                   Yield/
                                                 Balance     Interest     Rate       Balance     Interest       Rate
                                                 --------    --------    ------     ---------    --------      -------
                                                              (Dollars In Thousands)
Interest-earning assets:
   Loans receivable(2)                           $15,735     $ 1,346      8.55%     $ 14,727      $1,269         8.62%
   Mortgage-backed securities                      4,176         258      6.18         4,282         259         6.05
   Investment securities(3)                          367          22      5.99           478          32         6.69
   Interest-earning deposits                       1,519          65      4.28         1,815          85         4.68
                                                 -------     -------      ----         -----      ------         ----
     Total interest-earning assets                21,797       1,691      7.76        21,302       1,645         7.72
                                                             -------      ----                    ------         ----
Noninterest-earning assets                           253                                 316
                                                  ------                              ------
     Total assets                                $22,050                            $ 21,618
                                                  ------                              ------
                                                  ------                              ------
Interest-bearing liabilities:
   Deposits(4)                                   $20,154         910      4.52       $19,974         908         4.55
   FHLB advances                                     138           7      5.07            --          --           --
                                                 -------      ------      ----         -----        ----         ----
     Total interest-bearing liabilities           20,292         917      4.52        19,974         908         4.55
                                                               -----      ----                      ----         ----
Noninterest-bearing liabilities                      166                                 180
                                                  ------                              ------
     Total liabilities                            20,458                              20,154
Stockholders' equity                               1,592                               1,464
                                                  ------                              ------
     Total liabilities and
stockholders' equity                             $22,050                             $21,618
                                                  ------                              ------
                                                  ------                              ------
Net interest income; average
interest rate spread                                             $ 774   3.24%                    $  737        3.17%
                                                                 -----   ----                     ------        ----
                                                                 -----   ----                     ------        ----
Net interest margin(5)                                                   3.55%                                  3.46%
                                                                         ----                                   ----
                                                                         ----                                   ----
Average interest-earning assets
to average interest-bearing
liabilities                                       107.42%                             106.65%
                                                  ------                              ------
                                                  ------                              ------

----------

(1) The average yield on loans receivable for the first quarter of 1998 excludes the effect of $16,000 of income received on a non-accruing loan. At March 31, 1998, the weighted average yields earned and rates paid were as follows: loans receivable, 8.31%; mortgage-backed securities, 6.05%; investment securities, 5.97%; other interest-earning assets, 5.96%, total interest-earning assets, 7.72%; deposits, 4.50%; FHLB advances, 5.55%; total interest-bearing liabilities, 4.52%; and average interest rate spread, 3.20%.

(2)  Includes non-accruing loans.

(3)  Includes FHLB stock.

(4)  Includes noninterest-bearing checking accounts.

(5)  Equals net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Iberville's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                       Three Months Ended
                                                             March 31,                            Year Ended December 31,
                                                           1998 vs. 1997                               1997 vs. 1996
                                               ------------------------------------       -------------------------------------
                                                Increase(Decrease)           Total          Increase(Decrease)           Total
                                                      Due to               Increase               Due to               Increase
                                               ---------------------                      ----------------------
                                                 Rate        Volume       (Decrease)        Rate         Volume        (Decrease)
                                               ---------    ----------    -------------   ----------    ----------    ------------
                                                                                  (In Thousands)
Interest-earning assets:
   Loans receivable                            $   18        $  27          $  45          $   (9)       $   86         $   77
   Mortgage-backed securities                       1           --              1               5            (6)            (1)
   Investment securities(1)                         2           --              2              (3)           (7)           (10)
   Interest-earning deposits                       (5)          (5)           (10)             (7)          (13)           (20)
                                               ------        -----          -----          ------        ------         ------
     Total interest-earning assets                 16           22             38             (14)           60             46
                                               ------        -----          -----          ------        ------         ------
Interest-bearing liabilities:
   Deposits                                        (2)          (1)            (3)             (6)            8              2
   FHLB advances                                   --            7              7              --             7              7
                                               ------        -----          -----          ------        ------         ------
     Total interest-bearing liabilities            (2)           6              4              (6)           15              9
                                               ------        -----          -----          ------        ------         ------
 Increase (decrease) in net interest
   income                                      $   18       $   16          $  34           $  (8)       $   45          $   37
                                               ------        -----          -----          ------        ------         ------
                                               ------        -----          -----          ------        ------         ------


----------
(1)  Includes FHLB stock.

    Interest Income. Interest and fees on loans increased by $45,000 or 13.7% in the first quarter of 1998 and by $77,000 or 6.1% in 1997 over the respective prior periods. The increases were due to increases in the average loan volume of 8.2% in the first quarter of 1998 and 6.8% in 1997 over the respective prior periods. The increases in the average balance are primarily due to increases in commercial real estate, single-family residential and automobile loans. In addition, the increased income in the first quarter of 1998 was partly due to the recognition of $16,000 received on a non-accruing loan that was brought current. Excluding the effect of such $16,000, the average loan yield increased slighly to 8.70% in the first quarter of 1998 from 8.68% in the first quarter of 1997.

    Interest on mortgage-backed securities has been relatively stable, varying by only $1,000. The average balance of mortgage-backed securities decreased by
 .3% in the first quarter of 1998 and by 2.5% in 1997 from the respective prior periods, as the amount purchased has declined slightly. The average yield on mortgage-backed securities increased to 6.08% in the first quarter of 1998 from 5.97% in the comparable 1997 quarter and increased to 6.18% in 1997 from 6.05% in 1996. The increases in average yields were primarily due to upward adjustments in the interest rate on adjustable-rate mortgage-backed securities.

    Interest and dividends on investment securities, which consist of FHLB stock and a $15,000 U.S. government agency security at March 31, 1998, increased nominally in the first quarter of 1998 over the comparable 1997 quarter. Interest and dividends on investment securities decreased by $10,000 or 31.3% in 1997 from 1996, as the average balance declined by 23.2% and the average yield declined to 5.99% in 1997 from 6.69% in 1996. The decline in the average balance was due to $185,000 of the Association's $200,000 investment in a government agency security being called in 1996.

    Interest on interest-earning deposits in other institutions decreased by $10,000 or 45.5% in the first quarter of 1998 and by $20,000 or 23.5% in 1997 from the respective prior periods. The decreases were due to declines in both the average balance and the average yield. The average balance decreased by $515,000 or 26.2% in the first quarter of 1998 and by $296,000 or 16.3% in 1997 from the respective prior periods, and the average yield decreased by 117 basis points in the first quarter of 1998 and by 40 basis points in 1997 from the respective prior periods. As the average yields decreased, the Association shifted a portion of this excess liquidity into higher yielding loans.

    Total interest income increased by $38,000 or 9.1% in the first quarter of 1998 and by $46,000 or 2.8% in 1997 over the respective prior periods. The increase in the first quarter of 1998 was due to an increase in the average yield to 7.83% from 7.71% in the 1997 quarter and to a 3.4% increase in the average balance of interest-earning assets. The increase in 1997 was due to a 2.3% increase in the average balance and a slight increase in the average yield.

    Interest Expense. Interest on deposits decreased by $3,000 or 1.3% in the first quarter of 1998 after increasing by $2,000 or .2% in 1997 compared to the respective prior periods. The decrease in the 1998 quarter was due to a decline in the average rate paid to 4.41% from 4.45% and to a $57,000 or .3% decline in the average balance. The average rate paid also declined slightly in 1997 compared to 1996, but this decline was offset by a $180,000 or .9% increase in the average balance. The average balance of lower rate passbook and NOW accounts has increased in recent periods, while the average balance of money market deposit accounts and certificates of deposit has generally declined.

    The Association had not utilized FHLB advances in recent years until the fourth quarter of 1997, when the Association used FHLB advances to fund the purchase of mortgage-backed securities. Because the average rate on the FHLB advances exceeds the average rate of the Association's deposits, the Association has been repaying its FHLB advances in recent months as deposits have increased. Interest on FHLB advances amounted to $7,000 in the first quarter of 1998 and $7,000 in 1997.

    Net Interest Income. Net interest income increased by $34,000 or 17.8% in the first quarter of 1998 and by $37,000 or 5.0% in 1997 over the respective prior periods. The average interest rate spread increased to 3.40% in the 1998 quarter from 3.26% in the 1997 quarter and increased to 3.24% in 1997 from 3.17% in 1996. The increased spreads were primarily due to increases in the average yields on interest-earning assets. In addition, net interest-earning assets increased in the first quarter of 1998 and in 1997 over the respective prior periods.

    Provision for Loan Losses. The Association's provisions for loan losses were $12,000 in the first quarter of both 1998 and 1997. The provision for loan losses increased by $3,000 or 8.4% in 1997 over 1996. The allowance for loan losses amounted to $403,000 at March 31, 1998, representing 2.4% of the total loan portfolio and 249% of total non-accruing loans at such date. See "Business--Asset Quality."

    Noninterest Income. Service charges and fees, which primarily consist of charges for checking accounts, overdrafts and late payments, increased by $4,000 or 21.9% in the first quarter of 1998 after decreasing by $2,000 or 3.3% in 1997 compared to the respective prior periods.

    In 1996, the Association owned a 14% interest in General Financial Life Insurance Company ("General Financial"), a Louisiana-chartered life insurance company that underwrote mortgage and credit life insurance and annuities. In March 1996, General Financial was sold and the Association's share of the proceeds was $106,000, generating a gain on the sale of $34,000. No other investment securities were sold in the first quarter of 1998 or in 1997 or 1996.

    Other noninterest income declined slightly in the first quarter of 1998 after increasing by $4,000 or 16.8% in 1997 compared to the respective prior periods.

    Total noninterest income increased by $4,000 or 17.5% in the first quarter of 1998 after decreasing by $33,000 or 24.9% in 1997 compared to the respective prior periods. Excluding the gain on the sale of the interest in General Financial in 1996, total noninterest income would have increased slightly in 1997 over 1996.

    Noninterest Expense. Compensation and benefits increased by $3,000 or 3.2% in the first quarter of 1998 and by $42,000 or 15.4% in 1997 over the respective prior periods. The increase in the first quarter of 1998 was primarily due to normal salary increases. The increase in 1997 was primarily due to increases of $23,000 in aggregate directors' fees, $9,000 in contributions to the Association's profit sharing plan, and $6,000 in normal salary increases. For periods subsequent to the Conversion, the shares of Common Stock to be purchased by the ESOP and the Recognition Plan will result in additional compensation expense being recognized over periods of 10 and five years, respectively. Based on the assumptions set forth under "Pro Forma Data," the increased compensation expense after taxes is estimated to be $14,000 per year for each of the ESOP and the Recognition Plan at the maximum of the Estimated Valuation Range. However, the amount for the ESOP may vary significantly depending upon the impact of SOP 93-6. See "Risk Factors--Increased Compensation Expense After the Conversion." In addition, the exercise of compensatory or non-qualified stock options in the future would result in additional compensation expense for federal income tax purposes (but not for financial statement purposes) equal to the difference between the aggregate market value of the Common Stock received and the aggregate exercise price.

    Occupancy expense decreased by $3,000 or 36.5% in the first quarter of 1998 after increasing by $3,000 or 10.2% in 1997 compared to the respective prior periods.

    Furniture and equipment expense decreased by $1,000 or 13.0% in the first quarter of 1998 and decreased slightly in 1997 from the respective prior periods.

    Deposit insurance premiums increased by $2,000 or 336.9% in the first quarter of 1998 after decreasing by $34,000 or 76.4% in 1997 compared to the respective prior periods. The increase in the first quarter of 1998 was due to a credit received in the first quarter of 1997. Excluding the credit, the insurance premium would have decreased slightly in the first quarter of 1998 from the comparable 1997 quarter due to a decline in deposits in 1997. The lower insurance premium in 1997 compared to 1996 was primarily due to a decline in the premium rate. After the SAIF was recapitalized on September 30, 1996, the regular premium rate was substantially reduced. See "Regulation--The Association--Insurance of Accounts." The special SAIF assessment in 1996 amounted to $123,000, or $75,000 after taxes.

    Data processing expense decreased nominally in the first quarter of 1998 and by $8,000 or 12.1% in 1997 from the respective prior periods. The decrease in 1997 was due to the payment in 1996 of a one-time licensing fee of $8,400.


    Legal and other professional expenses increased by $3,000 or 59.8% in the first quarter of 1998 and by $3,000 or 5.2% in 1997 over the respective prior periods. These expenses primarily consist of fees paid to the Association's auditors and, to a lesser extent, the retainer paid to the Association's general counsel. See "Management--Certain Transactions." These expenses are expected to increase following the Conversion due to increased legal and accounting fees as a result of being a public company and preparing and filing various public reports.


    Marketing expense increased by $1,000 or 20.1% in the first quarter of 1998 after decreasing by $8,000 or 39.5% in 1997 compared to the respective prior periods. The decrease in 1997 was due to several marketing programs in 1996 that were not repeated in 1997.

    Office supplies and postage expense increased by $3,000 or 37.7% in the first quarter of 1998 after decreasing by $2,000 or 8.7% in 1997 compared to the respective prior periods. Postage and mailing costs are likely to increase following the Conversion due to the expense of mailing annual reports and proxy materials to shareholders.

    Other noninterest expense increased by $3,000 or 22.3% in the first quarter of 1998 after decreasing by $8,000 or 11.4% in 1997 compared to the respective prior periods. This expense is likely to increase following the Conversion due to fees to be paid to the Company's transfer agent and registrar, as well as other miscellaneous costs associated with being a public company.


    Total noninterest expense increased by $11,000 or 7.6% in the first quarter of 1998 after decreasing by $135,000 or 19.2% in 1997 compared to the respective prior periods. The increase in the 1998 quarter was due to increases in other noninterest expense, compensation and benefits and deposit insurance premiums. The decrease in 1997 was primarily due to the special SAIF assessment paid in 1996. Excluding the effects of such one-time assessment, total noninterest expense would have decreased by $12,000 or 2.1% in 1997 compared to 1996, primarily due to decreases in regular deposit insurance premiums and in professional, data processing and other miscellaneous expenses, partially offset by an increase in compensation and benefits expense.

    Federal Income Tax Expense. The federal income tax expense increased by $6,000 or 30.0% in the first quarter of 1998 and by $28,000 or 40.4% in 1997 over the respective prior periods. The increases were due to increases in pre-tax income of 49.1% in the first quarter of 1998 and 108.3% in 1997 over the respective prior periods. In addition, the decrease in 1997 was partly due to a lower effective tax rate in 1997 as the result of a $30,000 deferred tax expense in 1996 relating to the Association's bad debt reserve. For additional information, see Note J of Notes to Financial Statements.

Liquidity and Capital Resources

    Iberville is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At March 31, 1998, Iberville's liquidity was 8.9% or $962,000 in excess of the minimum OTS requirement.

    Cash was generated by Iberville's operating activities during the first quarter of 1998 and in 1997 and 1996 primarily as a result of net income in each period. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of the provisions for loan losses, the provisions for depreciation and amortization, accretion of the premiums on mortgage-backed securities, amortization of the discount on consumer loans, the FHLB stock dividends, and increases or decreases in various receivable and payable accounts. The primary investing activities of Iberville are the origination of loans and the purchase of mortgage-backed securities, which are primarily funded with the proceeds from repayments and prepayments on existing loans and mortgage-backed securities and the maturity of mortgage-backed securities. Investing activities used net cash in 1997 and 1996, primarily due to increases in the net loan portfolio. In the first quarter of 1998, investing activities provided net cash as the principal payments on mortgage-backed securities exceeded the increase in the loan portfolio. The primary financing activity consists of deposits and FHLB advances. Financing activities provided net cash in the first quarter of 1998 and in 1996 due to increases in deposits and in 1997 due to an increase in FHLB advances. Total cash and cash equivalents increased by $587,000 in the first quarter of 1998, decreased by $698,000 in 1997, and increased by $851,000 in 1996. Total cash and cash equivalents amounted to $1.7 million at March 31, 1998.

    At March 31, 1998, Iberville had outstanding commitments to originate $65,000 of single-family residential loans and $106,000 of undisbursed construction loans. In addition, as of March 31, 1998, the Association had committed to acquire up to a $500,000 participation interest in a $5.5 million land development loan. The actual participation interest was subsequently determined to be $385,000. See "Business--Lending Activities--Land

Loans." At the same date, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $9.7 million. Iberville believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Iberville requires funds beyond its internal funding capabilities, advances from the FHLB of Dallas are available as an additional source of funds.

    Iberville is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At March 31, 1998, Iberville exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 7.34%, 7.34% and 15.47%, respectively. See "Regulatory Capital," Regulation--The Association
- Regulatory Capital Requirements" and Note O of Notes to Financial Statements.


    Assuming the sale of Common Stock at the midpoint of the Estimated Valuation Range, the Company's ratio of equity to assets would be 10.20% on a pro forma basis at March 31, 1998. See "Regulatory Capital." Both the Company and the Association will be well-capitalized upon consummation of the Conversion. The Company anticipates that the net Conversion proceeds contributed to the Association will initially increase the Association's liquidity.


Impact of Inflation and Changing Prices

    The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Iberville's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Iberville's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

The Year 2000


    The Association has reviewed its computer and data processing issues relating to the Year 2000 and has developed a written Year 2000 Policy as well as a written Year 2000 Contingency Plan. Management believes that most of the Association's hardware and terminals will not need to be replaced but that certain software will need to be upgraded. The Association's data processing is handled by an independent third party data center, and management is monitoring the data center's progress and timetable to resolving issues relating to the Year 2000. Testing with the data center is scheduled to occur in mid-September 1998. If the data center is able to become Year 2000 compliant in a timely manner, then management believes that issues related to the Year 2000 will not have a material adverse effect on the Company's liquidity, capital resources or consolidated results of operations. The Association currently estimates the total cost of becoming Year 2000 compliant to be approximately $15,000 (of which $5,000 has been incurred) and expects to be Year 2000 compliant by the end of 1998.

    In the event the third party data center is unable to become Year 2000 compliant in a timely manner, the Association has established a contingency plan to switch to another data center. The Association is in the process of receiving an estimate from another data center as to the cost of conversion to their data center. While the costs of switching to another data center have not yet been quantified, management currently does not believe that such costs would have a material adverse effect on the Company's liquidity, capital resources or consolidated results of operations.

Recent Accounting Standards

    For a discussion of recently published accounting standards, none of which are expected to have a material effect on the Company, see Note S of Notes to Financial Statements.

                                    BUSINESS

Lending Activities

    General. At March 31, 1998, Iberville's net loan portfolio totalled $16.4 million, representing approximately 72.1% of Iberville's $22.8 million of total assets at that date. The principal lending activity of Iberville is the origination of single-family residential loans and consumer loans. At March 31, 1998, conventional first mortgage, single-family residential loans (excluding construction loans) amounted to $11.5 million or 67.2% of the total loan portfolio and consumer loans amounted to $4.0 million or 23.3% of the total loan portfolio, in each case before net items. To a lesser extent, the Association originates construction loans, commercial real estate loans and land loans. At March 31, 1998, construction loans amounted to $420,000 or 2.5% of the total loan portfolio, commercial real estate loans totalled $931,000 or 5.4% of the total loan portfolio, and land loans amounted to $287,000 or 1.7% of the total loan portfolio, in each case before net items.

    The types of loans that the Association may originate are subject to federal and state laws and regulations. Interest rates charged by the Association on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

    A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At March 31, 1998, the Association's limit on loans-to-one borrower was $500,000 and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $342,000, $245,000, $242,000, $238,000 and $200,000. All of
the Association's five largest loans or groups of loans were performing in accordance with their terms at March 31, 1998. The $342,000 borrowing relationship consists of five loans to a director of the Association (including a loan to a related company). See "Management -Indebtedness of Management." Subsequent to March 31, 1998, the Association agreed to a $385,000 participation interest in a $5.5 million land development loan to an unaffiliated borrower. See "- Land Loans."

    Loan Portfolio Composition. The following table sets forth the composition of Iberville's loan portfolio by type of loan at the dates indicated.


                                                                                           December 31,
                                                                       ---------------------------------------------
                                                 March 31, 1998                   1997                       1996
                                           -----------------------     ----------------------      --------------------
                                             Amount           %          Amount           %          Amount         %
                                           ----------     ----------   ----------    ----------    ----------    --------
                                                                        (Dollars in Thousands)
Real estate loans:
  Single-family residential                 $11,508          67.2%      $11,531          67.1%       $10,752       67.7%
  Construction(1)                               420           2.5           420           2.4            464        2.9
  Commercial real estate                        931           5.4           943           5.5            757        4.8
  Land                                          287           1.7           271           1.6            211        1.3
                                            -------          -----      -------          -----       -------       -----
    Total real estate loans                  13,146          76.7        13,165          76.6         12,184       76.7
                                            -------          -----      -------          -----       -------       -----
Consumer loans:
  Home equity and improvement                 1,089           6.4         1,172           6.8          1,221        7.7
  Loans secured by savings accounts             774           4.5           786           4.6            670        4.2
  Automobile                                  1,125           6.6         1,066           6.2            814        5.1
  Unsecured                                     908           5.3           924           5.4            860        5.4
  Other                                          93            .6            65            .4            141         .9
                                            -------          -----      -------          -----       -------       -----
    Total consumer loans                      3,989          23.3         4,013          23.4          3,706       23.3

      Total loans                            17,135         100.0%       17,178         100.0%        15,890      100.0%
                                            -------          -----      -------          -----       -------       -----
                                            -------          -----      -------          -----       -------       -----
Less:

  Unearned discounts                            200                         189                         160
  Loans in process                              106                         260                         169
  Deferred fees and discounts                     8                           7                           5
  Allowance for loan losses                     403                         404                         362
                                           --------                     -------                     -------
    Total loans receivable, net            $ 16,418                     $16,318                     $15,194
                                           --------                     -------                     -------
                                           --------                     -------                     -------



----------
(1)  Consists solely of single-family residential construction loans.

    Contractual Terms to Final Maturities. The following table sets forth certain information as of December 31, 1997 regarding the dollar amount of loans maturing in the Association's portfolio, based on the contractual date of the loan's final maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not reflect normal principal amortization; rather, the balance of each loan outstanding at December 31, 1997 is shown in the appropriate year of the loan's final maturity.


                                            Single-
                                            family                     Commercial
                                          residential  Construction   real estate      Land     Consumer       Total
                                          ----------- -------------- --------------- --------- -----------  ----------
                                                                            (In Thousands)
Amounts due after December 31, 1997 in:
 One year or less                         $     22        $420           $ --         $   3      $1,057     $ 1,502
 After one year through two years               21          --             --             5         531         557
 After two years through three years            49          --             --            --         565         614
 After three years through five years          317          --            106            40         828       1,291
 After five years through ten years          1,899          --             --           177         790       2,866
 After ten years through fifteen years       3,075          --            235            46         203       3,559
 After fifteen years                         6,148          --            602            --          39       6,789
                                          --------        ----           ----         ----       ------     -------
  Total(1)                                $ 11,531        $420           $943         $ 271      $4,013     $17,178
                                          --------        ----           ----         ----       ------     -------
                                          --------        ----           ----         ----       ------     -------

----------
(1) Gross of unearned discount, loans in process, deferred loan origination fees and discounts, and the allowance for loan losses.

    The following table sets forth the dollar amount of all loans, before net items, due after one year from December 31, 1997 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.


                                                             Floating or
                                     Fixed-Rate            Adjustable-Rate             Total
                                 -------------------    ---------------------    ------------------
                                                               (In Thousands)
Single-family residential             $2,063                   $9,446                 $11,509
 Commercial real estate                   --                      943                     943
Land                                     113                      155                     268
Consumer                               2,260                      696                   2,956
                                      ------                  -------                --------
 Total                                $4,436                  $11,240                 $15,676
                                      ------                  -------                --------
                                      ------                  -------                --------



    Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of Iberville's portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loans rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are lower than current mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

    Origination of Loans. The lending activities of Iberville are subject to the written underwriting standards and loan origination procedures established by Iberville's Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by lending personnel, and the loan department supervises the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by Iberville's Board of Directors.

    Under Iberville's real estate lending policy, either a title opinion signed by an approved attorney or a title insurance policy must be obtained for each real estate loan. Iberville also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage loan account from which Iberville makes disbursements for items such as real estate taxes, hazard insurance premiums and private mortgage insurance premiums as they become due.

    Iberville's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. The Association's lending policies permit the Association's President or loan officer to approve all types of loans not exceeding $30,000. Loans over $30,000 up to $150,000 may be approved by the Association's President or loan officer and two other directors of the Association. Loans in excess of $150,000 and all commercial real estate loans must be approved by the entire Board of Directors, excluding Mr. Delahaye who abstains from voting due to his involvement in a majority of the Association's real estate loan closings.

    The following table shows total loans originated and repaid during the periods indicated. No loans were purchased or sold during the periods shown.



                                                       Three Months Ended
                                                            March 31,                   Year Ended December 31,
                                                   -----------------------     -------------------------------------
                                                       1998          1997          1997           1996           1995
                                                   -----------    ----------    -----------    ----------    -----------
                                                                               (In Thousands)
Loan originations:
  Single-family residential                            $441          $211         $1,638        $1,266         $1,737
  Construction(1)                                        --           140            620           465            112
  Commercial real estate                                 --            --            225           250            155
  Land                                                   73            --            110            90            122
  Consumer                                              413           310          1,545         2,146          1,642
                                                       ----          ----          -----         -----          -----
     Total loans originated                             927           661          4,138         4,217          3,768
Loan principal reductions                              (957)         (492)        (2,851)       (3,359)        (2,399)
Increase (decrease) due to
  other items, net(2)                                   130           (80)          (163)         (180)            14
                                                       ----          ----          -----         -----          -----
Net increase in loan portfolio                        $ 100         $  89         $1,124        $  678         $1,383
                                                       ====          ====          =====         =====          =====


----------
(1)  Consists solely of single-family residential construction loans.

(2) Other items, net include the effects relating to unearned discount, loans in process, deferred loan origination fees and discounts, and the allowance for loan losses.

    Although Louisiana laws and regulations permit state-chartered savings institutions, such as Iberville, to originate and purchase loans secured by real estate located throughout the United States, Iberville's present lending is done primarily within its primary market area, which consists of Iberville and West Baton Rouge Parishes in Louisiana. The Association's lending policies provide that a maximum of 10% of the total loan portfolio shall be secured by properties outside of these two parishes. Subject to Iberville's loans-to-one borrower limitation, Iberville is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Iberville may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of Iberville's total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Iberville may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At March 31, 1998, Iberville was well within each of the above lending limits.

    Single-Family Residential Real Estate Loans. The primary real estate lending activity of Iberville is the origination of loans secured by first mortgage liens on single-family residences. At March 31, 1998, $11.5 million or 67.2% of Iberville's total loan portfolio, before net items, consisted of conventional first mortgage, single-family residential loans (excluding construction loans).

    The loan-to-value ratio, maturity and other provisions of the loans made by Iberville generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Iberville. Iberville's lending policies on single-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property. The single-family residential loans which have a loan-to-value ratio in excess of an 80% require private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally do not include "due-on-sale" clauses.

    Various legislative and regulatory changes have given Iberville the authority to originate and purchase mortgage loans which provide for periodic interest rate adjustments subject to certain limitations. Iberville has been actively marketing ARMs in order to decrease the vulnerability of its operations to changes in interest rates. At March 31, 1998, single-family residential ARMs represented $9.8 million or 57.3% of the total loan portfolio, before net items.

    Iberville's single-family residential ARMs are fully amortizing loans with contractual maturities of up to 30 years. These loans have interest rates which are scheduled to adjust periodically in accordance with a designated index. Iberville currently offers ARMs on which the interest rate adjusts every year based upon the national average contract interest rate for all major types of lenders on the purchase of previously occupied homes, plus a specified margin. The margin above the index is generally .25%. There is a 2% cap on the rate adjustment per period and a 13% cap on the maximum interest rate during the life of the loan. The adjustable-rate loans in Iberville's loan portfolio are not convertible by their terms into fixed-rate loans, are not assumable without the Association's consent, do not contain prepayment penalties and do not produce negative amortization.

    The Association qualifies borrowers based on the initial interest rate on the ARM rather than the fully indexed rate. In a rising interest rate environment, the interest rate on the ARM will increase on the next adjustment date, resulting in an increase in the borrower's monthly payment. To the extent the increased rate adversely affects the borrower's ability to repay his loan, the Association is exposed to increased credit risk. As of March 31, 1998, the Association's non-accruing residential loans were $106,000. See "- Asset Quality."

    The demand for adjustable-rate loans in Iberville's primary market area has been a function of several factors, including the level of interest rates, and the difference between the interest rates offered by competitors for fixed-rate loans and adjustable-rate loans. Due to the generally lower rates of interest prevailing in recent periods, consumer preference for fixed-rate loans has increased. In mid-1996, the Association began offering 15-year, fixed-rate residential loans for retention in its portfolio, which loans totalled $1.3 million at March 31, 1998.

    Construction Loans. At March 31, 1998, $420,000 or 2.5% of Iberville's total loan portfolio, before net items, consisted of two loans for the construction of single-family residences. Construction loans are not being actively marketed and are offered primarily as a service to existing customers. The two loans were for $220,000 and $200,000 at March 31, 1998, gross of the undisbursed portion. The two construction loans each bear a fixed interest rate during the construction phase based upon the amount of funds disbursed, and the loans are structured to be converted to adjustable-rate permanent loans at the end of the construction phase. The adjustable-interest rate is not determined until the end of the construction phase, and the Association does not charge an additional loan origination fee when the construction loan is converted to a permanent loan.

    Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Iberville generally attempts to mitigate the risks associated with construction lending by, among other things, lending primarily in its market area, using conservative underwriting guidelines, and closely monitoring the construction process.

    Commercial Real Estate Loans. The Association's commercial real estate loan portfolio primarily consists of loans secured by retail establishments and two trailer parks located within the Association's primary market area. Commercial real estate loans amounted to $931,000 or 5.4% of the total loan portfolio at March 31, 1998. The largest commercial real estate loan at March 31, 1998 was a loan to a director of the Association secured by a trailer park and amounted to $217,000 at such date. The average balance of the commercial real estate loans at March 31, 1998 was approximately $116,000.

    Nonresidential real estate loans may have terms up to 30 years and generally have adjustable rates of interest. The Association uses the same index for commercial real estate loans as it uses for single-family residential loans, except that the margin for commercial real estate loans is 1.25% above the index. There is a 2% cap on the rate adjustment per period and a 13% cap on the maximum interest rate during the life of the loan. As part of its commitment to loan quality, the Association's senior management reviews each nonresidential loan prior to approval by the Board of Directors. All loans are based on the appraised value of the secured property, and commercial real estate loans are generally not made in amounts in excess of 80% of the appraised value of the secured property. All appraisals are performed by an independent appraiser designated by the Association and are reviewed by management. In originating nonresidential loans, the Association considers the quality of the property, the credit of the borrower, the historical and projected cash flow of the project, the location of the real estate and the quality of the property management. A total of $125,000 of commercial real estate loans were originated in 1997, and none were originated in the first quarter of 1998.

    Commercial real estate lending is generally considered to involve a higher degree of risk than single-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Iberville generally attempts to mitigate the risks associated with commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ("LTV") ratios in the underwriting process.

    Land Loans. As of March 31, 1998, the Association's land loans are secured by vacant lots. These loans are generally for a maximum of seven years and are fully amortizing. At March 31, 1998, the Association's land loans amounted to $287,000 or 1.7% of the total loan portfolio. Of such amount, $166,000 of the land loans had fixed interest rates while $121,000 had adjustable interest rates.

    The Association has recently agreed to participate in a $5.5 million loan with seven other financial institutions to finance the development of 400 acres of land in the Association's market area. The Association has a $385,000 or 7% interest in the loan, and the funds will be disbursed as the development progresses. The land will be developed into an 18-hole golf course and into vacant lots for single-family residences. The loan bears an interest rate of 1% below a specified prime rate, and the loan will be repaid as the lots are sold.

    Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans typically involve large loan balances to single borrowers, and the payment experience is dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions. The Association reviewed a feasibility study and market analyses with respect to the above project. In addition, the land was already owned by the developer and serves as collateral for the loan.

    Consumer Loans. Subject to restrictions contained in applicable federal laws and regulations, the Association is authorized to make loans for a wide variety of personal or consumer purposes. At March 31, 1998, $4.0 million or 23.3% of the Association's total loan portfolio consisted of consumer loans.

    The Association originates consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by the Association include home equity and improvement loans, loans secured by deposit accounts in the Association, automobile loans, mobile home loans and other miscellaneous loans.

    Home equity and improvement loans are originated by the Association for generally up to 80% of the appraised value, less the amount of any existing prior liens on the property. The Association secures the loan with a mortgage on the property (generally a second mortgage) and will originate the loan even if another institution holds the first mortgage. The loans have a maximum term of 15 years. At March 31, 1998, home equity and improvement loans totalled $1.1 million or 6.4% of the Association's total loan portfolio.

    The Association offers loans secured by deposit accounts in the Association, which loans amounted to $774,000 or 4.5% of the Association's total loan portfolio at March 31, 1998. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%, subject to a minimum interest rate of 7% on the loan.

    The Association offers automobile loans on both new and used vehicles, with most of the loans secured by used vehicles. The automobile loans have fixed interest rates and terms of up to five years for new vehicles and four years for used vehicles. Automobile loans amounted to $1.1 million or 6.6% of the total loan portfolio at March 31, 1998, compared to $814,000 at December 31, 1996.

    The unsecured loans originated by the Association are generally for a maximum of $5,000 and a maximum term of 36 months, although the Association's policy permits up to a $10,000 unsecured loan for a term of up to 48 months. These loans bear a fixed interest rate and require monthly payments of principal and interest. The amount of unsecured loans has been relatively stable in recent periods, and such loans amounted to $908,000 or 5.3% of the total loan portfolio at March 31, 1998.

    Other consumer loans primarily consist of loans secured by personal property and mobile home loans. These loans amounted to $496,000 or 2.9% of the total loan portfolio at March 31, 1998. Mobile home loans totalled $80,000 at March 31, 1998, and the Association originates these loans only to a limited extent.

    Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. The Association believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

    Loan Origination and Other Fees. In addition to interest earned on loans, the Association receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

    In accordance with SFAS No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Association's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At March 31, 1998, the Association had $8,000 of loan fees which had been deferred and are being recognized as income over the contractual maturities of the related loans.

Asset Quality

    General. When a borrower fails to make a required payment on a loan, the Association attempts to cure the deficiency by contacting the borrower and seeking payment. Late charges are generally imposed following the thirtieth day after a payment is due on mortgage loans and after 15 days on consumer loans. In most cases, deficiencies are cured promptly. If a delinquency extends beyond 30 days, the loan and payment history is reviewed and efforts are made to collect the loan. While the Association generally prefers to work with borrowers to resolve such problems, when the account becomes 90 days delinquent, the Association institutes foreclosure or other collection proceedings, as necessary, to minimize any potential loss.

    Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, the Association discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest. Specific reserves are established when a consumer loan becomes 90 days past due.

    Real estate acquired by the Association as a result of foreclosure or by deed-in-lieu of foreclosure and loans deemed to be in-substance foreclosed under generally accepted accounting principles are classified as real estate owned until sold. The Association had no real estate owned at March 31, 1998 or at December 31, 1997 or 1996.

    Delinquent Loans. The following table sets forth information concerning delinquent loans at March 31, 1998, in dollar amount and as a percentage of Iberville's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

At March 31, 1998, Iberville had no commercial real estate loans, construction loans or land loans which were delinquent 30 or more days.


                                          Single-family
                                           Residential                    Consumer                     Total
                                      ---------------------         -------------------         ------------------
                                      Amount           %            Amount           %          Amount          %
                                      -------       ------         -------        ------       -------        -----
                                                                 (Dollars in Thousands)
Loans delinquent for:
  30 - 59 days                       $  837          4.9%           $319            1.9%        $1,156         6.8%
  60 - 89 days                          136           .8              55             .3            191         1.1
  90 days and over                      106           .6              58             .3            164          .9
                                     -------       ------         -------        ------       -------        -----
    Total delinquent loans           $1,079          6.3%           $432            2.5%        $1,511         8.8%
                                     -------       ------         -------        ------       -------        -----
                                     -------       ------         -------        ------       -------        -----


    Non-Performing Assets. The following table sets forth the amounts and categories of Iberville's non-performing assets at the dates indicated. Iberville did not have any accruing loans 90 days or more delinquent or troubled debt restructurings at any of the dates presented.

                                                                                December 31,
                                                                         -----------------------------------------
                                                      March 31,
                                                        1998                   1997                    1996
                                                 --------------------    -------------------    --------------------
                                                                        (Dollars in Thousands)
Non-accruing loans:
  Single-family residential                           $ 106                   $ 267                   $ 214
  Consumer                                               58                      65                      56
                                                      ------                 ------                   ------
    Total non-accruing loans                            164                     332                     270
Real estate owned                                        --                      --                      --
                                                      ------                 ------                   ------
    Total non-performing assets                       $ 164                   $ 332                   $ 270
                                                      ------                 ------                   ------
                                                      ------                 ------                   ------
Total non-performing loans as a percentage
  of total loans                                      0.96%                    1.93%                   1.70%
                                                      ------                 ------                   ------
                                                      ------                 ------                   ------
Total non-performing assets as a
  percentage of total assets                          0.72%                    1.48%                   1.24%
                                                      ------                 ------                   ------
                                                      ------                 ------                   ------



    The $164,000 of non-accruing loans at March 31, 1998 consisted of three single-family residential loans, of which the largest loan was for $54,000, and 19 consumer loans.

    If the $332,000 of non-accruing loans at December 31, 1997 had been current in accordance with their terms during 1997, the gross interest income on such loans would have been $32,000. A total of $29,000 of interest income on these non-accruing loans was actually recorded in 1997.

    Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

    All loans are reviewed on a regular basis under the Association's asset classification policy. The Association's total classified assets at March 31, 1998 (excluding loss assets specifically reserved for) amounted to $457,000, all of which was classified as substandard. The largest classified asset at March 31, 1998 consisted of a $114,000 adjustable-rate residential loan. The remaining $343,000 of substandard assets at March 31, 1998 consisted of 11 residential mortgage loans totalling $298,000 and eight consumer loans totalling $45,000.


    Allowance for Loan Losses. At March 31, 1998, Iberville's allowance for loan losses amounted to $403,000 or 2.4% of the total loan portfolio. Iberville's loan portfolio consists primarily of single-family residential loans, consumer loans and, to a lesser extent, commercial real estate loans, construction loans and land loans. The loan loss allowance is maintained by management at a level considered adequate to cover probable losses that are currently anticipated based on prior loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations.


         The following table sets forth an analysis of Iberville's allowance for loan losses during the periods indicated.

                                                        Three Months Ended
                                                            March 31,                     Year Ended December 31,
                                                 -----------------------------     ----------------------------------
                                                     1998             1997             1997               1996
                                                 -------------    -------------    -------------    ----------------
                                                                         (Dollars in Thousands)
Total loans outstanding at end of period             $17,135          $16,060          $17,178           $15,890
                                                     -------          -------          -------           -------
                                                     -------          -------          -------           -------
Average loans outstanding                            $16,408          $15,168          $15,735           $14,727
                                                     -------          -------          -------           -------
                                                     -------          -------          -------           -------
 Balance at beginning of period                      $   404          $   362          $   362           $   318
 Charge-offs(1)                                           13               --                2                --
Recoveries(2)                                             --               --                2                 5
                                                     -------          -------          -------           -------
Net charge-offs (recoveries)                              13               --               --                (5)
Provision for loan losses                                 12               12               42                39
                                                     -------          -------          -------           -------
Balance at end of period                             $   403          $   374          $   404           $   362
                                                     -------          -------          -------           -------
                                                     -------          -------          -------           -------
Allowance for loan losses as a percent of
  total loans outstanding                               2.35%            2.33%            2.35%             2.28%
                                                     -------          -------          -------           -------
                                                     -------          -------          -------           -------
Ratio of net charge-offs (recoveries) to
  average loans outstanding                             0.08%              --%              --%             (.03)%
                                                     -------          -------          -------           -------
                                                     -------          -------          -------           -------

----------
(1)  All charge-offs during the periods shown were on consumer loans.

(2) Includes $1,000 of recoveries on consumer loans in each of 1997 and 1996. All other recoveries were on mortgage loans.

    The following table presents the allocation of Iberville's allowance for loan losses by type of loan at each of the dates indicated.


                                                                                    December 31,
                                              March 31,                  -------------------------------------------------------
                                               1998                            1997                            1996
                                       ------------------------     --------------------------     -----------------------------
                                                         Loan                          Loan                             Loan
                                                       Category                      Category                         Category
                                         Amount         as a %        Amount          as a %          Amount           as a %
                                           of          of Total         of           of Total           of             of Total
                                        Allowance        Loans       Allowance        Loans          Allowance          Loans
                                      -----------     ----------   -----------     ------------    --------------    ------------
                                                                          (Dollars in Thousands)
Single-family residential                $350            67.2%        $338              67.1%           $294               67.7%
Construction                               --             2.4           --               2.4              --                2.9
Commercial real estate                     --             5.4           --               5.5              --                4.8
Land                                       --             1.7           --               1.6              --                1.3
Consumer                                   53            23.3           66              23.4              68               23.3
                                         ----           -----          ---             -----            ----              -----
Total                                    $403           100.0%        $404             100.0%           $362              100.0%
                                         ----           -----          ---             -----            ----              -----
                                         ----           -----          ---             -----            ----              -----


Mortgage-Backed Securities

    Mortgage-backed securities represent a participation interest in a pool of single-family or multi-family mortgages, the principal and interest payments on which are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and repackage the participation interests in the form of securities, to investors such as the Association. Such U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, the FNMA and the GNMA.

    The FHLMC, which is a corporation chartered by the U.S. Government, issues participation certificates backed principally by conventional mortgage loans. The FHLMC guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The FNMA is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The FNMA guarantees the timely payment of principal and interest on FNMA securities. The GNMA is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. GNMA securities are backed by loans insured by the Federal Housing Administration ("FHA") or guaranteed by the Veterans Administration ("VA"), and the timely payment of principal and interest on GNMA securities are guaranteed by the GNMA and backed by the full faith and credit of the U.S. Government. Because the FHLMC, the FNMA and the GNMA were established to provide support for low- and middle-income housing, there are limits to the maximum size of loans that qualify for these programs. For example, the FNMA and the FHLMC currently limit their loans secured by a single-family, owner-occupied residence to $227,000. To accommodate larger-sized loans, and loans that, for other reasons, do not conform to the agency programs, a number of private institutions have established their own home-loan origination and securitization programs.

    Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security thus approximates the life of the underlying mortgages.

    At March 31, 1998, the carrying value of the Association's mortgage-backed securities amounted to $4.0 million, which represented 17.6% of the Association's $22.8 million of total assets at that date. All of the Association's $4.0 million of mortgage-backed securities at March 31, 1998 were insured or guaranteed by the GNMA, the FHLMC or the FNMA, and all of the mortgage-backed securities had adjustable rates of interest at March 31, 1998. The amortized cost of mortgage-backed securities being held to maturity at March 31, 1998 was $2.2 million with a fair value of $2.2 million. The amortized cost of mortgage-backed securities available for sale at March 31, 1998 was $1.8 million with a fair value of $1.8 million. For information regarding the maturities of the Association's mortgage-backed securities, see Note E of Notes to Financial Statements.

    Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Association.

    The following table sets forth the composition of Iberville's mortgage-backed securities portfolio at each of the dates indicated.


                                                                                        December 31,
                                                                             ----------------------------------
                                                           March 31,
                                                             1998                1997                1996
                                                         -------------       -------------       ------------
                                                                          (In Thousands)
Mortgage-backed
 securities held to maturity:
   FNMA                                                    $ 1,126             $ 1,173             $ 1,226
   FHLMC                                                       918               1,050               1,309
   GNMA                                                        153                 163                 200
                                                           --------            -------             --------
    Subtotal                                                 2,197               2,386               2,735
Mortgage-backed securities
 available for sale:
   FNMA                                                      1,811               1,948               1,427
                                                           --------            -------             --------
   Total                                                   $ 4,008             $ 4,334             $ 4,162
                                                           --------            -------             --------
                                                           --------            -------             --------


    The following table sets forth the activity in Iberville's mortgage-backed securities portfolio during the periods indicated.


                                                            At or For the                 At or For the Year
                                                            Three Months                         Ended
                                                           Ended March 31,                   December 31,
                                                    -------------------------     -------------------------------
                                                        1998           1997             1997              1996
                                                    -----------    -----------    ---------------    -------------
                                                                         (Dollars in Thousands)
Mortgage-backed securities at
 beginning of period (cost)                           $ 4,329        $ 4,164          $ 4,164          $ 3,938
Purchases                                                  --            466              917            1,031
Repayments                                                312            315              734              786
Premium amortization                                       (7)            (4)             (18)             (19)
                                                      --------        -------         --------         --------
Mortgage-backed securities at end
  of period (cost)                                    $ 4,010         $4,311          $ 4,329          $ 4,164
                                                      --------        -------         --------         --------
                                                      --------        -------         --------         --------
Mortgaged-backed securities at end
  of period (fair value)                              $ 4,002         $4,247          $ 4,322          $ 4,164
                                                      --------        -------         --------         --------
                                                      --------        -------         --------         --------
Weighted average yield at end of
  period                                                 6.05%          6.39%            6.36%            6.31%
                                                      --------        -------         --------         --------
                                                      --------        -------         --------         --------


Investment Securities

    The Association has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each purchase of an investment security is approved by the Board of Directors. The Association's investment securities are carried in accordance with GAAP. All of the Association's investment securities were accounted for as held-to-maturity at March 31, 1998.

    The following table sets forth certain information relating to Iberville's investment securities portfolio at the dates indicated.



                                                                                    December 31,
                                                           --------------------------------------------------------
                                      March 31,
                                        1998                            1997                            1996
                           ---------------------------     --------------------------     ----------------------------
                             Amortized          Fair        Amortized          Fair         Amortized          Fair
                                Cost           Value           Cost           Value           Cost             Value
                           -------------    -----------    ------------    ------------   -------------    -------------
                                                                (In Thousands)
U.S. agency securities          $ 15           $ 15           $ 15            $ 15            $ 15            $  15


    The following table sets forth the amount of Iberville's investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 1998. None of the investments mature after five years.


                                                                        At March 31, 1998
                                        --------------------------------------------------------------------------
                                                                 Weighted            Over One             Weighted
                                             One Year or         Average           Year Through            Average
                                                Less              Yield             Five Years              Yield
                                        ------------------    --------------    -------------------    ---------------
                                                                      (Dollars in Thousands)
U.S. agency securities                         $ 15                5.15%              $  --                   --%


Sources of Funds

    General. Deposits are the primary source of Iberville's funds for lending and other investment purposes. In addition to deposits, the Association derives funds primarily from principal and interest payments on loans and mortgage-backed securities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

    Deposits. Iberville's deposits are attracted principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

    The Association's deposits are obtained primarily from residents of Iberville Parish and West Baton Rouge Parish. Management of the Association estimates that less than 1% of the Association's deposits are obtained from customers residing outside of Louisiana. The Association does not pay fees to brokers to solicit funds for deposit with the Association or actively solicit negotiable-rate certificates of deposit with balances of $100,000 or more.

    Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Association on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal and state regulations.

    The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Iberville at the dates indicated.


                                                                       December 31,
                                                           ------------------------------------------------
                                        March 31,
                                          1998                        1997                        1996
                               -----------------------     -----------------------     -----------------------
                                  Amount           %          Amount           %          Amount           %
                               ----------    ----------    ----------    ----------    ----------    ----------
                                                               (Dollars in Thousands)
Certificate accounts:
  2.00% - 3.99%               $      --           --%      $      --          --%        $     81          .4%
  4.00% - 5.99%                  13,060         63.6          12,424        62.0           11,564        57.0
  6.00% - 7.99%                   1,649          8.0           2,213        11.1            3,547        17.5
                              ----------        -----      ----------      -----         --------        -----
 Total certificate
  accounts                       14,709         71.6          14,637        73.1           15,192        74.9
                              ----------        -----      ----------      -----         --------        -----
Transaction accounts:
  Passbook accounts               3,421         16.7           3,095        15.4            2,813        13.9
  Money market accounts             258          1.2             293         1.5              338         1.7
  NOW accounts(1)                 2,114         10.3           1,968         9.8            1,891         9.3
                              ----------        -----      ----------      -----         --------        -----
     Total transaction
      accounts                    5,793         28.2           5,356        26.7            5,042        24.9
                              ----------        -----      ----------      -----         --------        -----
Accrued interest payable             32           .2              33          .2               44          .2
                              ----------        -----      ----------      -----         --------        -----
 Total deposits                 $20,534        100.0%        $20,026       100.0%         $20,278       100.0%
                              ----------        -----      ----------      -----         --------        -----
                              ----------        -----      ----------      -----         --------        -----


----------
(1) Includes noninterest-bearing checking accounts, which amounted to $432,000 at March 31, 1998.

    The following table presents the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.


                                             Three Months Ended
                                                  March 31,                                       Year Ended December 31,
                           ------------------------------------------------        -----------------------------------------------
                                     1998                      1997                   1997                      1996
                           ------------------------   ----------------------  ----------------------   ----------------------
                                         Average                   Average                Average                 Average
                             Average      Rate         Average     Rate       Average      Rate        Average     Rate
                             Balance      Paid         Balance     Paid       Balance      Paid        Balance     Paid
                           ----------  ----------    ----------  ----------   ---------  ----------    --------- ---------
                                                                  (Dollars in Thousands)
Passbook savings accounts    $ 3,233      2.92%       $ 2,881       3.01%     $ 2,982       3.03%      $ 2,859     3.30%
Demand and NOW
 accounts(1)                   2,031      2.46          2,028       2.64        2,027       2.70         1,911     2.84
Money market deposit
 accounts                        270      4.91            321       4.64          309       4.61           395     5.68
Certificates of deposit       14,706      4.99         15,067       4.99       14,836       5.06        14,809     4.98
                             -------      -----       -------       -----     --------    -------     --------    -------
 Total interest-bearing
  deposits(2)                $20,240      4.41%       $20,297       4.45%     $20,154       4.52%      $19,974     4.55%
                             -------      -----       -------       -----     --------    -------     --------    -------
                             -------      -----       -------       -----     --------    -------     --------    -------

----------
(1) Includes noninterest-bearing checking accounts.

(2) Excludes accrued interest payable.

    The following table sets forth the activity in Iberville's deposits during the periods indicated.


                                                       Three Months Ended                 Year Ended
                                                            March 31,                     December 31,
                                                -----------------------------    -----------------------------
                                                    1998            1997             1997             1996
                                                ------------    ------------     ------------     ------------
                                                                           (In Thousands)
Net increase (decrease) before
 interest credited(1)                               $ 290         $ (96)           $(1,151)          $ (179)
Interest credited                                     223           227                910              908
                                                    -----         ------           --------          -------
Net increase (decrease) in
  deposits                                          $ 513         $ 131            $  (241)          $  729
                                                    -----         ------           --------          -------
                                                    -----         ------           --------          -------

----------
(1) The information provided is net of deposits and withdrawals because the gross amount of deposits and withdrawals is not readily available.

    Iberville attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area, but does not necessarily seek to match the highest rates paid by competing institutions. Iberville has generally not taken a position of price leadership in its markets, and deposits decreased in 1997 and 1996 before interest credited partially due to the higher rates offered by competitors.

    The following table shows the interest rate and maturity information for Iberville's certificates of deposit at March 31, 1998.


                                                                Maturity Date
                      ----------------------------------------------------------------------------------------------
                            One Year            Over 1              Over 2              Over
                            or Less           to 2 Years          to 3 Years          3 Years             Total
                       ---------------     ---------------    ---------------    ---------------    ---------------
                                                               (In Thousands)
 4.00% -  5.99%            $ 8,824            $ 2,510             $ 1,212             $  514           $ 13,060
 6.00% -  7.99%                843                240                 457                109              1,649
                           -------            -------             -------             ------           ---------
  Total                    $ 9,667            $ 2,750             $ 1,669             $  623           $ 14,709
                           -------            -------             -------             ------           ---------
                           -------            -------             -------             ------           ---------


    The following table sets forth the maturities of Iberville's certificates of deposit having principal amounts of $100,000 or more at March 31, 1998.


         Certificates of deposit maturing
                in quarter ending:                              Amount
------------------------------------------------    -----------------------------
                                                           (In Thousands)
June 30, 1998                                                  $  535
September 30, 1998                                                623
December 31, 1998                                                 100
March 31, 1999                                                    418
After March 31, 1999                                              423
                                                               -------
Total certificates of deposit with
  balances of $100,000 or more                                 $2,099
                                                               -------
                                                               -------


    Borrowings. Iberville may obtain advances from the FHLB of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. See "Regulation-The Association - Federal Home Loan Bank System."

    As of March 31, 1998, the Association was permitted to borrow up to an aggregate of $11.0 million from the FHLB of Dallas. The Association had $452,000 of FHLB advances outstanding at March 31, 1998, compared to $610,000 and $0 at December 31, 1997 and 1996, respectively. Specific mortgage-backed securities, with a fair value of approximately $815,000 and a carrying value of $817,000 at March 31, 1998, were pledged to the FHLB as collateral for the advances.

    The following table sets forth certain information regarding short-term borrowings at or for the dates indicated:


                                                      At or For the
                                                      Three Months                 At or for the Year Ended
                                                     Ended March 31,                     December 31,
                                             ---------------------------      --------------------------------
                                                   1998            1997              1997              1996
                                             --------------    -----------    ----------------   -------------
                                                                    (Dollars in Thousands)
FHLB advances:
 Average balance outstanding                      $ 542             --               $ 138               --
 Maximum amount outstanding
  at any month-end during
  the period                                      $ 610             --               $ 695               --
 Balance outstanding at end
  of period                                       $ 452             --               $ 610               --
 Average interest rate
  during the period                                5.17%            --                5.07%              --
 Weighted average interest rate
  at end of period                                 5.55%            --                5.90%              --


Subsidiary

    At March 31, 1998, the Association had no subsidiaries. Under Louisiana law, a state-chartered association may invest up to 10% of its assets in service organizations or corporations.

Employees

    Iberville had six full-time employees and one part-time employee at March 31, 1998. None of these employees are represented by a collective bargaining agent, and Iberville believes that it enjoys good relations with its personnel.

Market Area


    The Association's primary market area for lending and deposits consists of Iberville and West Baton Rouge Parishes in Louisiana. These parishes maintain a large commuter population with residents commuting to jobs in Baton Rouge. The population of Iberville Parish was approximately the same in 1996 as in 1990, while the population of West Baton Rouge Parish increased by approximately 4.9% during this period. As shown in Ferguson's conversion valuation report, the unemployment rate for Iberville and West Baton Rouge Parishes was 10.84% and 9.51%, respectively, in 1990, compared to 9.48% for Louisiana and 6.24% for the United States. In addition, the per capita income for Iberville and West Baton Rouge Parishes in such year was $11,857 and $11,400, respectively, compared to $12,345 for Louisiana and $16,738 for the United States.


    Major employers in the two parishes are Dow USA, Iberville School Systems, Novartis and Georgia Gulf. In addition, the Port of Greater Baton Rouge is a major port which provides export and import shipping, and there is a large concentration of petro-chemical complexes and refineries that utilize the port's facilities. Baton Rouge is also the state capital of Louisiana.

Competition

    Iberville faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Iberville faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Iberville does not rely upon any individual group or entity for a material portion of its deposits. The ability of the Association to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

    Iberville's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Iberville competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

Properties

    At March 31, 1998, Iberville conducted its business from its headquarters at 23910 Railroad Avenue Plaquemine, Louisiana 70764. The estimated net book value of the electronic data processing and other office equipment owned by Iberville was $31,000 at March 31, 1998. The following table sets forth certain information with respect to the office of Iberville at March 31, 1998.


                                                                    Net Book Value
         Description/Address                Leased/Owned              of Property                Deposits
-----------------------------------    ---------------------    ------------------------    -------------------
                                                                                  (In Thousands)
Home Office:
23910 Railroad Avenue                         Owned                      $ 129                     $20,534
Plaquemine, LA  70764


Legal Proceedings

    Iberville is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Iberville.

                                   REGULATION


    The following discussion of certain laws and regulations which are applicable to the Company and Iberville, as well as descriptions of laws and regulations contained elsewhere herein, summarizes the aspects of such laws and regulations which are deemed to be material to the Company and Iberville. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

The Company

    Holding Company Acquisitions. Upon consummation of the Conversion, the Company will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended ("HOLA"), and will be required to register with the OTS. The HOLA and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring, directly or indirectly, the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

    Holding Company Activities. The Company will operate as a unitary savings and loan holding company. Generally, there are limited restrictions on the activities of a unitary savings and loan holding company and its non-savings institution subsidiaries. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL test, as discussed under "- The Association - Qualified Thrift Lender Test," then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company. See "- The Association - Qualified Thrift Lender Test."

    The HOLA requires every savings institution subsidiary of a savings and loan holding company to give the OTS at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "- The Association - Capital Distributions."

    Affiliate Restrictions. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and OTS regulations. Affiliates of a savings institution include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

    In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

    In addition, under the OTS regulations, a savings institution may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings institution may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings institution and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

    The OTS regulations generally exclude all non-bank and non-savings institution subsidiaries of savings institutions from treatment as affiliates, except to the extent that the OTS or the Federal Reserve Board decides to treat such subsidiaries as affiliates. The regulation also requires savings institutions to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings institutions may be required to give the OTS prior notice of affiliate transactions.

    Federal Securities Laws. The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon consummation of the Conversion, the Company intends to register its Common Stock with the SEC under Section 12(g) of the Exchange Act, in which case the Company will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to OTS regulations and the Plan of Conversion, the Company has agreed to maintain such registration for a minimum of three years following the Conversion.

    The registration under the Securities Act of the shares of Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Company may be sold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

The Association

    General. As part of the Conversion, the Association will convert from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association. The OFI will be the Association's chartering authority, and the OTS will be the Association's primary federal regulator. The OFI and the OTS have extensive authority over the operations of Louisiana-chartered savings institutions. As part of this authority, Louisiana-chartered savings institutions are required to file periodic reports with the OFI and the OTS and are subject to periodic examinations by the OFI, the OTS and the FDIC. The Association also is subject to regulation and examination by the FDIC, which insures the deposits of the Association to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors.

    The OTS' enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS.

    Insurance of Accounts. The deposits of the Association are insured to the maximum extent permitted by the SAIF, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions.

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

It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action.

    Under current FDIC regulations, SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging prior to September 30, 1996 from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for the Association for 1994, 1995 and the first nine months of 1996 were .23% (per annum) of insured deposits.

    The deposits of the Association are currently insured by the SAIF. Both the SAIF and the Bank Insurance Fund ("BIF") are required by law to attain and thereafter maintain a reserve ratio of 1.25% of insured deposits. The BIF achieved a fully funded status first, and therefore as discussed below, effective January 1, 1996 the FDIC substantially reduced the average deposit insurance premium paid by BIF-insured banks. On November 14, 1995, the FDIC approved a final rule regarding deposit insurance premiums. The final rule reduced deposit insurance premiums for BIF member institutions to zero basis points (subject to a $2,000 minimum) for institutions in the lowest risk category, while holding deposit insurance premiums for SAIF members at their then current levels (23 basis points for institutions in the lowest risk category). The reduction was effective with respect to the semiannual premium assessment beginning January 1, 1996.

    On September 30, 1996, President Clinton signed into law legislation which eliminated the premium differential between SAIF-insured institutions and BIF-insured institutions by recapitalizing the SAIF's reserves to the required ratio. The legislation required all SAIF member institutions to pay a one-time special assessment to recapitalize the SAIF, with the aggregate amount to be sufficient to bring the reserve ratio to 1.25% of insured deposits. The legislation also provides for the merger of the BIF and the SAIF, with such merger being conditioned upon the prior elimination of the thrift charter.

    Implementing FDIC regulations imposed a one-time special assessment equal to
65.7 basis points for all SAIF-assessable deposits as of March 31, 1995, which was accrued as an expense on September 30, 1996. The Association's one-time special assessment amounted to $123,000. Net of related tax benefits, the one-time special assessment amounted to $75,000. The payment of the special assessment had the effect of immediately reducing the Association's capital by such amount. However, management does not believe that this one-time special assessment had a material adverse effect on the Association's financial condition.

    In the fourth quarter of 1996, the FDIC lowered the assessment rates for SAIF members to reduce the disparity in the assessment rates paid by BIF and SAIF members. Beginning October 1, 1996, effective SAIF rates generally range from zero basis points to 27 basis points, except that during the fourth quarter of 1996, the rates for SAIF members ranged from 18 to 27 basis points in order to include assessments paid to the Financing Corporation ("FICO"). From 1997 through 1999, SAIF members will pay 6.4 basis points to fund the FICO, while BIF member institutions will pay approximately 1.3 basis points. The Association's insurance premiums, which had amounted to 23 basis points, were thus reduced to
6.4 basis points effective January 1, 1997. Based on the Association's $20.9 million of assessable deposits at December 31, 1996, the premium reduction resulted in a pre-tax cost savings of approximately $33,000 in 1997 for the Association.

    The FDIC may terminate the deposit insurance of any insured depository institution, including the Association, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the Association's deposit insurance.

    Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The OTS has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

    Current OTS capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital equal to at least 3.0% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital is given the same definition as core capital but is reduced by the amount of all the savings institution's intangible assets, with only a limited exception for purchased mortgage servicing rights. The Association had no intangible assets at March 31, 1998 which are required to be considered in computing regulatory capital. Both core and tangible capital are further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect the Association's regulatory capital.

    In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government-sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, the FNMA or the FHLMC, except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent single-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or the FHLMC, qualifying residential bridge loans made directly for the construction of single-family residences and qualifying multi-family residential loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, and single-family residential real estate loans more than 90 days delinquent, and for repossessed assets.

    In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated economic value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the economic value of its assets. The rule also authorizes the Director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule was originally effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. However, in October 1994 the Director of the OTS indicated that it would waive the capital deductions for institutions with a greater than "normal" risk until the OTS published an appeals process. On August 21, 1995, the OTS released Thrift Bulletin 67 which established (i) an appeals process to handle "requests for adjustments" to the interest rate risk component and (ii) a process by which "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to determine their interest rate risk component. The Director of the OTS indicated, concurrent with the release of Thrift Bulletin 67, that the OTS will continue to delay the implementation of the capital deduction for interest rate risk pending the testing of the appeals process set forth in Thrift Bulletin 67.

    Effective November 28, 1994, the OTS revised its interim policy issued in August 1993 under which savings institutions computed their regulatory capital in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under the revised OTS policy, savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

    At March 31, 1998, Iberville exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 7.34%, 7.34% and 15.47%, respectively. The following table sets forth Iberville's compliance with each of the above-described capital requirements as of March 31, 1998.


                                                                   Tangible             Core            Risk-Based
                                                                    Capital          Capital(1)         Capital (2)
                                                               ---------------    ---------------   ----------------
                                                                                 (Dollars in Thousands)
Capital under GAAP                                                  $1,671             $1,671              $1,671

 Additional capital items:

 Unrealized loss on securities available
  for sale, net of taxes                                                 1                  1                   1

  General valuation allowances(3)                                       --                 --                 149
                                                                     ------             ------              ------
Regulatory capital                                                    1,672              1,672               1,821
Minimum required regulatory capital(4)                                  341                683                 942
                                                                     ------             ------              ------
Excess regulatory capital                                           $ 1,331            $   989             $   879
                                                                     ------             ------              ------
                                                                     ------             ------              ------
Regulatory capital as a percentage                                     7.34%              7.34%              15.47%
Minimum capital required as a
 percentage(4)                                                         1.50%              3.00%               8.00%
                                                                     ------             ------              ------
Regulatory capital as a percentage
 in excess of requirements                                             5.84%              4.34%               7.47%
                                                                     ------             ------              ------
                                                                     ------             ------              ------


----------
(1) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized." See "- Prompt Corrective Action."

(2) Does not reflect the interest-rate risk component in the risk-based capital requirement, the effective date of which has been postponed as discussed above.

(3) General valuation allowances are only used in the calculation of risk-based capital. Such allowances are limited to 1.25% of risk-weighted assets.

(4) Tangible and core capital are computed as a percentage of adjusted total assets of $22.8 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $11.8 million.

    Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

    Prompt Corrective Action. Under the prompt corrective action regulations of the OTS, an institution is deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

    An institution generally must file a written capital restoration plan which meets specified requirements with its appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

    At March 31, 1998, the Association was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

    Safety and Soundness Guidelines. The OTS and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The Association believes that it is in compliance with these guidelines and standards.



    Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 4%. At March 31, 1998, the Association's liquidity ratio was 8.9%.



    Capital Distributions. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Savings institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

    Generally, a savings institution that before and after the proposed distribution meets or exceeds its fully phased-in capital requirements (Tier 1 institutions) may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's tangible, core or risk-based capital ratio exceeds its tangible, core or risk-based capital requirement. Failure to meet minimum capital requirements will result in further restrictions on capital distributions, including possible prohibition without explicit OTS approval. See "-Regulatory Capital Requirements."

    In order to make distributions under these safe harbors, Tier 1 and Tier 2 institutions must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 institution as a result of such a determination. At March 31, 1998, the Association was a Tier 1 institution for purposes of this regulation.

    On December 5, 1994, the OTS published a notice of proposed rulemaking to amend its capital distribution regulation. Under the proposal, institutions would be permitted to only make capital distributions that would not result in their capital being reduced below the level required to remain "adequately capitalized," as defined above under "- Prompt Corrective Action." Because the Association will become a subsidiary of a holding company, the proposal would require the Association to provide notice to the OTS of its intent to make a capital distribution. The Association does not believe that the proposal will adversely affect its ability to make capital distributions if it is adopted substantially as proposed.

    Community Reinvestment Act and the Fair Lending Laws. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to comply with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice.

    Qualified Thrift Lender Test. All savings institutions are required to meet a QTL test to avoid certain restrictions on their operations. Under Section 2303 of the Economic Growth and Regulatory Paperwork Reduction Act of 1996, a savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Code or meeting the second prong of the QTL test set forth in Section 10(m) of the HOLA. A savings institution that does not meet the QTL test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any new advances from its FHLB, other than special liquidity advances with the approval of the OTS; and (iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the savings institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

    Currently, the prong of the QTL test that is not based on the Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); stock issued by the FHLB of Dallas; and direct or indirect obligations of the FDIC. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer and educational loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (i) goodwill and other intangible assets, (ii) property used by the savings institution to conduct its business, and (iii) liquid assets up to 20% of the institution's total assets. At March 31, 1998, the qualified thrift investments of the Association were approximately 88.9% of its portfolio assets.

    Federal Home Loan Bank System. The Association is a member of the FHLB of Dallas, which is one of 12 regional FHLBs that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. At March 31, 1998, the Association had $452,000 of FHLB advances. See Note G of Notes to Financial Statements.

    As a member, the Association is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At March 31, 1998, the Association had $368,000 in FHLB stock, which was in compliance with this requirement.

    The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of FHLB stock in the future. The dividend yield on the Association's FHLB stock was 6.58% in three months ended March 31, 1998 compared to 5.97% in 1997 and 6.02% in 1996.

    Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of March 31, 1998, no reserves were required to be maintained on the first $4.4 million of transaction accounts, reserves of 3% were required to be maintained against the next $46.3 million of net transaction accounts (with such dollar amounts subject to adjustment by the Federal Reserve Board), and a reserve of 10%

(which is subject to adjustment by the Federal Reserve Board to a level between 8% and 14%) against all remaining net transaction accounts. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.

    Thrift Charter. Congress has been considering legislation in various forms that would require savings institutions, such as the Association, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on the development of a common charter for savings institutions and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single Deposit Insurance Fund on that date. The Association cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Association and its parent holding company. See also "Risk Factors Regulatory Oversight and Legislation" for a discussion of pending legislation.

    Louisiana Regulation. As a Louisiana-chartered savings association, the Association also is subject to regulation and supervision by the OFI. The Association is required to file periodic reports with and is subject to periodic examinations at least once every two years by the OFI. The lending and investment authority of the Association is prescribed by Louisiana laws and regulations, as well as applicable federal laws and regulations, and the Association is prohibited from engaging in any activities not permitted by such laws and regulations.

    The Association is required by Louisiana law and regulations to comply with certain reserve and capital requirements. At March 31, 1998, the Association was in compliance with all applicable reserve and capital requirements.

    Louisiana law and regulations also restrict the lending and investment authority of Louisiana-chartered savings institutions. Such laws and regulations restrict the amount a Louisiana-chartered savings association can lend to any one borrower to an amount which, in the aggregate, does not exceed the lesser of
(i) 10% of the association's savings deposits or (ii) the sum of the association's paid-in capital, surplus, reserves for losses, and undivided profits. Federal law imposes more restrictive limitations. See "Business Lending Activities." Notwithstanding the foregoing, Louisiana and federal law permits any such association to lend to any one borrower an aggregate amount of at least $500,000.

    In addition, Louisiana law restricts the ability of Louisiana-chartered savings associations to invest in, among other things, (i) commercial real estate loans (including commercial construction real estate loans) up to 40% of total assets; (ii) real estate investments for other than the association's offices up to 10% of total assets; (iii) consumer loans, commercial paper and corporate debt securities up to 30% of total assets; (iv) commercial, corporate, business or agricultural loans up to 10% of total assets; and (v) capital stock, obligations and other securities of service organizations up to 10% of total assets. Louisiana law also sets forth maximum loan-to-value ratios with respect to various types of loans. Applicable federal regulations impose more restrictive limitations in certain instances. See "Business Lending Activities General."

    The investment authority of Louisiana-chartered savings associations is broader in many respects than that of federally-chartered savings and loan associations. However, state-chartered savings associations, such as the Association, are generally prohibited from acquiring or retaining any equity investment, other than certain investments in service corporations, of a type or in an amount that is not permitted for a federally-chartered savings association. This prohibition applies to equity investments in real estate, investments in equity securities and any other investment or transaction that is in substance an equity investment, even if the transaction is nominally a loan or other permissible transaction. At March 31, 1998, the Association was in compliance with such provisions.

    Furthermore, effective January 1, 1990, a state-chartered savings association may not engage as principal in any activity not permitted for federal associations unless the FDIC has determined that such activity would pose no significant risk to the affected deposit insurance fund and the association complies with all applicable capital requirements. When certain activities are permissible for a federal association, the state association may engage in the activity in a higher amount if the FDIC has not determined that such activity would pose a significant risk of loss to the affected deposit insurance fund and the association meets the fully phased-in capital requirements. This increased investment authority does not apply to investments in nonresidential real estate loans. At March 31, 1998, the Association had no investments which were affected by the foregoing limitations.

    Under Louisiana law, a Louisiana-chartered savings association may establish or maintain a branch office anywhere in Louisiana with prior regulatory approval. In addition, an out-of-state savings association or holding company may acquire a Louisiana-chartered savings association or holding company if the OFI determines that the laws of such other state permit a Louisiana-chartered savings association or holding company to acquire a savings association or holding company in such other state. Any such acquisition would require the out-of-state entity to apply to the OFI and receive OFI approval.

                                    TAXATION

Federal Taxation

    General. The Company and Iberville are subject to the generally applicable corporate tax provisions of the Code, and Iberville is subject to certain additional provisions of the Code which apply to thrift and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of the Company and the Association and is not a comprehensive discussion of the tax rules applicable to the Company and Iberville.

    Fiscal Year. The Company and the Association will file federal income tax returns on the basis of a calendar year ending on December 31, and it is expected that separate returns will be filed for 1998 and 1999.

    Bad Debt Reserves. In August 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. As a result, the Association must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 1995, the Association's post-1987 excess reserves amounted to approximately $85,000. The recapture will occur over a six-year period, the commencement of which was January 1, 1996. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and reversal and excess bad debt reserves is adequately provided for in the Association's deferred tax liability.

    At March 31, 1998, the federal income tax reserves of the Association included $111,000 for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of the Association in connection with the Conversion, the retained earnings of the Association are substantially restricted.

    Distributions. If the Association were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Association to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

    Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) depreciation and
(b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

    Net Operating Loss Carryovers. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At March 31, 1998, the Association had no NOL carryforwards for federal income tax purposes.

    Capital Gains and Corporate Dividends-Received Deduction. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

    Other Matters. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect the Association.

    The Association's federal income tax returns for the tax years ended 1995, 1996 and 1997 are open under the statute of limitations and are subject to review by the IRS. The Association's tax return for 1994 was audited by the IRS without material adjustment.

State Taxation

    The Company is subject to the Louisiana Corporation Income Tax based on its Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, "Louisiana taxable income" means net income which is earned by the Company within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, the Association will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company's stock. The formula for deriving the assessed value is to calculate 15% of the sum of (a) 20% of a company's capitalized earnings, plus (b) 80% of the company's taxable stockholders' equity, and to subtract from that figure 50% of the company's real and personal property assessment. Various items may also be subtracted in calculating a company's capitalized earnings. The Association believes that the Louisiana Shares Tax, which applies at rates up to 16% on the assessed value of its stock, will not result in a material tax liability following the Conversion.

                                   MANAGEMENT

Management of the Company

    The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of the Association by first cousin or closer. The following table sets forth certain information regarding the directors of the Company, all of whom are also directors of the Association.


                                                       Position with
                                                       Iberville and
                                                    Principal Occupation             Director of          Year
                                                         During the                   Iberville           Term
          Name                    Age(1)              Past Five Years                   Since            Expires
---------------------------     ----------   ------------------------------------   ---------------   -------------
G. Lloyd Bouchereau, Jr.            56       Director; President and Chief               1968              1999
                                             Executive Officer of the
                                             Association since 1978 and
                                             employed by the Association since
                                             1966

John L. Delahaye                    51       Director; Attorney with the law             1984              2001
                                             firm of Borron & Delahaye in
                                             Plaquemine, Louisiana since 1974

Gary K. Pruitt                      56       Director; Secretary-Treasurer of            1995              2000
                                             the Association since 1996;
                                             Executive Director of the Greater
                                             Baton Rouge Port Commission in
                                             Port Allen, Louisiana since 1987

Bobby E. Stanley                    57       Director; self employed public              1988              1999
                                             accountant

Edward J. Steinmetz                 46       Director; Plant Manager of                  1997              2000
                                             Ashland Chemical Co., a methanol
                                             plant in Plaquemine, Louisiana
                                             since 1995; prior thereto, Plant
                                             Technical Manager at Ashland
                                             Chemical Co.

Danny M. Strickland                 31       Director; Loan Officer of the               1998               2001
                                             Association since 1995; Branch
                                             Manager of Transamerica Financial
                                             Services in Lafayette, Louisiana
                                             from July 1993 to December 1994;
                                             prior thereto, Assistant Branch
                                             Management of Transamerica
                                             Financial Services





----------
(1)  Age as of March 31, 1998.

    Directors of the Company initially will not be compensated by the Company but will serve with and be compensated by the Association. It is not anticipated that separate compensation will be paid to directors of the Company until such time as such persons devote significant time to the separate management of the Company's affairs, which is not expected to occur until the Company becomes actively engaged in additional businesses other than holding the stock of the Association. The Company may determine that such compensation is appropriate in the future.

    The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

Management of the Association

    The directors and executive officers of the Association are the same as the directors and executive officers of the Company. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and executive officers of the Association is set forth under "Management of the Company." The Association's mutual Articles of Incorporation require the Board of Directors to be elected each year. Following the Conversion, the Association's stock Articles of Incorporation will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

Board Meetings and Committees

    Regular meetings of the Board of Directors of the Association are held once a month and special meetings of the Board of Directors of the Association are held from time-to-time as needed. There were 18 meetings of the Board of Directors of the Association held during 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Association held during 1997 and the total number of meetings held by all committees of the Board on which the director served during such year.

    The Board of Directors does not have any separate executive, audit, compensation or nominating committees. The Board has an Investment Committee, which currently consists of all the directors of the Association. The Investment Committee met twice in 1997 in conjunction with regular Board meetings.

Directors' Compensation

    Each director of the Association receives $600 for each meeting of the Board of Directors or a committee of the Board. Directors are paid for up to two excused absences from meetings per year.

Executive Compensation

    The following table sets forth the compensation paid by the Association for services rendered in all capacities during the year ended December 31, 1997 to the President and Chief Executive Officer of the Association. No executive officer of the Association received total compensation in excess of $100,000 during 1997.


                                                  Annual Compensation
                                     -------------------------------------------
        Name and Principal                                                                                All Other
            Position                    Year        Salary(1)         Bonus          Other(2)         Compensation(3)
----------------------------------    ---------    --------------   -----------    -------------     -------------------
   G. Lloyd Bouchereau, Jr.,            1997          $75,600         $6,400         $    --              $10,680
     President and Chief                1996           69,600          6,200              --               10,290
     Executive Officer                  1995           66,800          7,000              --               10,050



                                                       (Footnotes on next page)

----------
(1)  Includes directors' fees of $10,800, $7,200 and $6,800 in 1997, 1996 and
     1995, respectively.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Bouchereau. The costs to the Association of providing such benefits during 1997 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

(3) Consists of amounts allocated, accrued or paid by the Association on behalf of Mr. Bouchereau pursuant to the Association's Profit Sharing Plan.

Employment Agreements

    In connection with the Conversion, the Company and the Association (the "Employers") intend to enter into employment agreements with each of Messrs. Bouchereau and Strickland. The Employers have agreed to employ the executives for a term of three years, in each case in their current respective positions. The agreements provide that Messrs. Bouchereau and Strickland will initially be paid their current salary levels of $67,200 and $38,400, respectively. The executives' compensation and expenses shall be paid by the Company and the Association in the same proportion as the time and services actually expended by the executives on behalf of each respective Employer. The employment agreements will be reviewed annually, and the term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

    Each of the employment agreements shall be terminable with or without cause by the Employers. The executives shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that (i) either executive terminates his employment because of failure to comply with any material provision of the employment agreement or the Employers change the executive's title or duties or (ii) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of the Company, as defined, then the executives will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with the Association), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Code as set forth below in the event of a change in control.

    A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

    Each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years (the "Section 280G Limit"). As a result, none of the severance payments will be subject to a 20% excise tax, and the Employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 1998 subsequent to consummation of the Conversion, the Section 280G Limit for Messrs. Bouchereau and Strickland would be approximately $218,000 and $108,000, respectively.

    Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Company and/or the Association may determine to enter into similar employment agreements with other officers in the future.

Profit Sharing Plan

    The Association maintains an Employee Profit Sharing Plan (the "Profit Sharing Plan"), which is a tax-qualified defined contribution plan. Full-time employees who have been credited with at least one year of service and who have attained age 21 are eligible to participate in the Profit Sharing Plan. The Association generally contributes each year an amount to the Profit Sharing Plan equal to 15% of the gross salaries of eligible employees, and the contributions for 1997 and 1996 were $31,000 and $23,000, respectively. Employees become vested as to their account balances at the rate of 20% per year after three years of service and are 100% vested after seven years of service. Benefits are payable upon retirement, death or disability.

New Stock Benefit Plans

    Employee Stock Ownership Plan. The Company has established the ESOP for employees of the Company and the Association to become effective upon the Conversion. Full-time employees of the Company and the Association who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

    As part of the Conversion, in order to fund the purchase of up to 8% of the Common Stock sold in the Offerings, it is anticipated that the ESOP will borrow funds from the Company. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Company's and the Association's contributions to the ESOP over a period of 10 years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be a fixed rate of 8.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

    Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Upon the completion of three years of service, the account balances of participants within the ESOP will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with the Association prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    Messrs. Bouchereau, Stanley and Strickland will serve as trustees of the ESOP. Under the ESOP, the trustees must generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

    See "Risk Factors - Increased Compensation Expense After the Conversion" for a discussion of SOP 93- 6, which requires that the compensation expense recorded by employers for leveraged ESOPs be based on the fair value of the ESOP shares.

    GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP is borrowing from the Company, such obligation is not treated as a liability, but will instead be excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

    The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the IRS and the Department of Labor thereunder.

    Stock Option Plan. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Stock Option Plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of
Section 422 of the Code ("incentive stock options"), non-incentive or compensatory stock options, stock appreciation rights and limited rights which will be exercisable only upon a change in control of the Company (collectively "Awards"). Awards may be granted to directors and key employees of the Company and any subsidiaries. The Stock Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the Stock Option Plan shall continue in effect for a period of 10 years from the date the Stock Option Plan is adopted by the Board of Directors. Subject to any applicable OTS regulations, upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of Common Stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option.

    Under the Stock Option Plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of Common Stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).


    At a meeting of stockholders of the Company following the Conversion, which under applicable OTS regulations may be held no earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Stock Option Plan to stockholders for approval and to reserve an amount equal to 10% of the shares of Common Stock sold in the Offerings (27,600 shares or 31,740 shares based on the maximum and 15% above the maximum of the Estimated Valuation Range, respectively), for issuance under the 1998 Stock Option Plan. OTS regulations provide that, in the event such plan is implemented within one year following the Conversion, no individual officer or employee of the Association may receive more than 25% of the options granted under the Stock Option Plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the Stock Option Plan. OTS regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the Common Stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to one year following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

    At the time an Award is granted pursuant to the Stock Option Plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of Common Stock. The shares reserved for issuance under the Stock Option Plan may be authorized but previously unissued shares, treasury shares, or shares purchased by the Company on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Stock Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding. In the event the Company declares a special cash dividend or return of capital following the implementation of the Stock Option Plan in an amount per share which exceeds 10% of the fair market value of a share of Common Stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to such special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

    Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

    Recognition Plan. Following consummation of the Conversion, the Board of Directors of the Company intends to adopt a Recognition Plan for directors, officers and employees. The objective of the Recognition Plan will be to enable the Company to provide directors, officers and employees with a proprietary interest in the Company as an incentive to contribute to its success. The Company intends to present the Recognition Plan to stockholders for their approval at a meeting of stockholders which, pursuant to applicable OTS regulations, may be held no earlier than six months subsequent to completion of the Conversion.


    The Recognition Plan will be administered by a committee of the Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the Recognition Plan (the "Trust"). The Company will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the Common Stock sold in the Offerings (11,040 shares or 12,696 shares based on the maximum and 15% above the maximum of the Estimated Valuation Range, respectively). Shares of Common Stock granted pursuant to the Recognition Plan generally will be in the form of restricted stock vesting at a rate to be determined by the Board of Directors or a committee thereof. For accounting purposes, compensation expense in the amount of the fair market value of the Common Stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustees of the Recognition Plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. The Board of Directors of the Company can terminate the Recognition Plan at any time, and if it does so, any shares not allocated will revert to the Company. Recipients of grants under the Recognition Plan will not be required to make any payment at the time of grant or when the underlying shares of Common Stock become vested, other than payment of withholding taxes.

Certain Transactions

    John L. Delahaye, a director of the Association, is a partner in the law firm of Borron & Delahaye, which serves as general counsel to the Association. During 1997, Borron & Delahaye received a monthly retainer of $400 from the Association and approximately $27,000 of legal fees in connection with real estate loan closings. All of the loan closing fees were paid by the borrowers rather than the Association.

    Management believes that the above transactions were on terms at least as favorable to the Association as could be obtained from unaffiliated third parties.

Indebtedness of Management

    In the ordinary course of business, the Association makes loans available to its directors, officers and employees. Such loans are made on the same terms as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At March 31, 1998, the Association had 20 loans outstanding to directors and executive officers of the Association, or members of their immediate families. These loans totalled approximately $1.0 million or 60.8% of the Association's retained earnings at March 31, 1998.

    The following table sets forth certain information with respect to each current director or executive officer of the Association, or members of their immediate families, whose aggregate indebtedness exceeded $60,000 during the period indicated.




                                                                             Highest
                                                                            Principal
                                                                Year       Balance from        Principal         Interest
                                         Nature of              Loan         1/1/97 to        Balance at        Rate as of
Name and Position                       Indebtedness            Made          3/31/98           3/31/98          3/31/98
---------------------------------   ----------------------     -------    ---------------   --------------    --------------
G. Lloyd Bouchereau, Jr.,            Residential mortgage        1995        $92,602           $76,936            7.92%(1)
  President and Chief Executive      Residential
  Officer                              mortgage(2)               1978         31,123            29,053            8.50
                                     Second mortgage(2)          1998         37,000            36,724            8.00
                                     Residential
                                       mortgage(2)               1996         11,915            10,897            8.50
                                     Residential
                                       mortgage(2)               1992         62,832            60,237            8.17
                                     Second mortgage(2)          1994         24,975            24,968           10.00
                                     Share loan(2)               1990         20,000            20,000            7.25
                                     Automobile loan(2)          1996         23,008            16,227            8.50
                                     Second mortgage(2)          1997         52,000            51,122            8.50
                                     Residential
                                       mortgage(2)               1977         26,452            23,951            8.50
                                     Share loan(2)               1997            900               801            7.50

Gary K. Pruitt,                      Residential mortgage        1997         60,000            56,227            7.31(1)
  Director

Bobby E. Stanley,                    Residential mortgage        1986         67,468            60,428            7.12(1)
  Director                           Residential mortgage        1995         25,539            22,775            8.92(1)
                                     Commercial real
                                       estate                    1994        224,773           217,970            8.77(1)
                                     Commercial real
                                       estate                    1995         10,124             3,580           10.00
                                     Commercial real
                                       estate                    1997         38,500            37,220            7.32(1)
                                     Residential
                                       mortgage(2)               1997        140,000           121,868            7.71(1)
                                     Commercial real
                                       estate(2)                 1997        125,000           123,445            7.31(1)




----------
(1)  The interest rate adjusts annually.

(2)  Represents a loan to an immediate family member.

                                 THE CONVERSION

    THE BOARD OF DIRECTORS OF THE COMPANY AND THE ASSOCIATION HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE OTS AND THE OFI, SUBJECT TO APPROVAL BY THE MEMBERS OF IBERVILLE ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS AND OFI APPROVALS, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY EITHER OF SUCH AGENCIES.

General



    On April 7, 1998, the Board of Directors of the Association unanimously adopted the Plan, pursuant to which the Association will be converted from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association to be known as "The Iberville Building and Loan Association," and the Company will offer and sell the Common Stock. The Plan of Conversion was subsequently amended on June 16, 1998. It is intended that all of the common stock of the Association following the Conversion will be held by the Company, which is incorporated under Louisiana law. The Plan has been approved by the OTS and the OFI, subject to, among other things, approval of the Plan by the members of the Association. A Special Meeting has been called for this purpose to be held on September __, 1998.



    In adopting the Plan, the Board of Directors of the Association determined that the Conversion was advisable and in the best interests of its members and the Association and further determined that the interests of certain holders of its deposit accounts in the net worth of the Association would be equitably provided for and that the Conversion would not have any adverse impact on the reserves and net worth of the Association.

    The Company has received approval from the OTS and the OFI to become a savings and loan holding company and to acquire all of the common stock of the Association to be issued in connection with the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock, with all the remaining proceeds used to purchase all of the then to be issued and outstanding capital stock of the Association. Based on the minimum and maximum of the Estimated Valuation Range, approximately $163,200 and $220,800, respectively, of the net proceeds retained by the Company are intended to be used to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

    The Plan provides generally that, in connection with the Conversion, the Company will offer shares of Common Stock for sale in the Subscription Offering to the Association's Eligible Account Holders, ESOP, Supplemental Eligible Account Holders, Other Members, and officers, directors and employees of the Association. In addition, subject to the prior rights of holders of subscription rights, the Company may elect to offer the shares of Common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "-Subscription Offering and Subscription Rights" and "- Community Offering." The Company and the Association have the right to accept or reject, in whole or in part, any orders to purchase shares of Common Stock received in the Community Offering.

    The aggregate price of the shares of Common Stock to be issued in the Conversion within the Estimated Valuation Range, currently estimated to be between $2,040,000 and $2,760,000, will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Offerings. The appraisal has been performed by Ferguson, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

    The following discussion of the Conversion summarizes the material aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of the Association and at the offices of the OTS. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."



Purposes of Conversion

    The Association, as a Louisiana-chartered mutual savings and loan association, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will result in an increase in the capital base of the Association and the Company, which will support the operations of the Association and Company.

    The Conversion will permit the Association's customers and possibly other members of the local community and of the general public to become equity owners and to share in the future of the Company and the Association. The Conversion will also provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance the ability of the Company to diversify and expand into other markets and enable the Association to compete more effectively with other financial institutions.

    The holding company form of organization will provide additional flexibility to diversify the Company's and the Association's business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

    After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the Recognition Plan or upon exercise of stock options. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "Management - New Stock Benefit Plans."

Effects of Conversion

    General. Prior to the Conversion, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Association based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Association. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any person who opens a deposit account obtains a pro rata ownership interest in the net worth of the Association without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Association, which is lost to the extent that the balance in the account is reduced.

    Consequently, the depositors of the Association normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the Association is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Association after other claims, including claims of depositors to the amount of their deposits, are paid.

    When the Association converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Association, and the Association will become a wholly owned subsidiary of the Company. The Common Stock of the Association and the Company is separate and apart from deposit accounts of the Association and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock of the Association and the Company. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Association.

    Continuity. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS, the OFI and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

    The directors and officers of the Association at the time of the Conversion will continue to serve as directors and officers of the Association after the Conversion. The directors and officers of the Company consist of individuals currently serving as directors and officers of the Association, and they will retain their positions in the Association after the Conversion.

    Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the Common Stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

    Effect on Loans. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

    Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon completion of the Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon completion of the Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of and borrowers from the Association will not have voting rights in the Company after the Conversion, except to the extent that they become stockholders of the Company.

    Tax Effects. Consummation of the Conversion is conditioned on prior receipt by the Company and the Association of rulings or opinions with regard to federal and Louisiana income taxation which indicate that the adoption and implementation of the Plan of Conversion described herein will not be taxable for federal or Louisiana income tax purposes to the Company and the Association or the Association's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. The Association has received favorable opinions regarding the federal and Louisiana income tax consequences of the Conversion. See "- Tax Aspects."

    Effect on Liquidation Rights. Were the Association to liquidate, all claims of the Association's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of the Association would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at the Association immediately prior to liquidation. In the unlikely event that the Association were to liquidate after the Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

Stock Pricing and Number of Shares to be Issued

    The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Association has retained Ferguson to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Ferguson's fees and out-of-pocket expenses are estimated to be $23,000. The Association has agreed to indemnify Ferguson and any employees of Ferguson who act for or on behalf of Ferguson in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Association to Ferguson, unless Ferguson is determined to be negligent or otherwise at fault.

    An appraisal has been made by Ferguson in reliance upon the information contained in this Prospectus, including the Financial Statements. Ferguson also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly traded savings institutions located in Louisiana and other regions of the United States; the aggregate size of the offering of the Common Stock; the impact of the Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by Ferguson, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by Ferguson in addition to the factors enumerated above, and the Board of Directors believes that such assumptions were reasonable. The projected operating results reviewed by Ferguson covered periods through March 31, 2001. The financial projections assume (i) a flat interest rate environment based on interest rates prevailing in late May 1998, (ii) the Association's lending and investment activities continue to emphasize single-family loan originations and purchases of mortgage-backed securities, (iii) gradual asset growth funded primarily by interest-bearing deposits and borrowings, and (iv) the net Conversion proceeds retained by the Company are primarily invested in short-term investment securities.

    In determining the amount of the Appraisal, Ferguson reviewed the Association's P/E, price/book ("P/B") and price/assets ("P/A") ratios on a pro forma basis giving effect to the net Conversion proceeds to the comparable ratios for a peer group consisting of 12 savings institution holding companies. The peer group included companies with assets below $100 million, non-performing assets below 1.5% of total assets, loans receivable equal to at least 60% of total assets, equity equal to more than 10% of assets but less than 24% of assets, and positive core earnings for the most recent 12 months and the most recent quarter. Ten of the resulting peer group members are located in the Midwest region, one is located in the Northeast region, and one is located in the Mid-Atlantic region of the country. At the midpoint of the Appraisal, the Association's pro forma P/E and P/A ratios as of or for the three months ended March 31, 1998 were 10.87x and 9.80%, respectively, compared to ratios for the peer group of 21.50x and 20.4%, respectively. Also at the midpoint of the Appraisal, the Association's pro forma P/B ratio at March 31, 1998 was 71.4%, compared to 77.4% for recently completed conversions listed on major stock exchanges and 73.0% for recently completed "Pink Sheet" conversions.

    On the basis of the foregoing, Ferguson has advised the Company and the Association that in its opinion, dated June 5, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $2,040,000 to a maximum of $2,760,000, with a midpoint of $2,400,000. The Boards of Directors of the Company and the Association determined that the Common Stock should be sold at $10.00 per share, resulting in a range of

204,000 to 276,000 shares of Common Stock being offered. The Estimated Valuation Range may be amended with the approval of the OTS and the OFI, if required, or if necessitated by subsequent developments in the financial condition of the Company and the Association or market conditions generally, or to fill the order of the ESOP. In the event the Estimated Valuation Range is updated to amend the value of the Association below $2,040,000 or above $3,174,000 (the maximum of the Estimated Valuation Range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

    Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Company receives orders for Common Stock in excess of $2,760,000 (the maximum of the Estimated Valuation Range) and up to $3,174,000 (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Company will receive orders for Common Stock in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Ferguson which reflects such an increase in the valuation and the approval of such increase by the OTS. In addition, an increase in the number of shares above 276,000 shares will first be used, if necessary, to fill the order of the ESOP. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Conversion.

    Ferguson's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. Ferguson did not independently verify the Financial Statements and other information provided by the Association, nor did Ferguson value independently the assets or liabilities of the Association. The valuation considers the Association as a going concern and should not be considered as an indication of the liquidation value of the Association. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock in the Conversion will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

    Prior to completion of the Conversion, the maximum of the Estimated Valuation Range may be increased up to 15% and the number of shares of Common Stock may be increased to up to 317,400 shares to reflect changes in market and financial conditions or to fill the order of the ESOP, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Valuation Range to fill unfilled orders in the Subscription Offering.

    No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation Ferguson confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion. If such is not the case, a new Estimated Valuation Range may be set and a new Subscription and Community Offering may be held or such other action may be taken as the Company and the Association shall determine and the OTS and the OFI may permit or require.

    Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated

Valuation Range must be approved by the OTS. If the number of shares of Common Stock issued in the Conversion is increased due to an increase of up to 15% in the Estimated Valuation Range to reflect changes in market or financial conditions or to fill the order of the ESOP, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

    An increase in the number of shares of Common Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in Number of Shares Issued in the Conversion" and "Pro Forma Data."

    The appraisal report of Ferguson has been filed as an exhibit to the Company's Registration Statement and the Association's Application for Conversion, of which this Prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

Subscription Offering and Subscription Rights

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) the ESOP, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) directors, officers and employees of the Association. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

    Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $60,000 of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on December 31, 1996 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the Estimated Valuation Range.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1996.

    Priority 2: Employee Stock Ownership Plan. The ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Valuation Range. The ESOP intends to purchase 8% of the shares of Common Stock, or 16,320 shares and 22,080 shares based on the minimum and maximum of the Estimated Valuation Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Association's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the Conversion is increased to an amount greater than the number of shares representing the maximum of the Estimated Valuation Range ("Maximum Shares"), the ESOP will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Common Stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - Dilutive Effect of Possible Issuance of Additional Shares."

    Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (i) $60,000 of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on June 30, 1998 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

    If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

    Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of
(i) $60,000 of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

    In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock offered in the Conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.



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


    Priority 5: Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of the Association will receive, without payment therefor, fifth priority, nontransferable subscription rights to subscribe for, in this category, an aggregate of up to 20% of the shares of Common Stock offered in the Subscription Offering. The ability of directors, officers and employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 35% of Common Stock sold in the Conversion. See "- Limitations on Common Stock Purchases."

    In the event of an oversubscription in this category, subscription rights will be allocated among the individual directors, officers and employees on a point system basis, whereby such individuals will receive subscription rights in the proportion that the number of points assigned to each of them bears to the total points assigned to all directors, officers and employees, provided that no fractional shares shall be issued. One point will be assigned for each year of service with the Association, one point for each salary increment of $5,000 per annum and five points for each office presently held in the Association, including directorships. For information as to the number of shares proposed to be purchased by certain of the directors and officers, see "Proposed Management Purchases."



    Expiration Date for the Subscription Offering. The Subscription Offering will expire at 12:00 noon, Central Time, on September __, 1998 (the "Expiration Date"), unless extended for up to 45 days or for such additional periods by the Company and the Association as may be approved by the OTS and the OFI. The Subscription Offering may not be extended beyond September __, 2000. Subscription rights which have not been exercised prior to the Expiration Date (unless extended) will become void.



    The Company and the Association will not execute orders until at least the minimum number of shares of Common Stock (204,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the OTS and the OFI, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45-day period following the Expiration Date is granted, the Company and the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of the Association, the Company and the Association may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Iberville Parish, Louisiana (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to the greater of (i) $60,000 or 6,000 shares of Common Stock, or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." This amount may be increased at the sole discretion of the Company and the Association up to 5% or decreased to as low as 1% of the total offering of shares in the Subscription Offering. The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Company and the Association, in their sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.

    If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by the Company, in an amount equal to the lesser of 100 shares or the number of shares subscribed for



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



by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each (up to 2% of the total offering) bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remains unsatisfied, provided that no fractional shares shall be issued. Orders for Common Stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

Persons in Nonqualified States or Foreign Countries

    The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Company and the Association are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small;
(b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Company and the Association or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Company and the Association would be impracticable or unduly burdensome for reasons of costs or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Company and the Association will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

    The Plan includes the following limitations on the number of shares of Common Stock which may be purchased in the Conversion:

         (1) No fewer than 25 shares of Common Stock may be purchased, to the extent such shares are available;

         (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $60,000 or 6,000 shares of Common Stock, (ii) one-tenth of one percent (0.10 %) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

         (3) The ESOP may purchase in the aggregate up to 10% of the shares of Common Stock, including any additional shares issued in the event of an increase in the Estimated Valuation Range, although at this time it intends to purchase only 8% of such shares;

         (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $60,000 or 6,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to


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


    be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

         (5) Each Other Member or any Person purchasing shares of Common Stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (i) $60,000 or 6,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (7) below;

         (6) Persons purchasing shares of Common Stock in the Community Offering may purchase in the Community Offering up to $60,000 or 6,000 shares of Common Stock, subject to the overall limitation in clause (7) below;

         (7) Except for the ESOP and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $100,000 or 10,000 shares of Common Stock issued in the Conversion, or 3.6% at the maximum of the Estimated Valuation Range; and

         (8) No more than 20% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of the Association in the fourth priority category in the Subscription Offering. No more than 35% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the Conversion and both the individual and the overall purchase limitations may be decreased to a minimum of 1% of the number of shares sold in the Conversion at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit.

    In the event of an increase in the total number of shares of Common Stock offered in the Conversion due to an increase in the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the Adjusted Maximum; (v) in the event there is an oversubscription by directors, officers and employees of the Company and the Association, to fill unfulfilled subscriptions of directors, officers and employees, inclusive of the Adjusted Maximum; and (vi) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the Adjusted Maximum.

    The term "associate" of a person is defined to mean (i) any corporation or other organization (other than the Company and the Association or a majority-owned subsidiary of the Association) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity


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


securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of the Company and the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Company and the Association or any of their subsidiaries.

    The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Association may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Marketing Arrangements

    The Company and the Association have engaged Trident as a financial advisor and marketing agent in connection with the offering of the Common Stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident is a member of the National Association of Securities Dealers, Inc. ("NASD") and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services including, but not limited to, (i) training and educating the Association's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Sales Center to assist the Association's customers and internal stock purchasers and to keep records of orders for shares of Common Stock; and (3) targeting the Company's sales efforts, including assisting in the preparation of marketing materials. Based upon negotiations between the Company and the Association concerning fee structure, Trident will receive a fee of $75,000 payable upon consummation of the Conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay to such selected dealers a fee at the commission rate to be agreed upon by the Company, the Association and Trident, for shares sold by an NASD member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable legal fees and out-of-pocket expenses in an amount not to exceed $37,500, of which $10,000 has been paid to date. The Company and the Association have agreed to indemnify Trident and each person, if any, who controls Trident against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the Conversion, including liabilities under the Securities Act, except those that are due to Trident's willful misconduct or gross negligence.

    Directors and executive officers of the Company and the Association may participate in the solicitation of offers to purchase Common Stock by mailing written materials to members of the Association and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the Common Stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Trident. Other employees of the Association may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company and the Association will be compensated in connection with his participation by the



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


payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

    To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

    To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Association (which may be given by completing the appropriate blanks in the order form), must be received by the Association by noon, Central Time, on the Expiration Date (unless extended). In addition, the Company and the Association will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Common Stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers will not be accepted. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of the Company and the Association, unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.



    In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 1996) or the Supplemental Eligibility Record Date (June 30, 1998) and depositors and borrowers as of the close of business on the Voting Record Date (August 7, 1998) must list all accounts on the stock order form giving all names in each account and the account numbers.



    Payment for subscriptions may be made (i) in cash if delivered in person at the main office of the Association, (ii) by check or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. Interest will be paid on payments made by cash, check or money order at the Association's passbook rate of interest from the date payment is received until completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

    If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

    The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.



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


    Owners of self-directed individual retirement accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at the Association. Persons with IRAs maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Sales Center for additional information and allow sufficient time for the account to be transferred as required.

    Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Association, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

    Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    The Company and the Association will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Liquidation Rights

    In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor of the Association would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation of the Association, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.


    The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Association's net worth as of the date of its latest statement of financial condition contained in the final prospectus utilized in the Conversion. As of the date of this Prospectus, the initial balance of the liquidation account would be approximately $1.7 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, upon a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the Company as the sole stockholder of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in the

Association at the close of business on December 31, 1996 or June 30, 1998, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 1996 eligibility record date (or the June 30, 1998 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in the Association on such dates.

    If, however, on any December 31 annual closing date of the Association, commencing December 31, 1998, the amount in any deposit account is less than the amount in such deposit account on December 31, 1996 or June 30, 1998, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

Tax Aspects

    Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Association, the Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

    Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to the Company and the Association to the effect that, for federal income tax purposes: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Association or the Company upon the purchase of the Association's capital stock by the Company; (iii) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Association in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Association; (iv) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of the depositors' deposit accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) assuming the non-transferable subscription rights to purchase Common Stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and (vi) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor, and the holding period for the shares of Common Stock purchased by such persons will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering. L.A. Champagne & Co., L.L.P., Baton Rouge, Louisiana, has also rendered an opinion to the effect that the foregoing tax effects of the Conversion under Louisiana law are substantially the same as they are under federal law.

    In the opinion of Ferguson, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and the Company and the Association could recognize gain on such distribution.



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Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

    Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Delivery of Certificates

    Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

Required Approvals

    Various approvals of the OTS and OFI are required in order to consummate the Conversion. The OTS and OFI have approved the Plan of Conversion, subject to approval by the Association's members and other standard conditions. The Company's holding company application is currently pending.

    The Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Common Stock in the Conversion.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion

    All shares of Common Stock purchased in connection with the Conversion by a director or an executive officer of the Company and the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to the Company's transfer agent. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the Common Stock is registered pursuant to Section 12(g) of the Exchange Act.

    Purchases of Common Stock of the Company by directors, executive officers and their associates during the three-year period following completion of the Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as the ESOP, or by any non-tax-qualified employee stock benefit plan, such as the Recognition Plan.

    Pursuant to OTS regulations, the Company will generally be prohibited from repurchasing any shares of the Common Stock within one year following consummation of the Conversion. During the second and third years following consummation of the Conversion, the Company may not repurchase any shares of its Common Stock other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS; (ii) the repurchase of qualifying shares of a director, if any; (iii) purchases in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan; or (iv) purchases that are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a



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12-month period, if the repurchases do not cause the Association to become undercapitalized and the Association provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The OTS may permit stock repurchases in excess of such amounts prior to the third anniversary of the Conversion if exceptional circumstances are shown to exist.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                               AND THE ASSOCIATION

General

    As described below, certain provisions in the Company's Articles of Incorporation and Bylaws and in the Company's and the Association's proposed benefit plans, together with provisions of Louisiana corporate law and OTS regulations, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

Restrictions in the Company's Articles of Incorporation and Bylaws



    General. A number of provisions of the Company's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion of the Company's Articles of Incorporation and Bylaws summarizes the material provisions which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.



    Limitation on Voting Rights. Article 10.A of the Company's Articles of Incorporation provides that for a period of five years from the date of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of the Company, or (ii) any securities convertible into, or exercisable for, any equity securities of the Company if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of the Company. The term "person" is broadly defined to prevent circumvention of this restriction.

    The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to the Company by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by the Company or the Association and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of the Company's entire Board of Directors. In the event that shares are acquired in violation of Article 10.A, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and the Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.



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    Board of Directors. Article 6.B of the Articles of Incorporation of the
Company contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of the Company." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Cumulative voting in the election of directors is not permitted.

    Directors may be removed without cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 75% of the total votes eligible to be cast by stockholders, and with cause by the affirmative vote of a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to the Company. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

    Article 6.F of the Articles of Incorporation governs nominations for election to the Board, and requires all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions in that section. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, the principal executive offices of the Company not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company, provided that, with respect to the first scheduled annual meeting following completion of the Conversion, notice must be received no later than the close of business on Friday, January 15, 1999. Each such notice shall set forth (a) the name, age, business address and residence address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) the principal occupation or employment of the stockholder submitting the notice and of each person being nominated; (c) the class and number of shares of the Company's stock beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in the Articles of Incorporation), by any person who is a member of any group with such stockholder with respect to the Company's stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to the Company, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class of number of shares of Company stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);
(d) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (f) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (c) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (g) the consent of each nominee to serve as a director of the Company if so elected.



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    Article 8.A of the Articles of Incorporation provides that a director or officer of the Company will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited. This provision does not eliminate or limit the liability of the Company's directors and officers for (a) any breach of the director's or officer's duty of loyalty to the Company or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to stockholders, or (d) any transaction from which the director or officer derived an improper personal benefit. This provision may preclude stockholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.

    The Company's Articles of Incorporation also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person undertakes to repay the Company if it is ultimately determined that such person was not entitled to indemnification.

    The rights of indemnification provided in the Company's Articles of Incorporation are not exclusive of any other rights which may be available under the Company's Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Articles of Incorporation authorize the Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, whether or not the Company would have the power to provide indemnification to such person. By action of the Board of Directors, the Company may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the Articles of Incorporation and Bylaws regarding indemnification. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable the Company to attract and retain the best personnel available.

    The provisions regarding director elections and other provisions in the Articles of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of the Board of Directors of the Company even if holders of a majority of the Company's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of the Company's management and policies and facilitate long-range planning for the Company's business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

    The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors, and will make it easier for the Board to solicit proxies resisting



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such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of the Company or its stockholders.

    Authorized Shares. Article 4 of the Articles of Incorporation authorizes the issuance of 7,000,000 shares of stock, of which 2,000,000 shares shall be shares of serial Preferred Stock, and 5,000,000 shall be Common Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

    Special Meetings of Stockholders and Stockholder Proposals. Article 9.B of the Articles of Incorporation provides that special meetings of the Company's stockholders may only be called by (i) the President, (ii) a majority of the Board of Directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law. The Articles of Incorporation also provide that any action permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the Secretary of the Company.

    Article 9.D of the Company's Articles of Incorporation provides that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the Conversion, business must be (a) brought before the meeting by or at the direction of the Board of Directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice thereof in writing to the Company. For stockholder proposals to be included in the Company's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in the Company's proxy materials, the stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not later than 120 days prior to the anniversary date of the initial mailing of proxy materials by the Company in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the Conversion, such written notice must be received by the Company not later than the close of business on Friday, January 15, 1999. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the proposal desired to be brought before the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder submitting the notice, by any person who is acting in concert with or who is an affiliate or associate of such stockholder (as such terms are defined in the Articles of Incorporation), by any person who is a member of any group with such stockholder with respect to the Company's stock or who is known by such stockholder to be supporting such proposal on the date the notice is given to the Company, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of Company stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholder,



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member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust), (d) the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (e) any material interest of the stockholder in such business.

    The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of the Company or its stockholders.

    Amendment of Articles of Incorporation and Bylaws. Article 11 of the Company's Articles of Incorporation generally provides that any amendment of the Articles of Incorporation must be first approved by a majority of the Board of Directors and then by the holders of at least 75% of the shares of the Company entitled to vote in an election of directors ("Voting Shares"), except that if the amendment is approved by at least two-thirds of the Board of Directors, the amendment shall only need stockholder approval if required by the Louisiana Business Corporation Law ("BCL") and then only by the affirmative vote of the holders of a majority of the Voting Shares.

    The Bylaws of the Company may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the Voting Shares, except that the affirmative vote of at least 75% of the Voting Shares shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

Louisiana Corporate Law

    In addition to the provisions contained in the Company's Articles of Incorporation, the BCL includes certain provisions applicable to Louisiana corporations, such as the Company, which may be deemed to have an anti-takeover effect. Such provisions include (i) rights of stockholders to receive the fair value of their shares of stock following a control transaction from a controlling person or group and (ii) requirements relating to certain business combinations.

    The BCL provides that any person who acquires "control shares" will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (1) all the votes entitled to be cast by stockholders and (2) all the votes entitled to be cast by stockholders excluding "interested shares." "Control shares" is defined to include shares that would entitle the holder thereof, assuming the shares had full voting rights, to exercise voting power within any of the following ranges: (a) 20% or more but less than one-third of all voting power; (b) one-third or more but less than a majority of all voting power; or (c) a majority or more of all voting power. Any acquisition that would result in the ownership of control shares in a higher range would require an additional vote of stockholders. "Interested shares" includes control shares and any shares held by an officer or employee director of the corporation. If the control shares are provided full voting rights, all stockholders have dissenters' rights entitling them to receive the "fair cash value" of their shares, which shall not be less than the highest price paid per share to acquire the control shares.

    The BCL defines a "Business Combination" generally to include (a) any merger, consolidation or share exchange of the corporation with an "Interested Shareholder" or affiliate thereof, (b) any sale, lease, transfer or other disposition, other than in the ordinary course of business, of assets equal to 10% or more of the market value of the corporation's outstanding stock or of the corporation's net worth to any Interested Shareholder or affiliate thereof in any 12-month period, (c) the issuance or transfer by the corporation of equity securities of the corporation with an aggregate market value of 5% or more of the total market value of the corporation's outstanding stock to any Interested Shareholder or affiliate thereof, except in certain circumstances, (d) the adoption of any plan or proposal



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for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or affiliate thereof, or
(e) any reclassification of the corporation's stock or merger which increases by 5% or more the ownership interest of the Interested Shareholder or any affiliate thereof. "Interested Shareholder" includes any person who beneficially owns, directly or indirectly, 10% or more of the corporation's outstanding voting stock, or any affiliate thereof who had such beneficial ownership during the preceding two years, excluding in each case the corporation, its subsidiaries and their benefit plans.

    Under the BCL, a Business Combination must be approved by any vote otherwise required by law or the articles of incorporation, and by the affirmative vote of at least each of the following: (1) 80% of the total outstanding voting stock of the corporation; and (2) two-thirds of the outstanding voting stock held by persons other than the Interested Shareholder. However, the supermajority vote requirement shall not be applicable if the Business Combination meets certain minimum price requirements and other procedural safeguards, or if the transaction is approved by the Board of Directors prior to the time that the Interested Shareholder first became an Interested Shareholder.

    The BCL authorizes the board of directors of Louisiana business corporations to create and issue (whether or not in connection with the issuance of any of its shares or other securities) rights and options granting to the holders thereof (1) the right to convert shares or obligations into shares of any class, or (2) the right or option to purchase shares of any class, in each case upon such terms and conditions as the Company may deem expedient.

Anti-Takeover Effects of the Articles of Incorporation and Bylaws and Management Remuneration Adopted in the Conversion

    The foregoing provisions of the Articles of Incorporation and Bylaws of the Company and Louisiana law could have the effect of discouraging an acquisition of the Company or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the Company's Common Stock.

    In addition, the proposed employment agreements with the Association's executive officers and certain provisions in the Association's proposed stock benefit plans provide for accelerated benefits to participants in the event of a change in control of the Company or the Association, as applicable. See "Management Employment Agreements" and "- New Stock Benefit Plans." The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of the Company.

    The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. The Board of Directors believes that these provisions are in the best interests of the Company and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

    Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.



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    The Board of Directors of the Company and the Association are not aware of any effort that might be made to acquire control of the Company or the Association.

Regulatory Restrictions

    The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the OTS has been given at least 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

    For three years following the Conversion, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the OTS, except for (i) any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf, (ii) offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,
(iii) offers in the aggregate for up to 24.9% by the ESOP or other tax-qualified plans of the Company or the Association, and (iv) an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the Conversion. Such prohibition also is applicable to the acquisition of the Common Stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under OTS regulations.

    In addition to the foregoing, the Plan prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an intent to make an offer, to purchase subscription rights for Common Stock. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General

    The Company is authorized to issue 7,000,000 shares of capital stock, of which 5,000,000 are shares of common stock, par value $.01 per share (the "Common Stock") and 2,000,000 are shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to a maximum of 276,000 shares of Common Stock and no shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock issued in the Conversion will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock issued in the Conversion. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the Conversion.

    The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

    Dividends. The Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

    Voting Rights. Upon completion of the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Louisiana law or the Company's Articles of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

    Liquidation. In the event of any liquidation, dissolution or winding up of the Association, the Company, as the sole holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of the Association available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The Common Stock is not subject to any required redemption.

Preferred Stock

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                                     EXPERTS

    The financial statements of the Association as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997 and 1996 included in this Prospectus have been included herein in reliance upon the report of L.A. Champagne & Co., L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    Ferguson has consented to the publication herein of the summary of its report to the Association and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock to be outstanding upon completion of the Conversion and its opinion with respect to subscription rights.

                                  LEGAL MATTERS

    The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to the Association and the Company. The Louisiana income tax consequences of the Conversion will be passed upon for the Association and the Company by L.A. Champagne & Co., L.L.P., Baton Rouge, Louisiana. Certain legal matters will be passed upon for Trident by Breyer & Aguggia LLP, Washington, D.C.

                             ADDITIONAL INFORMATION



    The Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as the Company). The address of the SEC's web site is http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.



    The Association has filed an Application for Conversion with the OTS and OFI with respect to the Conversion. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the OTS located at 122 W. John Carpenter Freeway, Suite 600, Irving, Texas 75039-2010.

    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      Page
                                                                                                      ----
Independent Auditor's Report.............................................................              F-1

Statements of Financial Condition as of March 31, 1998 (unaudited) and
         December 31, 1997 and 1996 (audited)............................................              F-2

Statementsof Income and Comprehensive Income for the three months ended March
          31, 1998 and 1997 (unaudited) and the years ended December
          31, 1997 and 1996 (audited)....................................................              F-3

Statements of Changes in Equity for the three months ended March 31, 1998 and
         1997 (unaudited) and the years ended December 31, 1997 and
         1996 (audited)..................................................................              F-5

Statements of Cash Flows for the three months ended March 31, 1998 and 1997
         (unaudited) and the years ended December 31, 1997 and
         1996 (audited)..................................................................              F-6

Notes to Financial Statements............................................................              F-8



    All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

    IBL Bancorp, Inc. was incorporated in June 1998. Its current capitalization is $1,000, and it has engaged in only minimal activities to date; accordingly, the financial statements of the Company have been omitted because of their immateriality.

                          INDEPENDENT AUDITOR'S REPORT

Members and Directors
 The Iberville Building and Loan Association

We have audited the accompanying statements of financial condition of The Iberville Building and Loan Association (a mutual association) as of December 31, 1997 and 1996, and the related statements of income and comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Iberville Building and Loan Association as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note P, the 1997 and 1996 financial statements have been restated to present comprehensive income as required under the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. The financial statements have also been restated to reflect adjustments in the computation of deferred income taxes, and to include information regarding the fair value of financial instruments as required by Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments.


January 16, 1998
(except for Notes P, Q, R, and S as to which the date is May 13, 1998)

                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION
                        STATEMENTS OF FINANCIAL CONDITION
                 March 31, 1998, and December 31, 1997 and 1996

                                              March 31,         December 31,
                                                1998         1997          1996
                                            (Unaudited)     (Restated - Note P)
                                             ----------   ----------   ----------
ASSETS
Cash and amounts due from depository
 institutions.............................. $   141,432  $   142,714  $    71,302
Interest-earning deposits in
 other institutions........................   1,555,814      967,494    1,737,198
                                             ----------   ----------   ----------
  Total cash...............................   1,697,246    1,110,208    1,808,500
                                             ----------   ----------   ----------
Investment securities held-to-maturity
 (estimated market value $15,099, $15,085
 and $14,967)..............................      15,152       15,152       15,152
Mortgage-backed securities held-to-maturity
 (estimated market value $2,191,087,
 $2,374,282 and $2,697,348)................   2,196,928    2,385,948    2,735,107
Mortgage-backed securities available-for-
 sale (amortized cost $1,812,919,
 $1,943,217 and $1,428,965)................   1,811,389    1,947,685    1,426,688
                                             ----------   ----------   ----------
  Total investment securities..............   4,023,469    4,348,785    4,176,947
                                             ----------   ----------   ----------
Loans receivable...........................  16,820,266   16,722,127   15,556,060
Less allowance for loan losses.............     402,621      403,768      361,857
                                             ----------   ----------   ----------
  Loans receivable, net....................  16,417,645   16,318,359   15,194,203
                                             ----------   ----------   ----------
Premises and equipment, net................     159,603      163,330      171,656
Federal Home Loan Bank stock, at cost......     368,400      363,100      342,400
Accrued interest receivable................      78,473       80,394       77,268
Other assets...............................      18,889       10,822       33,421
                                             ----------   ----------   ----------
  Total assets............................. $22,763,725  $22,394,998  $21,804,395
  -----------------------------------------
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------
LIABILITIES AND EQUITY
Deposits................................... $20,533,840  $20,026,417  $20,278,324
Advances from Federal Home Loan Bank.......     452,100      610,000            -
Advances by borrowers for taxes and
 insurance.................................      14,399       15,004       16,680
Federal income taxes payable...............      25,105       47,657            -
Other liabilities and deferrals............      67,610       73,960       55,457
                                             ----------   ----------   ----------
  Total liabilities........................  21,093,054   20,773,038   20,350,461
                                             ----------   ----------   ----------
Commitments and contingencies..............           -            -            -
            -----------------
                                             ----------   ----------   ----------
Retained earnings - substantially
 restricted................................   1,671,681    1,619,011    1,455,267
Accumulated other comprehensive income
 (loss)....................................      (1,010)       2,949       (1,333)
                                             ----------   ----------   ----------
  Total equity.............................   1,670,671    1,621,960    1,453,934
                                             ----------   ----------   ----------
  Total liabilities and equity............. $22,763,725  $22,394,998  $21,804,395
  -----------------------------------------
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------


    The accompanying notes are an integral part of these financial statements.

                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   Three Months Ended March 31, 1998 and 1997
                     Years Ended December 31, 1997 and 1996




                                      Three months ended            Years ended
                                    -------March 31,-------   ------December 31,-----
                                       1998         1997         1997          1996
                                   (Unaudited)  (Unaudited)     (Restated - Note P)
                                    ----------   ----------   ----------   ----------
    INTEREST INCOME
    Loans......................... $   373,569  $   328,533  $ 1,346,487  $ 1,269,276
    Mortgage-backed securities....      63,121       62,391      258,333      259,189
    FHLB stock and other
     securities...................       5,567        4,335       20,880       31,518
    Deposits......................      12,238       21,989       65,009       84,559
                                    ----------   ----------   ----------   ----------
      Total interest income.......     454,495      417,248    1,690,709    1,644,542
                                    ----------   ----------   ----------   ----------

    INTEREST EXPENSE
    Deposits
     Interest-bearing demand
      deposit accounts............      15,808       17,119       69,005       76,627
     Passbook savings accounts....      23,604       21,663       90,325       94,304
     Certificate of deposit
     accounts.....................     183,459      187,781      750,420      737,015
                                    ----------   ----------   ----------   ----------
      Total interest on deposits..     222,871      226,563      909,750      907,946
    Advances from Federal Home
     Loan Bank....................       6,923            -        7,003            -
                                    ----------   ----------   ----------   ----------
      Total interest expense......     229,794      226,563      916,753      907,946
                                    ----------   ----------   ----------   ----------
      Net interest income.........     224,701      190,685      773,956      736,596
    Provision for losses on loans.      11,960       12,000       42,147       38,868
                                    ----------   ----------   ----------   ----------
    NET INTEREST INCOME AFTER
     PROVISION FOR LOSSES ON LOANS     212,741      178,685      731,809      697,728
                                    ----------   ----------   ----------   ----------

    NON-INTEREST INCOME
    Service charges on deposit
     accounts.....................      20,871       17,118       70,888       73,296
    Gain on sale of captive life
     insurance company............           -            -            -       34,087
    Other.........................       3,701        3,786       27,135       23,223
                                    ----------   ----------   ----------   ----------
      Total non-interest income...      24,572       20,904       98,023      130,606
                                    ----------   ----------   ----------   ----------



    Continued . . .


                                      Three months ended            Years ended
                                    -------March 31,-------   ------December 31,-----
                                       1998         1997         1997          1996
                                   (Unaudited)  (Unaudited)     (Restated - Note P)
                                    ----------   ----------   ----------   ----------
    NON-INTEREST EXPENSE
    Compensation and benefits..... $    87,087  $    84,372  $   316,209  $   274,056
    Occupancy.....................       4,656        7,332       32,133       29,159
    Furniture and equipment.......       6,477        7,446       26,822       27,256
    Deposit insurance premium.....       3,124          715       10,347       43,858
    Special SAIF assessment.......           -            -            -      122,565
    Data processing...............      14,261       14,660       57,305       65,179
    Legal and other professional..       7,200        4,505       24,105       20,922
    Advertising...................       5,176        4,310       12,340       20,388
    Office supplies and postage...      11,369        8,259       25,763       28,225
    Other general and
     administrative expenses......      18,832       15,398       62,930       70,991
                                    ----------   ----------   ----------   ----------
      Total non-interest expense..     158,182      146,997      567,954      702,599
                                    ----------   ----------   ----------   ----------

    INCOME BEFORE PROVISION FOR
     FEDERAL INCOME TAXES......... $    79,131  $    52,592  $   261,878  $   125,735

    PROVISION FOR FEDERAL INCOME
     TAXES........................      26,461       19,760       98,134       69,912
                                    ----------   ----------   ----------   ----------
    NET INCOME....................      52,670       32,832      163,744       55,823
                                    ----------   ----------   ----------   ----------
    Other comprehensive income:
      Unrealized holding gains
       (losses) on securities
       arising during the period..      (5,998)      (9,303)       6,745       (4,343)
      Income tax expense (benefit)
       related to unrealized
       holding gains (losses).....      (2,039)      (2,993)       2,463       (1,646)
                                    ----------   ----------   ----------   ----------
    Other comprehensive income
     (loss), net of tax effects...      (3,959)      (6,310)       4,282       (2,697)
                                    ----------   ----------   ----------   ----------
    Comprehensive income.......... $    48,711  $    26,522  $   168,026  $    53,126
                                    ----------   ----------   ----------   ----------
                                    ----------   ----------   ----------   ----------




    The accompanying notes are an integral part of these financial statements.

                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION
                         STATEMENTS OF CHANGES IN EQUITY
                   Three Months Ended March 31, 1998 and 1997
                     Years Ended December 31, 1997 and 1996

                                                  Retained   Accumulated
                                                 Earnings -      Other
                                                  Substan-      Compre-
                                                   tially       hensive       Total
                                                 Restricted     Income       Equity
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1996, AS PREVIOUSLY
     REPORTED.................................  $ 1,477,100  $    (1,333) $ 1,475,767
    Prior period adjustment...................      (21,833)           -      (21,833)
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1996, AS RESTATED...    1,455,267       (1,333)   1,453,934

    COMPREHENSIVE INCOME (Unaudited)
    Net income................................       32,832            -       32,832
    Other comprehensive income, net of tax
      Unrealized losses on securities.........            -       (6,310)      (6,310)
                                                 ----------   ----------   ----------
    BALANCE, MARCH 31, 1997 (Unaudited).......  $ 1,488,099  $    (7,643) $ 1,480,456
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

    BALANCE, DECEMBER 31, 1997, AS PREVIOUSLY
     REPORTED.................................  $ 1,638,709  $     2,949  $ 1,641,658
    Prior period adjustment...................      (19,698)           -      (19,698)
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1997, AS RESTATED...    1,619,011        2,949    1,621,960

    COMPREHENSIVE INCOME (Unaudited)
    Net income................................       52,670            -       52,670
    Other comprehensive income, net of tax
      Unrealized losses on securities.........            -       (3,959)      (3,959)
                                                 ----------   ----------   ----------
    BALANCE, MARCH 31, 1998 (Unaudited).......  $ 1,671,681  $    (1,010) $ 1,670,671
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

    BALANCE, DECEMBER 31, 1995................  $ 1,399,444  $     1,364  $ 1,400,808

    COMPREHENSIVE INCOME
    Net income, as restated...................       55,823            -       55,823
    Other comprehensive income, net of tax
      Unrealized losses on securities.........            -       (2,697)      (2,697)
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1996 (Restated).....  $ 1,455,267  $    (1,333) $ 1,453,934
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

    BALANCE, DECEMBER 31, 1996, AS PREVIOUSLY
     REPORTED.................................  $ 1,477,100  $    (1,333) $ 1,475,767
    Prior period adjustment...................      (21,833)           -      (21,833)
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1996, AS RESTATED...    1,455,267       (1,333)   1,453,934

    COMPREHENSIVE INCOME
    Net income, as restated...................      163,744            -      163,744
    Other comprehensive income, net of tax
      Unrealized losses on securities.........            -        4,282        4,282
                                                 ----------   ----------   ----------
    BALANCE, DECEMBER 31, 1997 (Restated).....  $ 1,619,011  $     2,949  $ 1,621,960
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

    The accompanying notes are an integral part of these financial statements.

                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION
                            STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 1998 and 1997
                     Years Ended December 31, 1997 and 1996

                                       Three months ended           Years ended
                                    -------March 31,-------   ------December 31,-----
                                       1998         1997         1997          1996
                                   (Unaudited)  (Unaudited)     (Restated - Note P)
                                    ----------   ----------   ----------   ----------
    CASH FLOWS FROM OPERATING
     ACTIVITIES
    Net income.................... $    52,670  $    32,832  $   163,744  $    55,823
                                    ----------   ----------   ----------   ----------
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
      Depreciation................       5,745        6,750       23,031       27,182
      Provision for loan losses...      12,000       12,000       42,147       38,868
      Provision for deferred
       federal income tax (tax
       credit)....................       1,346         (247)        (432)      17,497
      Amortization of net premium
       on investment and mortgage-
       backed securities..........       7,071        3,700       18,106       21,070
      Gain on sale of investment
       in captive life insurance
       company....................           -            -            -      (34,087)
      Net discount charged on
       installment loans..........      11,079           11       28,265       40,756
      Net loan fees deferred
       (recognized)...............       1,109         (343)       1,975         (141)
      Deferred profit recognized
       on sale of real estate.....           -            -          (76)         (78)
      Stock dividends from Federal
       Home Loan Bank.............      (5,300)      (4,800)     (20,700)     (19,300)
      Net decrease (increase) in
       interest receivable........       1,921       (1,659)      (3,126)      13,075
      Net decrease (increase) in
       other assets...............      (8,067)      19,291       22,599       22,318
      Net decrease in interest
       payable....................      (1,503)     (10,206)     (10,998)      (7,951)
      Net increase (decrease) in
       federal income taxes
       payable....................     (22,552)      20,007       47,657            -
      Net increase (decrease) in
       other liabilities..........      (5,657)       1,343       16,548      (17,589)
                                    ----------   ----------   ----------   ----------
        Total adjustments.........      (2,808)      45,847      164,996      101,620
                                    ----------   ----------   ----------   ----------
    Net cash provided by operating
     activities...................      49,862       78,679      328,740      157,443
                                    ----------   ----------   ----------   ----------

    Continued . . .
                                      F-6


                                       Three months ended           Years ended
                                    -------March 31,-------   ------December 31,-----
                                       1998         1997         1997          1996
                                   (Unaudited)  (Unaudited)     (Restated - Note P)
                                    ----------   ----------   ----------   ----------
    CASH FLOWS FROM INVESTING
     ACTIVITIES
    Net increase in loans
     receivable................... $  (123,474) $  (100,827) $(1,196,543) $  (757,297)
    Purchases of securities
     available-for-sale...........           -     (310,998)    (762,465)  (1,031,484)
    Principal payments received on
     mortgage-backed securities
     available-for-sale...........     127,037      191,594      242,415      373,510
    Proceeds from disposition of
     investment in captive life
     insurance company............           -            -            -      105,614
    Purchases of securities
     held-to-maturity.............           -     (154,850)    (154,850)           -
    Proceeds from maturing U. S.
     government obligations.......           -            -            -      884,848
    Principal payments received on
     mortgage-backed securities
     held-to-maturity.............     185,210      122,695      491,701      412,263
    Purchases of office property
     and equipment................      (2,018)           -      (14,705)     (15,425)
                                    ----------   ----------   ----------   ----------
    Net cash used in investing
     activities...................     186,755     (252,386)  (1,394,447)     (27,971)
                                    ----------   ----------   ----------   ----------
    CASH FLOWS FROM FINANCING
     ACTIVITIES
    Net increase (decrease) in
     deposit accounts.............     508,926      130,843     (240,909)     728,927
    Net increase (decrease) in
     advances by borrowers for
     taxes and insurance..........        (605)         518       (1,676)      (7,149)
    Advances from Federal Home
     Loan Bank....................           -            -      695,000            -
    Repayment of advances from
     Federal Home Loan Bank.......    (157,900)           -      (85,000)           -
                                    ----------   ----------   ----------   ----------
    Net cash provided by financing
     activities...................     350,421      131,361      367,415      721,778
                                    ----------   ----------   ----------   ----------
    NET INCREASE (DECREASE) IN
     CASH.........................     587,038      (42,346)    (698,292)     851,250
      Cash - beginning of period..   1,110,208    1,808,500    1,808,500      957,250
                                    ----------   ----------   ----------   ----------
      Cash - end of period........ $ 1,697,246  $ 1,766,154  $ 1,110,208  $ 1,808,500
                                    ----------   ----------   ----------   ----------
                                    ----------   ----------   ----------   ----------

    The accompanying notes are an integral part of these financial statements.

                   THE IBERVILLE BUILDING AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
                 March 31, 1998, and December 31, 1997 and 1996




A:       SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies followed by The Iberville Building and Loan Association (a mutual association) are in accor dance with generally accepted accounting principles and conform to general practices within the savings and loan industry. The more significant of the principles used in preparing the financial statements are briefly described below.

         Interim period financial information
         The statement of financial condition as of March 31, 1998, and the related statements of income and comprehensive income, changes in equity and cash flows for the three months ended March 31, 1998, and the related statements of income and comprehensive income and cash flows for the three months ended March 31, 1997, are unaudited. These statements have been prepared in accordance with generally accepted accounting principles including the requirements for presentation of interim financial statements. Management believes that all normal recurring adjustments that are necessary for a fair presentation of interim period financial information have been reflected in these financial statements.

         Nature of operations
         The Association is a state chartered financial institution whose deposits are insured by the Federal Deposit Insurance Corporation
         (FDIC). The Association is subject to regulation by the Office of Thrift Supervision, the Office of Financial Institutions for the State of Louisiana, and the FDIC. The Association provides a variety of banking services to individuals and businesses. Its primary deposit products are demand deposits and certificates of deposit, and its primary lending products are real estate mortgage loans and consumer loans. The Association primarily serves the parishes of Iberville and West Baton Rouge from its only office location in Plaquemine, Louisiana.

         Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. A majority of the Association's loan portfolio consists of single-family residential loans in Iberville and West Baton Rouge parishes. The ultimate collectibility of a substantial portion of the Association's loan portfolio is susceptible to changes in local economic conditions.

         While management uses available information to establish the allowance for losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examina tion process, periodically review the Association's allowance for losses on loans. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

         Investment securities
         Trading securities - Debt securities and equity securities with readily determinable fair values that are acquired with the intention of being resold in the near term are classified as trading securities and are recorded at their fair values. Realized and unrealized gains and losses on trading account securities are recognized in current earnings. The Association did not hold any securities for trading purposes during the periods covered by these financial statements.

         Securities held-to-maturity - Debt securities which the Association both positively intends and has the ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity.

         Securities available-for-sale - Securities not meeting the criteria of either trading securities or securities held to maturity are classified as available for sale and carried at fair value. Unrealized holding gains and losses for these securities are recognized, net of related tax effects, as a separate component of comprehensive income and equity. Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method based on original cost. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period to maturity.

         Declines in the fair value of individual held-to-maturity and avail able-for-sale securities below their cost that are other than tempor ary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

         Loans receivable
         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees.

         Interest on consumer loans with maturities of sixty months or less made on a discount basis is recognized and included in interest income using the sum-of-the-months-digits method over the term of the loan. Interest on all other loans is accrued periodically based on the principal balance outstanding. Interest accrued on such loans is included in accrued interest receivable.

         When, in the judgement of management, collection of accrued interest on a loan becomes doubtful, or when a loan becomes ninety day delinquent, further accrual of interest income is suspended and the loan is placed on a non-accrual status. Interest accrued on such loans during the current year, but uncollected, is reversed against operations. Subsequent payments are generally applied to reduce the principal amount outstanding.


         Loans determined to be impaired under the provisions of Statement of Accounting Standards No. 114 (SFAS 114), Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclo sures are carried at either the discounted present value of expected future cash flows or the fair value of underlying collateral if the loan is collateral dependent. A loan is considered impaired when it is probable that principal and interest will not be collected under the terms of the loan. All nonaccrual loans are considered impaired. The provisions of SFAS 114 and SFAS 118 do not apply to large groups of smaller balance homogeneous loans including certain smaller balance home equity and improvement loans and other consumer loans that are collectively evaluated for impairment. Losses on impaired loans are included in the allowance for loan losses.

         Allowance for losses
         It is the Association's policy to provide a valuation allowance for losses on loans. Various factors including the composition of the loan portfolio, past loan loss experience, current economic condi tions and a specific provision for impaired loans provide a basis for management's determination of the amount of the valuation allowance for loan losses. Additions to the allowance are charged against current operations. Loans or portions of loans, including impaired loans, deemed to be uncollectible are charged off against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

         Loan origination fees
         Loan origination fees and certain direct costs of underwriting and closing loans are deferred and amortized to income over the contract ual life of the related loans using the level yield method.

         Real estate acquired in settlement of loans
         Real estate acquired in settlement of loans is recorded at the lower of cost, that is, the balance of the loan, or its estimated fair value less estimated selling costs on the date acquired. Capital improvements made thereafter to facilitate sale are added to the carrying value, and adjustments are made to reflect declines, if any, in net realizable values below the recorded amounts. Costs of holding real estate acquired in settlement of loans are reflected in income currently. Gains and losses realized on sales of such real estate are reflected in current income based on the property's initial recorded value plus capital improvements.


         When sales of real estate are facilitated by financing, the adjusted sales price is determined to be the sum of the cash proceeds, if any, and the discounted present value of the loan. Gains and losses are determined with reference to the adjusted sales price, and are recognized currently except in certain circumstances when the cash paid in is deemed insufficient, in which case, any gains resulting from the sale are deferred and recognized as the debt principal is recognized.

         Premises and equipment
         Premises and equipment are stated at cost, less accumulated deprecia tion. Depreciation is computed on the straight-line basis or under various accelerated methods over estimated useful lives as follows:

           Office building........................... 30-40 years
           Furniture, fixtures and equipment.........  5-10 years

         Cost of major additions are capitalized while repair and maintenance costs are charged to operations as incurred.

         Recognition of FHLB stock dividends
         In accordance with current industry practice, stock dividends from the FHLB are recorded as income when declared based upon a par value of $100 per share for the number of shares issued.

         Income taxes
         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes which are determined under the liability method.

         Deferred taxes are related primarily to the differences between the financial and income tax bases of certain assets and liabilities, including accumulated depreciation on premises and equipment, deferred loan fees and costs, interest discount and accruals, allowance for losses on loans, Federal Home Loan Bank stock, and de ferred gain on property sales. Deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         Cash flows
         Cash consists of cash and interest-earning and non interest-earning deposits due from other financial institutions. For purposes of the statements of cash flows, the Association considers these highly liquid deposits including certificates of deposits with maturities of three months or less when purchased to be "cash." All other debt securities and investments regardless of maturities are classified as investment securities.

         Off-balance-sheet financial instruments
         In the ordinary course of business, the Association enters into transactions that produce off-balance-sheet financial instruments consisting of letters of credit and other commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.


         Loan servicing
         None of the Association's loan servicing rights were obtained after December 15, 1995. Consequently, the cost of loan servicing rights has not been capitalized.


         Advertising
         The Association expenses advertising costs as they are incurred. Advertising expense is reflected in the accompanying statements of income and comprehensive income.


B:       LOANS RECEIVABLE

         Loans receivable as of March 31, 1998, and December 31, 1997 and 1996 consisted of the following:


                                                 March 31,
                                                    1998      ------December 31,-----
                                                (Unaudited)      1997         1996
                                                 ----------   ----------   ----------
         First mortgage loans
          Single-family residential............ $11,508,304  $11,531,849  $10,752,291
          Construction.........................     420,000      420,000      464,500
          Commercial real estate...............     931,110      942,556      756,702
          Land.................................     287,144      271,163      210,503
                                                 ----------   ----------   ----------
                                                 13,146,558   13,165,568   12,183,996
         Less:  undisbursed loans in process...     106,098      260,145      169,057
                deferred loan fees.............       8,346        7,237        5,262
                allowance for losses...........     349,524      337,524      293,524
                                                 ----------   ----------   ----------
         Net first mortgage loans..............  12,682,590   12,560,662   11,716,153
                                                 ----------   ----------   ----------
         Home equity and improvement loans.....   1,088,499    1,172,307    1,221,468

         Share loans...........................     774,185      785,886      669,835



                                                 March 31,
                                                    1998      ------December 31,-----
                                                (Unaudited)      1997         1996
                                                 ----------   ----------   ----------
         Other consumer and single-pay loans... $ 2,125,133  $ 2,054,334  $ 1,815,401
         Less:  unearned discount..............     199,665      188,586      160,321
                                                 ----------   ----------   ----------
         Net other consumer loans..............   1,925,468    1,865,748    1,655,080
                                                 ----------   ----------   ----------
         Total consumer loans..................   3,788,152    3,823,941    3,546,383
         Less:  allowance for losses...........      53,097       66,244       68,333
                                                 ----------   ----------   ----------
         Net consumer loans....................   3,735,055    3,757,697    3,478,050
                                                 ----------   ----------   ----------
         Net loans receivable.................. $16,417,645  $16,318,359  $15,194,203
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------



         At March 31, 1998, and December 31, 1997 and 1996, unpaid balances of impaired loans upon which the accrual of interest had been suspended, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to $163,942, $331,771 and $270,363, respectively.
         The allowance for loan losses related to impaired loans amounted to $56,427, $62,173 and $57,880 at March 31, 1998, and December 31, 1997
         and 1996, respectively. Interest income on impaired loans of $28,915, $28,864 and $22,909 was recognized for cash payments received in the three months ended March 31, 1998, and the years ended December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for those periods was $247,857, $301,037 and $237,975, respectively.


         The Association is not committed to lend additional funds to debtors whose loans have been classified as nonperforming.


         At March 31, 1998, and December 31, 1997 and 1996, directorsand officers (related parties) owed the Association $495,614, $507,705, and $460,100 , respectively. During the three month period ended March 31, 1998, and the year ended December 31, 1996, no new loans were made to such related parties. During the year ended December 31, 1997, new loans to such related parties amounted to $98,500. Principal repayments by such related parties amounted to $12,091, $50,895 and $58,307 for the three month period ended March 31, 1998, and the years ended December 31, 1997 and 1996, respectively. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable trans-actions with others. These loans do not involve more than a normal risk of collectibility or carry other terms unfavorable to the Association.

C:       ALLOWANCE FOR LOSSES

         A summary of the changes in the allowance for loan losses for the three months ended March 31, 1998 and 1997, and the years ended December 31, 1997 and 1996, is as follows:


                                      Three months ended
                                    --------March 31,------         Years ended
                                       1998         1997      ------December 31,-----
                                   (Unaudited)  (Unaudited)      1997          1996
                                    ----------   ----------   ----------   ----------
         Balance - beginning
          of year................. $   403,768 $    361,857  $   361,857  $   317,857
         Provision for loan losses      12,000       12,000       42,147       38,868
         Charge-offs..............     (13,147)           -       (2,089)           -
         Recoveries...............           -            -        1,853        5,132
                                    ----------   ----------   ----------   ----------
                                   $   402,621 $    373,857  $   403,768  $   361,857
                                    ----------   ----------   ----------   ----------
                                    ----------   ----------   ----------   ----------


         There were no other real estate holdings or related allowance for real estate losses as of March 31, 1998, or as of December 31, 1997 and 1996.


D:       PREMISES AND EQUIPMENT

         Premises and equipment as of March 31, 1998, and December 31, 1997 and 1996 are summarized by major classifications as follows:


                                                  March 31,
                                                    1998      ------December 31,-----
                                                (Unaudited)      1997         1996
                                                 ----------   ----------   ----------
         Land.................................. $    22,416  $    22,416  $    22,416
         Office building.......................     255,262      255,262      255,262
         Furniture, fixtures and equipment.....     173,156      171,138      156,433
                                                 ----------   ----------   ----------
                                                    450,834      448,816      434,111
         Less: accumulated depreciation........     291,231      285,486      262,455
                                                 ----------   ----------   ----------
                                                $   159,603  $   163,330  $   171,656
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------


                                      Three months ended
                                    --------March 31,------         Years ended
                                       1998         1997      ------December 31,-----
                                   (Unaudited)  (Unaudited)      1997          1996
                                    ----------   ----------   ----------   ----------
         Depreciation expense..... $     5,745  $     6,750  $    23,031  $    27,182
                                    ----------   ----------   ----------   ----------
                                    ----------   ----------   ----------   ----------



E:       INVESTMENT SECURITIES

         The amortized cost and estimated market value of investments in securities are as follows as of March 31, 1998, and December 31, 1997 and 1996:


                                                       Gross      Gross    Estimated
                                          Amortized  Unrealized Unrealized   Market
                                             Cost      Gains      Losses     Value
                                          ---------  ---------- ---------- ---------

         Securities
          Available-for-Sale:
         March 31, 1998 (Unaudited)
         --------------------------
         FNMA mortgage-backed securities $1,812,919 $    5,292 $    6,822 $1,811,389
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------

         Decmeber 31, 1997
         -----------------
         FNMA mortgage-backed securities $1,943,217 $    8,696 $    4,228 $1,947,685
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------
         December 31, 1996
         -----------------
         FNMA mortgage-backed securities $1,428,965 $    2,893 $    5,170 $1,426,688
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------
         Securites
          Held-to-Maturity:
         March 31, 1998 (Unaudited)
         --------------------------
         U. S. Treasury securities
          and obligations of U.S.
          government corporations
          and agencies.................. $   15,152 $        - $       53 $   15,099
                                          ---------  ---------  ---------  ---------

         Mortgage-backed securities
          FNMA..........................  1,125,557      3,715     14,389  1,114,883
          GNMA..........................    153,169      2,511          -    155,680
          FHLMC.........................    918,202      7,882      5,560    920,524
                                          ---------  ---------  ---------  ---------
                                          2,196,928     14,108     19,949  2,191,087
                                          ---------  ---------  ---------  ---------
                                         $2,212,080 $   14,108 $   20,002 $2,206,186
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------
         Decmeber 31, 1997
         -----------------
         U. S. Treasury securities
          and obligations of U.S.
          government corporations
          and agencies.................. $   15,152 $        - $       67 $   15,085
                                          ---------  ---------  ---------  ---------
         Mortgage-backed securities
          FNMA..........................  1,173,209      5,945     17,772  1,161,382
          GNMA..........................    162,842      2,893        136    165,599
          FHLMC.........................  1,049,897      8,289     10,885  1,047,301
                                          ---------  ---------  ---------  ---------
                                          2,385,948     17,127     28,793  2,374,282
                                          ---------  ---------  ---------  ---------
                                         $2,401,100 $   17,127 $   28,860 $2,389,367
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------

         Decmeber 31, 1996
         -----------------
         U. S. Treasury securities
          and obligations of U.S.
          government corporations
          and agencies.................. $   15,152 $        - $      185 $   14,967
                                          ---------  ---------  ---------  ---------




                                                    Gross      Gross    Estimated
                                          Amortized  Unrealized Unrealized   Market
                                             Cost      Gains      Losses     Value
                                          ---------  ---------- ---------- ---------
         Mortgage-backed securities
          FNMA..........................  1,225,348        172     27,296  1,198,224
          GNMA..........................    199,727      2,529        231    202,025
          FHLMC.........................  1,310,032      7,710     20,643  1,297,099
                                          ---------  ---------  ---------  ---------
                                          2,735,107     10,411     48,170  2,697,348
                                          ---------  ---------  ---------  ---------
                                         $2,750,259 $   10,411 $   48,355 $2,712,315
                                         ---------- ---------- ---------- ----------
                                         ---------- ---------- ---------- ----------


         The following is a summary of maturities of securities held-to-maturity and available-for-sale as of March 31, 1998 and December 31, 1997:

   As of March 31, 1998 (Unaudited)
   --------------------------------

                       -------Held-to-Maturity------  ------Available-for-Sale-----
                       Weighted                       Weighted
                       Average  Amortized     Fair    Average  Amortized     Fair
                        Yield      Cost      Value     Yield      Cost      Value
                       -------- ---------  ---------  -------- ---------  ---------
   Due in one
    year or less.......  5.46% $   17,935 $   17,882        - $        - $        -
                         -----
   Due from one
    to five years......  5.83%    633,950    627,040    6.48%    207,002    208,818
                         -----    -------    -------    -----    -------    -------
   Due from five
    to ten years.......  8.44%     17,697     18,370        -          -          -
                         -----
   Due after ten
    years..............  6.36%  1,542,498  1,542,894    5.79%  1,605,917  1,602,571
                         -----  ---------  ---------    -----  ---------  ---------
                                ---------  ---------           ---------  ---------
                         6.22% $2,212,080 $2,206,186    5.87% $1,812,919 $1,811,389
                         -----                          -----
                                ---------  ---------           ---------  ---------
                                ---------  ---------           ---------  ---------

   As of December 31, 1997
   -----------------------

                       -------Held-to-Maturity------  ------Available-for-Sale-----
                       Weighted                       Weighted
                       Average  Amortized     Fair    Average  Amortized     Fair
                        Yield      Cost      Value     Yield      Cost      Value
                       -------- ---------  ---------  -------- ---------  ---------
   Due in one year
    or less............  5.38% $   17,652 $   17,584        - $        - $        -
                         -----
   Due from one to
    five years.........  5.94%    352,207    348,449    6.58%    242,642    244,434
                         -----                          -----
   Due from five to
    ten years..........  5.68%    342,198    337,277        -          -          -
                         -----
   Due after ten
    years..............  6.33%  1,689,043  1,686,057    6.66%  1,700,575  1,703,251
                         -----                          -----
                                ---------  ---------           ---------  ---------
                         6.17% $2,401,100 $2,389,367    6.65% $1,943,217 $1,947,685
                         -----                          -----
                                ---------  ---------           ---------  ---------
                                ---------  ---------           ---------  ---------



         The amortized cost and fair value of mortgage-backed securities are presented by contractual maturity in the preceding tables. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

         Mortgage-backed securities with a carrying amount of $212,175, $228,133 and $91,450 were pledged to secure deposits as required or permitted by law at March 31, 1998, and December 31, 1997 and 1996, respectively. See also Note G.


F:       DEPOSITS

         An analysis of customers' deposit accounts by interest rates as of March 31, 1998, and December 31, 1997 and 1996 follows:


                             -------1998-------               December 31,
                               Amount            -------1997-------  -------1996-------
                             (Unaudited)   %       Amount      %       Amount      %
                             -----------   -       ------      -       ------      -
 Balances by
  interest rate
 --------------
 Passbook and full-paid
  accounts 3.0%............ $ 3,421,037  16.66% $ 3,095,126  15.45% $ 2,813,249  13.88%
                             ---------- -------  ---------- -------  ---------- -------
 Certificate accounts
   3.0% to 4.0%............           -   0.00%           -   0.00%      81,593   0.40%
   4.2% to 5.7%............  13,060,605  63.61%  11,914,079  59.49%  10,773,925  53.13%
   5.8% to 6.7%............   1,538,731   7.49%   2,613,125  13.05%   4,226,911  20.84%
   6.8% to 7.7%............     110,000   0.54%     110,000   0.55%     110,000   0.54%
                             ---------- -------  ---------- -------  ---------- -------
                             14,709,336  71.64%  14,637,204  73.09%  15,192,429  74.91%
                             ---------- -------  ---------- -------  ---------- -------
 NOW accounts and money
  market accounts
  non-interest bearing.....     432,204   2.10%     403,533   2.02%     365,006   1.80%
   2.3% to 3.0%............   1,939,534   9.45%   1,857,322   9.27%   1,863,410   9.19%
                             ---------- -------  ---------- -------  ---------- -------
                              2,371,738  11.55%   2,260,855  11.29%   2,228,416  10.99%
                             ---------- -------  ---------- -------  ---------- -------
                             20,502,111  99.85%  19,993,185  99.83%  20,234,094  99.78%
 Accrued interest
  payable..................      31,729   0.15%      33,232   0.17%      44,230   0.22%
                             ---------- -------  ---------- -------  ---------- -------
                            $20,533,840 100.00% $20,026,417 100.00% $20,278,324 100.00%
                             ---------- -------  ---------- -------  ---------- -------
                             ---------- -------  ---------- -------  ---------- -------


         The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $2,099,468, $2,089,962 and $2,060,430 at
         March 31, 1998, and December 31, 1997 and 1996, respectively. Deposit amounts in excess of $100,000 are not federally insured.

        Maturities of certificates of deposit accounts are as follows:


                                                 March 31,
                                                   1998       December 31,
                                                (Unaudited)       1997
                                               ------------   ------------
                 One year or less.............  $ 9,667,378    $10,078,592
                 Over one to two years........    2,750,009      2,405,992
                 Over two to three years......    1,668,889      1,477,653
                 Over three years.............      623,060        674,967
                                                 ----------     ----------
                                                $14,709,336    $14,637,204
                                                 ----------     ----------
                                                 ----------     ----------


         Interest paid on deposits during 1997 and 1996 was $920,214 and $919,472, respectively, and $224,729 and $234,294 for the three months ended March 31, 1998 and 1997, respectively.

         Officers' and directors' savings accounts amounted to $234,393 at March 31, 1998, and $376,477 and $445,190 at December 31, 1997 and 1996,
         respectively.


G:       ADVANCES FROM FHLB AND OTHER BORROWED MONEY

         Advances from the Federal Home Loan Bank as of March 31, 1998 total $452,100, carry an interest rate of 5.55% and mature on April 21, 1998. Advances outstanding as of December 31, 1997, carrying an interest rate of 5.9% and maturing on January 8, 1998, amounted to $610,000.

         These advances are collateralized by pledge of certain FNMA participa tion certificates with outstanding principal balances net of unamor tized purchase premiums and discounts of $816,819 at March 31, 1998 and $651,309 at December 31, 1997.

         Interest paid on advances from the Federal Home Loan Bank for the three month period ending March 31, 1998 was $6,923 and $7,003 for the year ended December 31, 1997.

         The Association had no advances from the FHLB or other borrowed money during 1996, or for the three month period ending March 31, 1997. Consequently, no interest was paid on borrowings for those periods.


H:       LOAN SERVICING

         Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans at March 31, 1998 and December 31, 1997 and 1996 are summarized as follows:


                                                  March 31,
                                                    1998      ------December 31,-----
                                                (Unaudited)      1997         1996
                                                 ----------   ----------   ----------
         Mortgage loans underlying FHLMC
          mortgage-backed securities..........  $   735,465  $   772,342  $   936,306
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------


     Revenue from loan servicing is as follows:


                                       Three months ended
                                     -------March 31,-------        Years ended
                                        1998        1997      ------December 31,-----
                                    (Unaudited) (Unaudited)      1997         1996
                                     ----------  ----------   ----------   ----------
                                    $      803  $     1,019  $     3,780  $     4,723
                                     ----------  ----------   ----------   ----------
                                     ----------  ----------   ----------   ----------

         Custodial escrow balances maintained in connection with the foregoing loan servicing were $2,823, $3,229 and $3,184 at March 31, 1998, and December 31, 1997 and 1996, respectively.


I:       ACCRUED INTEREST RECEIVABLE

         Accrued interest receivable at March 31, 1998, and December 31, 1997 and 1996 is summarized as follows:


                                                  March 31,
                                                    1998      ------December 31,-----
                                                (Unaudited)      1997         1996
                                                 ----------   ----------   ----------
                Investment securities.......... $        65  $       260  $     1,000
                Mortgage-backed securities.....      26,616       28,932       28,460
                Loans receivable...............      51,792       51,202       47,808
                                                 ----------   ----------   ----------
                                                $    78,473  $    80,394  $    77,268
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------


J:       FEDERAL INCOME TAXES

         Income tax expense for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997 and 1996 is summarized as follows:


                                      Three months ended            Years ended
                                    --------March 31,------   ------December 31,-----
                                       1998         1997         1997          1996
                                   (Unaudited)  (Unaudited)     (Restated - Note P)
                                    ----------   ----------   ----------   ----------

         Current expense.......... $    25,115  $    20,007  $    98,566  $    52,415
         Deferred expense
          (benefit)...............       1,346         (247)        (432)      17,497
                                    ----------   ----------   ----------   ----------
                                   $    26,461  $    19,760  $    98,134  $    69,912
                                    ----------   ----------   ----------   ----------
                                    ----------   ----------   ----------   ----------

         Deferred income tax assets and liabilities are reflected in the accompanying balance sheets as follows:


                                                March 31,   ------December 31,-----
                                                    1998         1997         1996
                                                 (Unaudited)    (Restated - Note P)
                                                 ----------   ----------   ----------
                Deferred tax liabilities....... $   (76,615) $   (76,001) $   (64,681)
                Deferred tax assets............     112,451      110,733       91,858
                Deferred tax asset valuation
                 allowance.....................     (51,523)     (51,112)     (41,526)
                                                 ----------   ----------   ----------
                Net deferred tax liability
                 (included in other liabilities
                  and deferrals)............... $   (15,687) $   (16,380) $   (14,349)
                                                 ----------   ----------   ----------
                                                 ----------   ----------   ----------

         Provision for federal income taxes differs from that computed at the statutory 34% corporate tax rate, as follows:


                                          Three months ended March 31,                  Years Ended December 31,
                                    -------1998-------   -------1997-------   -------1997--------   --------1996-------
                                                Effec-               Effec-     Amount     Effec-     Amount     Effec-
                                                 tive                 tive   (Restated -    tive   (Restated -    tive
                                      Amount     Rate      Amount     Rate     Note P)      Rate     Note P)      Rate
                                    ---------   ------   ---------   ------   ----------   ------   ----------   ------
         Tax at statutory rate.... $   26,905      34%  $   17,881      34%  $    89,039      34%  $    42,750      34%
         Increase (decrease) in
          taxes:
           Effect of graduated tax
             rates................          -       -       (1,086)     -2%       (1,970)     -1%       (8,067)     -6%
           Deferred tax effect
            thrift bad debt
            reserve adjustment....          -       -            -       -            -        -        29,058      23%
           Other..................       (444)     -1%       2,965       6%       11,065       4%        6,171       5%
                                    ---------   ------   ---------   ------   ----------   ------   ----------   ------
                                   $   26,461      33%  $   19,760      38%  $    98,134      37%  $    69,912      56%
                                    ---------   ------   ---------   ------   ----------   ------   ----------   ------
                                    ---------   ------   ---------   ------   ----------   ------   ----------   ------

         The Association paid income taxes of $50,910 and $41,926 during the years ended December 31, 1997 and 1996, respectively and $47,667 during the three month period ending March 31, 1998. No income taxes were paid during the three month period ending March 31, 1997.

         In prior years, the Association was allowed special bad debt deduc tions under various income tax provisions. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than bad debt losses, they become subject to federal income tax at the then current corporate rate. Retained earnings at March 31, 1998, and December 31, 1997 and 1996, include $110,577 for which federal income tax has not been provided. The unrecorded de ferred liability on this amount is approximately $37,600. Additionally, With the repeal in 1996 of the thrift bad debt reserve method that allowed for bad debt deductions based upon a percentage of taxable income, the Association is required to recapture over a six year period the $85,465 portion of its bad debt reserves accumulated under that method that exceeds allowable reserves under the experience method.

K:       COMMITMENTS AND CONTINGENCIES



         The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recog nized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the involvement the Association has in particular classes of financial instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Associa tion evaluates each customer's credit worthiness on a case-by-case basis. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments is represented by the contractual notional amount of those instruments.

         As of March 31, 1998, and December 31, 1997 and 1996, the Association was committed to grant adjustable-rate mortgage loans with contract notional amounts of $564,800, $518,400 and $28,000, respectively. Additionally, the Association had issued lines of credit with contract notional amounts of the unused portion totalling $85,884, $105,716 and $108,733 as of March 31, 1998, and December 31, 1997 and 1996,
         respectively.


L:       PROFIT-SHARING PLAN

         The Association provides a non-contributory defined contribution retirement plan for all eligible employees. Contributions to the plan are based upon employee compensation at rates not to exceed 15% as determined annually by the Board of Directors. Contributions to the plan were $31,151 and $22,575 for the years ended December 31, 1997 and 1996, respectively. No contributions were made to the plan during the three month periods ended March 31, 1998 and 1997.


M:       NONCASH INVESTING AND FINANCING ACTIVITIES

         There were no noncash investing and financing activities for the years ended December 31, 1997 and 1996 or for the three month periods ended March 31, 1998 and 1997.


N:       RELATED PARTY TRANSACTIONS

         An Association director is a partner in a local law firm which provides legal services to the Association. Fees paid to the law firm amounted to $4,800 and $3,600 for the years ended December 31, 1997 and 1996, respectively, and $1,200 in each of the three month periods ended March 31, 1998 and 1997.

O:       REGULATORY MATTERS

         The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision ("OTS"). Failure to meet the minimum regulatory capital requirements can trigger certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and its financial state ments. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and rati os of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of March 31, 1998 and December 31, 1997 and 1996, the Association meets the capital adequacy requirements to which it is subject.

         As of March 31, 1998, and December 31, 1997 and 1996, based upon the most recent regulatory filings with OTS, the Association was catego rized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Association will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below.

         The actual and required capital amounts and ratios applicable to the Association are presented in the table below, including a reconcilia tion of capital under generally accepted accounting principles ("GAAP") to such amounts reported for regulatory purposes.


                                                                                     To Be Well
                                                                                    Capitalized
                                                                  Minimum            For Prompt
                                                                for Capital          Corrective
                                                                  Adequacy             Action
                                               Actual             Purposes           Provisions
                                          ---------------     ---------------     ---------------
                                          Ratio    Amount     Ratio    Amount     Ratio    Amount
                                          -----    ------     -----    ------     -----    ------
                                                          (Thousands of dollars)
         March 31, 1998 (Unaudited)
         --------------------------
         Total equity, and ratio
          to total assets................   7.3%  $ 1,671
                                          ------
                                          ------
         Unrealized losses on securities
          available for sale.............               1
                                                   ------
         Tangible capital, and ratio to
          adjusted total assets..........   7.3%  $ 1,672       1.5%  $   341
                                          ------   ------     ------   ------
                                          ------   ------     ------   ------

                                                                                     To be Well
                                                                                    Capitalized
                                                                  Minimum            For Prompt
                                                                for Capital          Corrective
                                                                  Adequacy             Action
                                               Actual             Purposes           Provisions
                                          ---------------     ---------------     ---------------
                                          Ratio    Amount     Ratio    Amount     Ratio    Amount
                                          -----    ------     -----    ------     -----    ------
                                                          (Thousands of dollars)

         March 31, 1998 (Unaudited)
         --------------------------
         Tier 1 (core) capital, and ratio
          to adjusted total assets.......   7.3%  $ 1,672       3.0%  $   683       5.0%  $ 1,138
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------
         Tier 1 (core) capital, and ratio
          to risk-weighted assets........  14.2%  $ 1,672                           6.0%  $   707

                                          ------                                  ------   ------
                                          ------                                  ------   ------
         Allowance for loan losses.......             149
                                                   ------


         Total risk-based capital, and
          ratio to risk-weighted assets..  15.5%  $ 1,821       8.0%  $   942      10.0%  $ 1,178
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------
         Total assets....................         $22,764
                                                   ------
                                                   ------
         Adjusted total assets...........         $22,765
                                                   ------
                                                   ------
         Risk-weighted assets............         $11,775
                                                   ------
                                                   ------

         December 31, 1997 (Restated)
         ----------------------------
         Total equity, and ratio
          to total assets................   7.2%  $ 1,622
                                          ------
                                          ------
         Unrealized gains on securities
          available for sale.............              (3)
                                                   ------
         Tangible capital, and ratio to
          adjusted total assets..........   7.2%  $ 1,619       1.5%  $   336
                                          ------   ------     ------   ------
                                          ------   ------     ------   ------

         Tier 1 (core) capital, and ratio
          to adjusted total assets.......   7.2%  $ 1,619       3.0%  $   672       5.0%  $ 1,120
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------
         Tier 1 (core) capital, and ratio
          to risk-weighted assets........  14.1%  $ 1,619                           6.0%  $   691

                                          ------                                  ------   ------
                                          ------                                  ------   ------
         Allowance for loan losses.......             146
                                                   ------

         Total risk-based capital, and
          ratio to risk-weighted assets..  15.3%  $ 1,765       8.0%  $   921      10.0%  $ 1,151
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------
         Total assets....................         $22,395
                                                   ------
                                                   ------
         Adjusted total assets...........         $22,392
                                                   ------
                                                   ------
         Risk-weighted assets............         $11,513
                                                   ------
                                                   ------

                                     F-23


                                                                                     To Be Well
                                                                                    Capitalized
                                                                  Minimum            For Prompt
                                                                for Capital          Corrective
                                                                  Adequacy             Action
                                               Actual             Purposes           Provisions
                                          ---------------     ---------------     ---------------
                                          Ratio    Amount     Ratio    Amount     Ratio    Amount
                                          -----    ------     -----    ------     -----    ------
                                                          (Thousands of dollars)
         December 31, 1996 (Restated)
         ----------------------------
         Total equity, and ratio
          to total assets................   6.7%  $ 1,454
                                          ------
                                          ------
         Unrealized losses on securities
          available for sale.............               1
                                                   ------
         Tangible capital, and ratio to
          adjusted total assets..........   6.7%  $ 1,455       1.5%  $   327
                                          ------   ------     ------   ------
                                          ------   ------     ------   ------
         Tier 1 (core) capital, and ratio
          to adjusted total assets.......   6.7%  $ 1,455       3.0%  $   654       5.0%  $ 1,090
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------
         Tier 1 (core) capital, and ratio
          to risk-weighted assets........  13.7%  $ 1,455                           6.0%  $   636

                                          ------   ------                         ------   ------
                                          ------   ------                         ------   ------

         Allowance for loan losses.......             134
                                                   ------


         Total risk-based capital, and
          ratio to risk-weighted assets..  15.0%  $ 1,589       8.0%  $   849      10.0%  $ 1,061
                                          ------   ------     ------   ------     ------   ------
                                          ------   ------     ------   ------     ------   ------

         Total assets....................         $21,804
                                                   ------
                                                   ------
         Adjusted total assets...........         $21,805
                                                   ------
                                                   ------
         Risk-weighted assets............         $10,607
                                                   ------
                                                   ------



P:       RESTATEMENTS AND PRIOR PERIOD ADJUSTMENT

         Financial statements as of and for the years ended December 31, 1997 and 1996 have been restated. The accompanying statements now include a presentation of comprehensive income as required under the provi sions of Statement of Financial Accounting Standards No. ("SFAS") 130 Reporting of Comprehensive Income, which is effective for periods beginning after December 15, 1997, and requires presentation of comprehensive income for prior periods presented on a comparative basis.

         In addition, disclosure of information about the fair value of financial instruments under SFAS No. 107 as of December 31, 1997 and 1996, not previously required under the provisions of SFAS No. 126 Exemption From Certain Required Disclosures About Financial Instru ments For Certain Nonpublic Entities, is presented in Note Q.

P:       RESTATEMENTS AND PRIOR PERIOD ADJUSTMENT (Continued)


         The December 31, 1997 and 1996 financial statements have also been restated to correct certain errors in those periods in order to reflect adjustments to deferred income tax expense and related assets and liabilities. Such adjustments give effect to timing differences related to the recognition of stock dividends from the Federal Home Loan Bank and changes to the income tax bad debt reserves precipitated by income tax law changes in August, 1996. Deferred tax assets included in other assets have been decreased by $3,318 and $7,484 in 1997 and 1996, respectively. Deferred tax liabilities included in other liabilities and deferrals have been increased by $16,380 and $14,349 in 1997 and 1996, respectively. As a result, the provision for federal income taxes was decreased and net income was increased by $2,135 in 1997, and in 1996, the provision for federal income taxes was increased and net income was reduced by $21,833. Accordingly, previously reported retained earnings as of December 31, 1996 was decreased by $21,833, and by $19,698 as of December 31, 1997.



Q:       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Financial instruments are defined as cash and contractual rights and obligations that require settlement, directly or indi rectly, in cash. In cases where quoted market prices are not available, fair values have been estimated using the present value of future cash flows or other valuation techniques. The results of these techniques are highly sensitive to the assumptions used, such as those concerning appropriate discount rates and estimates of future cash flows, which require considerable judgement. Accordingly, estimates presented herein are not necessarily indicative of the amounts the Association could realize in a current settlement of the underlying financial instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure re quirements. These disclosures should not be interpreted as represent ing an aggregate measure of the underlying value of the Association.

         The Association does not maintain any investment or participation in financial instruments or agreements whose value is linked to, or derived from, changes in the value of some underlying asset or index. Such instruments or agreements include futures, forward contracts, option contracts, interest-rate swap agreements, and other financial arrangements with similar characteristics, and are commonly referred to as derivatives.

Q:       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         The estimated fair value of the Association's financial instruments were as follows:

                                  -March 31, 1998- -----------December 31,-----------
                                       (Unaudited) ------1997------ ------1996------
                                          Estimated         Estimated         Estimated
                                   Carrying  Fair    Carrying  Fair    Carrying  Fair
                                    Amount   Value    Amount   Value    Amount   Value
                                   -------  -------  -------  -------  -------  -------
      FINANCIAL ASSETS:                   (All amounts in thousands of dollars)
      Cash and amounts due from
       depository institutions... $   141  $   141  $   143  $   143  $    71  $    71
      Interest-bearing deposits
       with other institutions...   1,556    1,556      967      967    1,737    1,737
      Investment securities......   4,023    4,018    4,349    4,337    4,177    4,139
      Loans receivable, net......  16,418   16,936   16,318   16,679   15,194   15,480
      Accrued interest receivable      78       78       80       80       77       77
      FHLB stock.................     368      368      363      363      342      342

      FINANCIAL LIABILITIES:
      Deposits................... $20,534  $20,555  $20,026  $20,042  $20,278  $20,328
      Advances from FHLB.........     452      452      610      610        -        -
      Advances by borrowers for
       taxes and insurance.......      14       14       15       15       17       17
      Other liabilities..........      80       80      109      109       45       45


         The following significant methods and assumptions were used by the Association in estimating the fair value of financial instruments.

         Cash and short-term investments
         The carrying value of highly liquid instruments, such as cash on hand and amounts due from depository institutions, and interest-earning deposits in other institutions, provides a reasonable estimate of their fair value.

         Investment securities
         Fair value estimates for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest on securities approximates its fair value.

         Loans receivable, net of allowance
         The fair values for loans are estimated through discounted cash flow analysis, using current rates at which loans with similar terms would be made to borrowers of similar credit quality. Appropriate adjustments are made to reflect probable credit losses. The carrying amount of accrued interest on loans approximated its fair value.

         Federal Home Loan Bank Stock
         The value of Federal Home Loan Bank stock is set by the Bank's board at $100 per share.

Q:       ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

         Deposits
         SFAS No. 107 specifies that the fair value of deposit liabilities with no defined maturity is the amount payable on demand at the reporting date, i.e., their carrying or book value. These deposits, which include interest and non-interest bearing checking, passbook and full- paid share savings, and money market accounts, represented approximately 28%, 27% and 25% of total deposits at March 31, 1998 and December 31, 1997 and 1996, respectively. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered on certifi cates of similar remaining maturities to a schedule of aggregate expected cash flows on time deposits.

         The carrying amount of accrued interest payable on deposits approxi mates its fair value.

         Advances from Federal Home Loan Bank
         The carrying amounts of borrowings from the Federal Home Loan Bank, because of their short-term maturity, approximate their fair values.

         Advances by borrowers for taxes and insurance (escrows) The carrying amount of escrow accounts approximate fair value.

         Off-balance-sheet instruments
         Off-balance-sheet financial instruments include commitments to extend credit, letters of credit, and other financial guarantees. The fair value of such instruments is estimated using fees currently charged for similar arrangements in the marketplace, adjusted for changes in terms and credit risk as appropriate. The estimated fair value for these instruments was not significant at March 31, 1998, or December 31, 1997 and 1996. The contract or notional amounts of the Associa tion's financial instruments with off-balance-sheet risk are disclosed in Note K.


R:       ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

         On April 7, 1998, the Board of Directors of The Iberville Building and Loan Association adopted a Plan of Conversion ("the Plan"), which proposes the conversion of the Association from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association to be known as "The Iberville Building and Loan Association" (the "Association", in its mutual or stock form, as the sense of the reference requires) and the concurrent issuance of its capital stock to IBL Bancorp, Inc. ("the newly formed Holding Company").

R:       ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (Continued)

         The Plan provides that non-transferable subscription rights to purchase Common Stock of IBL Bancorp, Inc. will be offered first to Eligible Account Holders of record as of the close of business on December 31, 1996; then to Tax-Qualified Employee Stock Ownership Plan; then to Supplemental Eligible Account Holders of record as of the close of business on June 30, 1998; then to Other Members which include other depositors as of a date to be specified and borrowers on that date whose loans are secured by real estate; and, then to directors, officers and employees of the Association not otherwise qualified. Shares of Common Stock remaining unsold after the Subscription Offering, if any, will be offered for sale to the public through a Community Offering, as determined by the Boards of Directors of the Holding Company and the Association in their sole discretion. The common stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an indepen dent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the deter mination of the price at which shares will be sold. The costs of issuing the common stock will be deferred and deducted from the sale proceeds. The Association had incurred no stock issuance costs as of March 31, 1998. If the conversion is not completed, deferred costs will be charged to operations.

         In accordance with OTS Regulations, at the time that the Association converts from a mutual savings and loan association to a stock savings and loan association, the Association will establish a liquidation account with an initial balance equal to the Association's retained earnings as of the date of the latest balance sheet appearing in the prospectus. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account will be reduced annually to the extent that the eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Association, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Association may not pay dividends or repurchase its common stock if such dividends or repurchases would reduce its equity below applicable regulatory capital requirements or the required liquidation account amount.

         Under current OTS regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends, stock repurchases and other transactions charged to the capital account. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to savings institutions which are both well-capitalized and given favorable qualitative examination ratings by the OTS. Generally, such an insti tution which has "capital" in excess of its fully-phased-in regulatory

R:       ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (Continued)

         capital requirements may, after notifying the OTS, make capital distributions in any year equal to the higher of (i) net income for the year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four quarter period. Other savings institutions would be subject to more stringent procedural and substantive requirements, the most restrictive being a requirement for prior OTS approval of any capital distribution. OTS regulations also preclude stock repurchases during the first three years following the conversion unless certain criteria are satisfied.


S:       NEW ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share, is effective for interim and annual periods ending after December 31, 1997. This statement specifies new computation, presentation, and disclosure standards relative to earnings per share data for entities with publicly held common stock. Iberville is presently a mutual association and earnings per share disclosures are not applicable. However, the provisions of the statement will be adopted and applied upon conversion of the Association as outlined in Note R above.

         Statement of Financial Accounting Standards No. 129 (SFAS 129), Disclosure of Information about Capital Structure, is effective for financial statements for periods ending after December 15, 1997. This statement establishes standards for disclosure of information about an entity's capital structure. The Association's capital structure as it is presently constituted is presented in conformity with the provi sions of this pronouncement.

         Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for the determination, reporting and presentation of comprehensive income and its components in financial statements. This statement has already been adopted by the Association effective January 1, 1998, and as indicated in Note P above, prior periods have been restated and reclassified to reflect the presentation and disclosure of comprehensive income in accordance with the provisions of this statement.

         Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires the enterprise to report certain information about its products and services, the geographic areas in which it operate, and its major customers. Since the Association currently has only one operating segment, management believes that the additional reporting and disclosure requirements of this statement will not materially affect the presentation of the Association's financial position or results of its operations.

         Statement of Financial Accounting Standards No. 132 (SFAS 132), Employers' Disclosures about Pensions and Other Postretirement Benefits, is effective for fiscal years beginning after December 15, 1997. This statement requires that employers' make certain disclo sures about pension and other postretirement benefit plans. The Association presently has no defined-benefit pension or other postretirement benefit plans, and disclosures regarding the defined-contribution, profit-sharing plan are in conformity with the provi sions of the statement.

         Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Early application of the provisions of this statement is encouraged, but it shall not be applied retroactively to financial statements of prior periods. This statement establishes additional accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Association does not currently have any financial instruments that meet the Standard's definition of a derivative. Consequently, the provisions of this pronouncement will not materially affect the financial position or the results of operations of the Association.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Association or Trident. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                           ---------------------
                             TABLE OF CONTENTS
                           ---------------------


                                                                        Page

Summary..............................................................    4
Selected Financial Data..............................................   11
Summary of Recent Developments........................................  13
Risk Factors..........................................................  15
Proposed Management Purchases.........................................  22
Use of Proceeds.......................................................  22
Dividend Policy.......................................................  24
Market for Common Stock...............................................  24
Regulatory Capital....................................................  25
Capitalization........................................................  27
Pro Forma Data........................................................  29
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................................................  34
Business..............................................................  45
Regulation...........................................................   64
Taxation.............................................................   74
Management............................................................  76
The Conversion........................................................  84
Restrictions on Acquisition of the
 Company and the Association........................................... 99
Description of Capital Stock of the
 Company.............................................................  105
Experts..............................................................  106
Legal Matters........................................................  107
Additional Information...............................................  107
Index to Financial Statements........................................  108




Until _________, 1998 or 90 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                             276,000 Shares
                         (Anticipated Maximum)
            (Subject to Increase to Up to 317,400 Shares)



                           IBL BANCORP, INC.


                    (Proposed Holding Company for
            The Therville Building and Loan Association)


                      Trident Securities, Inc.




                            COMMON STOCK


                       --------------------
                            PROSPECTUS
                       --------------------


                           August __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers.

         In accordance with the Business Corporation Law of the State of Louisiana, Article 8 of the Corporation's Articles of Incorporation provides as follows:

         Article 8. Indemnification, etc. of Officers, Directors, Employees and Agents.

         A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.

         B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

         C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

         D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

         E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the

Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

         F. Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

         G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

         H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Item 25. Other Expenses of Issuance and Distribution.

     SEC filing fees...............................................  $     936
     OTS filing fees...............................................      8,400
     OFI filing fees...............................................      1,750
     Printing, postage and mailing ................................     50,000
     Legal fees....................................................     95,000
     Blue Sky filing fees and expenses.............................      7,500
     Accounting fees and expenses..................................     40,000
     Trident Securities:
        Underwriting fees..........................................     75,000
        Out-of-pocket expenses, including legal fees...............     37,500
     Appraiser's fees and expenses, including business plan........     23,000
     Conversion agent fees and expenses............................      7,000
     Transfer agent and stock certificates.........................      5,000
     Miscellaneous.................................................     23,914
                                                                      --------

          Total....................................................   $375,000
                                                                      --------
                                                                      --------


Item 26. Recent Sales of Unregistered Securities

         The only securities sold by the Registrant to date consist of 100 shares of common stock issued on June 22, 1998, to its sole incorporator, The Iberville Building and Loan Association, for $10.00 per share, which shares will be cancelled upon consummation of the Conversion. Because the shares were sold to only one entity and were sold only to facilitate the incorporation of the Registrant, the sale was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 27. Exhibits

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      List of Exhibits (filed herewith unless otherwise noted)



1.1*     Engagement Letter dated April 23, 1998 with Trident Securities, Inc.
1.2*     Form of Agency Agreement with Trident Securities, Inc.
2.1*     Plan of Conversion
3.1*     Articles of Incorporation of IBL Bancorp, Inc.
3.2*     Bylaws of IBL Bancorp, Inc.
4.1*     Form of Stock Certificate of IBL Bancorp, Inc.
5.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
8.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
8.2*     Opinion of L.A. Champagne & Co., L.L.P. regarding Louisiana income tax consequences
8.3*     Opinion of Ferguson & Company regarding subscription rights
10.1*    Form of Employment Agreement between IBL Bancorp, Inc., The
         Iberville Building and Loan Association and G. Lloyd Bouchereau, Jr.
10.2*    Form of Employment Agreement between IBL Bancorp, Inc., The Iberville
         Building and Loan Association and Danny M. Strickland


23.1     Consent of L. A. Champagne & Co.
23.2*    Consent of Ferguson & Company
23.3*    Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.1 and 8.1)
24.1     Power of Attorney (included in the Signature Page to the original filing of this Registration
         Statement)
27.1*    Financial Data Schedule
99.1*    Proxy Statement and form of proxy for solicitation of members of The
         Iberville Building and Loan Association
99.2**   Appraisal Report of Ferguson & Company
99.3*    Stock Order Form
99.4     Marketing Materials




--------------------------


*  ^ Previously filed ^.
** Filed by Form SE.


         (b)      Financial Statement Schedules

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended Registration Statement to be signed on its behalf by the undersigned, in the city of Plaquemine, State of Louisiana, on ^ July 31, 1998.



                                   IBL BANCORP, INC.



                                   By:    /s/ G. Lloyd Bouchereau, Jr.
                                          -------------------------------------
                                          G. Lloyd Bouchereau, Jr.
                                          President and Chief Executive Officer



        In accordance with the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints G. Lloyd Bouchereau, Jr. his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.





                Name                              Title                           Date
--------------------------------------     ----------------------         --------------------

/s/ G. Lloyd Bouchereau, Jr.                 Director, President and          July 31, 1998
--------------------------------------       Chief Executive Officer
G. Lloyd Bouchereau, Jr.                     (principal financial and
                                             accounting officer)

/s/ John L. Delahaye                         Director                         July 31, 1998
-------------------------------------
John L. Delahaye

/s/ Gary K. Pruitt                           Director and                     July 31, 1998
---------------------------------------      Secretary-Treasurer
Gary K. Pruitt


/s/ Bobby E. Stanley                         Director                         July 31, 1998
---------------------------------------
Bobby E. Stanley

/s/ Edward J. Steinmetz                      Director                         July 31, 1998
---------------------------------------
Edward J. Steinmetz

/s/ Danny M. Strickland                      Director                         July 31, 1998
---------------------------------------
Danny M. Strickland


                                  EXHIBIT INDEX

1.1*     Engagement Letter dated April 23, 1998 with Trident Securities, Inc.
1.2*     Form of Agency Agreement with Trident Securities, Inc.
2.1*     Plan of Conversion
3.1*     Articles of Incorporation of IBL Bancorp, Inc.
3.2*     Bylaws of IBL Bancorp, Inc.
4.1*     Form of Stock Certificate of IBL Bancorp, Inc.
5.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities
8.1*     Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences
8.2*     Opinion of L.A. Champagne & Co., L.L.P. regarding Louisiana income tax consequences
8.3*     Opinion of Ferguson & Company regarding subscription rights
10.1*    Form of Employment Agreement between IBL Bancorp, Inc., The Iberville
         Building and Loan Association and G. Lloyd Bouchereau, Jr.
10.2*    Form of Employment Agreement between IBL Bancorp, Inc., The Iberville Building and Loan
         Association and Danny M. Strickland
23.1     Consent of L. A. Champagne & Co.
23.2*    Consent of Ferguson & Company
23.3*    Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.1 and 8.1)
24.1     Power of Attorney (included in the Signature Page to the original filing of this Registration
         Statement)
27.1*    Financial Data Schedule
99.1*    Proxy Statement and form of proxy for solicitation of members of The
         Iberville Building and Loan Association
99.2**   Appraisal Report of Ferguson & Company
99.3*    Stock Order Form
99.4     Marketing Materials


----------------------------

*  Previously filed.
** Filed by Form SE.